As filed with the Securities and Exchange Commission on July 18 , 2011

Registration No. 333-174642

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
———————————
FORM S-1/A
(Amendment No. 2)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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CORD BLOOD AMERICA, INC.
(Exact name of registrant as specified in its charter)

Florida	8071	65-1078768
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1857 Helm Drive
Las Vegas, NV  89119
(702) -914-7250
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
———————————

Matthew Schissler, Chief Executive Officer
1857 Helm Drive
Las Vegas, NV  89119
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
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Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered(1)	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee	Date Due
Common stock, $0.0001 par value	20,652,270	(1)	$0.27	$5,576,113	$647.39
Total	20,652,270		$0.27	$5,576,113	$647.39

1.
These shares are being registered pursuant to a Securities Purchase Agreement dated as of June 27, 2008 and the Amendment No.1 to Securities Purchase Agreement dated as of January 22, 2009, and the Amendment to Securities Purchase Agreement dated as of May 11, 2011, each between Cord Blood America, Inc and Tangiers Investors, LP.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
DATED JULY 18 , 2011

PROSPECTUS
CORD BLOOD AMERICA, INC.
20,652,270 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the resale of 20,652,270 shares of our common stock, par value of $0.0001, by certain individuals and entities who beneficially own shares of our common stock. We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from this offering. However, the Company will receive proceeds from the sale of our common stock under the Securities Purchase Agreement and the amendments thereto, which were entered into between the Company and Tangiers Investors, LP, (“Tangiers”), the selling stockholder. We agreed to allow Tangiers to retain 10% of the proceeds raised under the Securities Purchase Agreement, which is more fully described below.

Pursuant to the Securities Purchase Agreement, before the below described amendments, we were able, at our discretion, to periodically issue and sell to Tangiers shares of our common stock for a total purchase price of $4,000,000.

On January 22, 2009, we entered into Amendment No.1 to Securities Purchase Agreement with Tangiers (“Amendment No. 1”). Amendment No. 1 removed the Floor Price under the Securities Purchase Agreement which was previously set at $0.01, which meant that if our stock price fell below $0.01 we could not sell our stock to Tangiers in order to receive cash advances under the Securities Purchase Agreement. By removing this limitation we can now sell shares of our common stock to Tangiers if the stock price falls below $0.01. Amendment No. 1 also revised the “Maximum Advance Amount” under the Securities Purchase Agreement so that the maximum amount of each advance that the Company could draw under the Securities Purchase Agreement would be limited to the average daily trading volume in dollar amount during the 10 trading days preceding the advance date. No advance will be made in an amount lower than the $10,000 or higher than $250,000. Finally, Amendment No. 1 eliminated the Company’s right to terminate the Securities Purchase Agreement with 45 days written notice in the event the Company’s stock price remained at an amount equal to 50% of the floor price of $0.01 and remained there for a period of at least 90 days.

On May 11, 2011, we entered into an Amendment to Securities Purchase Agreement with Tangiers (“Amendment No. 2”).  Amendment No. 2 changed total purchase price up to which we may issue and sell shares of our common stock to Tangiers, from a total purchase price of $4,000,000 to a total purchase price of $8,000,000.  In addition, Amendment No. 2 changed the “Market Price” (the effect of this term is to be determined by reviewing the Securities Purchase Agreement) of the common stock which may be issued and sold to Tangiers from the bid price daily volume weighted average price of the common stock during the Pricing Period (defined in the Securities Purchase Agreement) to the lowest daily volume weighted average price of the common stock, as quoted by Bloomberg, L.P., during the Pricing Period.

We have obtained $2,423,887 in cash advances under the Securities Purchase Agreement, which means we now have $5,576,113 available to us under the Securities Purchase Agreement.  Prior to this registration statement, the Company has filed registration statements with the Securities and Exchange Commission, to register a total of 706,195,119 shares of common stock issuable pursuant to the Securities Purchase Agreement, which said shares were registered prior to the recent 100 to 1 reverse split of our common stock. Under this registration statement we are registering an additional 20,652,270 shares of our common stock. We will issue these additional shares to Tangiers in order to receive advances under the Securities Purchase Agreement. This registration statement must be declared effective prior to us being able to issue those additional shares to Tangiers so that we may obtain cash advances under the Securities Purchase Agreement.

The shares of our common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices. On May 25, 2011, the last reported sale price of our common stock was $0.30 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CBAI.OB.” These prices will fluctuate based on the demand for the shares of our common stock. Tangiers is a selling stockholder under this registration statement and intends to sell shares that we will issue to them pursuant to the Securities Purchase Agreement so that we may receive financing pursuant to the Securities Purchase Agreement. As of May 25, 2011 the number of shares that we are registering for sale under this registration statement, upon issuance would equal approximately 22.75% of our outstanding common stock. With the exception of Tangiers, who is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate thirty-six (36) months after the SEC first declared effective a registration statement pursuant to the Stock Purchase Agreement. None of the proceeds from the sale of our common stock by the selling stockholders will be placed in escrow, trust or any similar account.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” DETAILED BELOW TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is July 18 , 2011

CORD BLOOD AMERICA, INC.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD LOOKING STATEMENTS	8
THE OFFERING	8
USE OF PROCEEDS	10
DETERMINATION OF OFFERING PRICE	10
DILUTION	10
SELLING SHAREHOLDERS	11
PLAN OF DISTRIBUTION	12
LEGAL PROCEEDINGS	14
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
DESCRIPTION OF SECURITIES TO BE REGISTERED	18
EXPERTS	19
VALIDITY OF SECURITIES	19
DESCRIPTION OF BUSINESS	19
NOTE REGARDING FORWARD LOOKING STATEMENTS	30
MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
DESCRIPTION OF PROPERTY	38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDED MARCH 31,2011	F-2
CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIODS ENDED DECEMBER 31, 2010	F-22
INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
SIGNATURES	II-13
POWER OF ATTORNEY	II-13

i

GENERAL

As used in this Prospectus, references to “the Company,” “Cord” “we”, “our,” “ours” and “us” refer to Cord Blood America, Inc., unless otherwise indicated. In addition, any references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Corporate Background and Our Business

We are engaged in the business of collecting, testing, processing and preserving umbilical cord blood, thereby allowing families to preserve cord blood at the birth of a child for potential use in future stem cell therapy. We are primarily a holding company whose subsidiaries include Cord Partners, Inc., CorCell Companies, Inc., CorCell Ltd., (“Cord”), CBA Professional Services, Inc. D/B/A BodyCells, Inc. (“BodyCells”), CBA Properties, Inc. (“Properties”), and Career Channel Inc, D/B/A Rainmakers International (“Rain”).  In March 2010, CBAI purchased a majority interest in Stellacure GmbH (“Stellacure”). In September 2010, CBAI purchased a majority interest in Biocordcell Argentina S.A. (“Bio”).  BodyCells is in development stage and is in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential use in stem cell therapy. Properties was formed to hold the corporate trademarks and any other intellectual property of the Company and its subsidiaries. Rain was acquired in February 2005 and is engaged in the business of advertising. Management has reduced the activities of Rain, terminated its former employees, and by the end of 2010, was no longer seeking additional business.  This is consistent with management’s decision to focus its attention exclusively on the stem cell storage business and related activities.

Our headquarters are located at 1857 Helm Drive, Las Vegas, NV 89119. Our website is located at www.cordblood-america.com. Our telephone number is (702) 914-7250.

Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of approximately $42.8 million as of December 31, 2010.  In addition, we have a working capital deficit of approximately $4.6 million as of December 31, 2010.  We had net losses of $8.5 million and $9.8 million for the years ended December 31, 2010 and 2009, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty. If we are unable to generate substantial revenues and/or unable to obtain additional financing to meet our working capital requirements, we may have to curtail our business or cease operations.

Management has been able, thus far, to finance the losses and the growth of the business, through private placements of its common stock, the issuance of debt and proceeds from the Equity Distribution Agreement and Securities Purchase Agreement, and expects to continue to raise funds through debt and equity instruments. CBAI is continuing to attempt to increase revenues within its core businesses and through acquiring other businesses in the stem cell industry. There are no assurances that CBAI will be successful in achieving its goals of increasing revenues and reaching profitability.

In view of these conditions, CBAI's ability to continue as a going concern is dependent upon its ability to meet its financing requirements, and to ultimately achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event CBAI cannot continue as a going concern.

Summary Financial Information

In the table below, we provide you with summary financial data for our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

		Three-Months Period Ended March 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Statement of Operations Data
	Revenue	$1,457,912	$4,128,439	$3,327,183
	Cost of Services	(471,202)	(1,622,046)	(1,454,315)
	Gross Profit	986,710	2,506,393	1,782,868
	Net Loss	(1,839,784)	(8,092,505)	(9,769,139)
	Basis and Diluted	0.0	0.00	0.00

Balance Sheet Data
	Total Current Assets	$1,828,477	$1,401,397	890,679
	Current Liabilities	6,285,807	5,982,953	5,161,991
	Total Stockholders’ Deficit	77,339	746,293	(39,396)
	Total liabilities and stockholders' deficit	8,166,994	7,380,463	5,122,995

ABOUT THIS OFFERING

Securities Being Offered	Up to 20,652,270 shares of common stock in Cord Blood America, Inc.

Initial Offering Price
The selling shareholders will sell our shares at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

Terms of the Offering	The selling shareholders will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering
This offering will terminate thirty-six (36) months after the SEC first declared effective a registration statement pursuant to the Stock Purchase Agreement. The Company may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Tangiers, as an underwriter, cannot avail itself of the provisions of Rule 144 in order to resell the shares of common stock issued to it under the Securities Purchase Agreement.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors.”

Common Stock Issued Before Offering	70,126,445 shares of our common stock are issued and outstanding as of May 25, 2011 .

Common Stock Issued After Offering (1)	90,778,715 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.
——————— (1)Assumes the issuance to Tangiers of all shares being registered under the Securities Purchase Agreement.

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks related to our Securities Purchase Agreement

Existing stockholders will experience significant dilution from our sale of shares under the Securities Purchase Agreement.

The sale of shares pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly as we sell shares pursuant to the Securities Purchase Agreement. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution. Our common stock outstanding after this offering will be equal to 88,713,488 shares.

The investor under the Securities Purchase Agreement will pay less than the then-prevailing market price of our common stock

The common stock to be issued under the Securities Purchase Agreement will be issued at 90% of the lowest daily volume weighted average price of our common stock during the five consecutive trading days immediately following the date we send an advance notice to the investor and is subject to further reduction provided in the Securities Purchase Agreement. These discounted sales could also cause the price of our common stock to decline.

The sale of our stock under the Securities Purchase Agreement could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Securities Purchase Agreement could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

We may be limited in the amount we can raise under the Securities Purchase Agreement because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

The Company intends to exert its best efforts to avoid a significant downward pressure on the price of its common stock by refraining from placing more shares into the market than the market can absorb. This potential adverse impact on the stock price may limit our willingness to use the Securities Purchase Agreement. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price

We will not be able to use the Securities Purchase Agreement if the shares to be issued in connection with an advance would result in Tangiers owning more than 9.9% of our outstanding common stock.

Under the terms of the Securities Purchase Agreement, we may not request advances if the shares to be issued in connection with such advances would result in Tangiers and its affiliates owning more than 9.9% of our outstanding common stock. We are permitted under the terms of the Securities Purchase Agreement to make limited draws on the Securities Purchase Agreement so long as Tangiers beneficial ownership of our common stock remains lower than 9.9%. A possibility exists that Tangiers and its affiliates may own more than 9.9% of our outstanding common stock (whether through open market purchases, retention of shares issued under the Securities Purchase Agreement, or otherwise) at a time when we would otherwise plan to obtain an advance under the Securities Purchase Agreement. As such, by operation of the provisions of the Securities Purchase Agreement, the Company may be prohibited from procuring additional funding when necessary due to these provisions discussed above.

The Securities Purchase Agreement will restrict our ability to engage in alternative financings.

The structure of transactions under the Securities Purchase Agreement will result in the Company being deemed to be involved in a near continuous indirect primary public offering of our securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns and therefore limits our ability to obtain additional funding if necessary. If we do not obtain the necessary funds required to maintain the operations of the business and to settle our liabilities on a timely manner, the business will inevitably suffer.

Risks Related To Our Business

We Have Been The Subject Of A Going Concern Opinion By Our Independent Auditors Who Have Raised Substantial Doubt As To Our Ability To Continue As A Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of approximately $42.8 million as of December 31, 2010.  In addition, we have a working capital deficit of approximately $4.6 million as of December 31, 2010.  We had net losses of $8.5 million and $9.8 million for the years ended December 31, 2010 and 2009, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty. If we are unable to generate substantial revenues and/or unable to obtain additional financing to meet our working capital requirements, we may have to curtail our business or cease operations.

We are Currently Dependent on External Financing

Currently, we are dependent upon external financing to fund our operations. It is imperative that we receive this external financing to implement our business plan and to finance ongoing operations. New capital may not be available, adequate funds may not be sufficient for our operations, or capital may not be available when needed or on terms acceptable to our management.  The recent unilateral action by the DTC in chilling the use of the DTC electronic stock transfer system for privately  issued  and even registered shares of the Company’s common stock issued to its investment bankers, is likely to make it more difficult and more costly to obtain new sources of capital.  Our failure to obtain adequate additional financing would require us to delay, curtail or scale back some or all of our operations would hinder our ability to implement our business plans and could jeopardize our ability to continue our business.

The DTC “chill” applies to all shares newly issued after the “chill” went into effect on December 14, 2011, as well as all shares newly freed from private placement sales restrictions after the “chill” went into effect.  The “chill” includes as to the Company, even shares for which an effective registration statement is in placeand shares for which valid legal opinions have been issued by seasoned securities law counsel opining as to share entitlement to free trading status under SEC Rule 144.   The SEC File Number of the aforementioned registration statement, a Form S-1 filing, is 333-164844, which said registration statement was declared effective by the SEC on May 11, 2010.   The “chill” applies to the resale of shares covered by this registration statement.  The “chill” fortunately does not apply to existing publicly traded shares of the Company which are out in the market place.   The holders of the “chilled” shares of the Company are the key investment bankers whose funds have been supporting the Company with capital lines to fund its expanding business.

The total number of shares to which the “chill” applies is 8,096,386, as of July 1, 2011 , which said number was calculated based on the number of shares of the Company’s common stock issued since the “chill” went into effect on December 14, 2011, and reflects numbers after the Company’s common stock underwent a reverse split in April 2011 (post-split numbers) .   Of these 8,096,386 shares, 2,911,449 shares are shares for which the above-referenced registration statement was declared effective by the SEC on March 11, 2010.  Under that registration statement, the Company may issue up to 24,058 additional shares, which said shares would all be subject to the “chill,” as long as the “chill” remains in effect.  The “chill” also applies to all 20,652,270 shares registered under this S-1/A registration statement filed July 18, 2011.
The Company is unsure as to the DTC’s reasons for its original issuance of the “chill,” and remains unsure as to why the DTC “chill” has not been lifted since its original issuance.  No formal written reasons have been given to the Company by the DTC regarding their reasons for the “chill,” in spite of the Company’s efforts to uncover any such purported reasons.  The Company’s management believes the “chill” is unreasonable and that there is no valid, legal reason for the “chill.”

The Company has been forced to negotiate settlement agreements with its existing investment bankers to settle alleged breaches of contract as a result of this DTC chill and the unavailability of DTC electronic transfer for chilled Company shares.  Specifically:

a.Liquidated Damages Agreement with JMJ Financial.
Under previous outstanding Company Convertible Notes issued to JMJ and funded by JMJ in the amount of approximately $1,750,000 executed on March 24, 2010, March 26, 2010, October 7, 2010 and January 12, 2011 (the “Earlier Notes”), the Company was obligated to deliver common shares which could be placed into the Automated System for Deposits and Withdrawals of Securities (known as “DWAC”). At present the DWAC system is not available to Company shareholders for newly issued shares of the Company’s common stock. As a result of this, on February 8, 2011, the Company entered into a settlement and liquidated damages agreement (the “Liquidated Damages Agreement”) with JMJ which contained the following terms, among others:

-Pursuant to this Liquidated Damages Agreement, the Company agreed to pay $671,385 in liquidated damages to JMJ said sum to be added to the principal amount of the Earlier Note.

- The investor was also granted the option to rescind any future conversion of portions of the principal amount of the Earlier Note, and or the 2011 Note into the Company’s common stock, and convert JMJ’s interest back into debt owed by the Company, and later at JMJ’s option, to convert back again into Company common stock.

- The per share conversion price on JMJ’s conversions of the Earlier Note and the 2011 Note was changed from a 15% discount, to a 25% discount from the Company share price, calculated as the lesser of $.0041 (pre-split price), or the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days preceding the date of each conversion into common stock.

- The Liquidated Damages Agreement also added a 35% prepayment penalty for prepayment of any previously funded portions of any Company Note, past or future , and a 15% cancelation fee for cancellation of any portion of any past or future Company Note which had not been funded.

The exact amount of the liquidate damages for which the Company has become obligated under this Settlement and Liquidated Damages Agreement with JMJ is uncertain, since it depends in part on the future market price of the Company’s common stock.
b. Liquidated Damages Agreement with Tangiers Capital, LLC.
On January 19, 2011, the Company entered into a separate settlement and liquidated damages agreement (the “Agreement”), with Tangiers Capital, LLC (“Tangiers), one of the Company’s existing investment bankers which has been purchasing from time to time registered shares of the Company’s Common Stock for cash. Execution of the Agreement became necessary because under the existing agreement with Tangiers, entered June 27, 2008, the Company was obligated to deliver registered shares which could be “immediately” placed into the Automated System for Deposits and Withdrawals of Securities (known as “DWAC”), and at present the DWAC system is not available for newly issued registered shares of the Company.

The Agreement provides that as Liquidated Damages, the Company will remit a specified sum (the “Penalty Sum”) to Tangiers on each share the investor has previously purchased and currently holds, and on each share purchased Tangiers for cash in the future, until such time as the shares held by Tangiers can again be deposited into the DWAC system.

This Penalty Sum is to be calculated as follows: A sum equal to:

     (i) 90% of the volume weighted average price of the Company’s common stock for the five consecutive trading days immediately prior to notice of Tangier’s purchase of each specific share from the Company;
     (ii) Plus a sum equal to 30% of the sum calculated in (i) above;
     (iii) Less a sum equal to:

a. The actual sum received by Tangiers on the sale of such acquired shares upon their sale into the public market, from the date of the agreement until the date on which newly issued shares of the Company can again use the DWAC System; or

b. In the case of shares acquired during the specified period and “not sold” at the date on which the DWAC System is again available, a sum equal to the closing price for Cord common Stock on the date that newly issued shares of the Company’s common stock can again use the DWAC System.

The exact amount of the liquidated damages for which the Company has become obligated under this Settlement and Liquidated Damages Agreement with JMJ is uncertain, since it depends in part on the future market price of the Company’s common stock, as well as the timely lifting of restrictions on the use of the DWAC system by newly freed up shares of the Company’s common stock.As of March 31, 2011, the DTC’s “chill,” has already cost the Company approximately $895,000 in damages, calculated in accordance with the settlement agreements with JMJ and Tangiers.  Further, additional damages may be alleged, in accordance with the formulas set forth in the settlement agreement with Tangiers, and the settlement agreement with JMJ, and as stated above, the amounts are uncertain.

The Company anticipates that until the DTC “chill” is lifted, the “chill” will have a further adverse impact in that it will make it more difficult and costly for the Company to obtain new sources of capital and to access additional capital from the Company’s existing sources, and therefore more difficult and costly for the Company to obtain the liquidity necessary for the Company’s general business operations and growth.

The current status of the DTC “chill” is as follows: during the second week of June 2011, the DTC requested legal opinions regarding certain share issuances by the Company, along with clarification regarding an earlier legal opinion provided by the Company to the DTC.  The Company provided materials responsive to the DTC’s request approximately one week thereafter.  The Company is currently awaiting a response to the Company’s submission and is hopeful that response will come soon.

We May Not Be Able To Increase Sales Or Otherwise Successfully Operate Our Business, Which Could Have A Significant Negative Impact On Our Financial Condition

We believe that the key to our success is to increase sales of our cord blood preservation services as well as our advertising services and thereby increase our revenues and available cash. Our success with regard to cord blood preservation services will depend in large part on widespread market acceptance of cryo-preservation of cord blood and our efforts to educate potential customers and sell our services. Broad use and acceptance of our service requires marketing expenditures and education and awareness of consumers and medical practitioners. We may not have the resources required to promote our services and their potential benefits. Continued commercialization of our services will also require that we satisfactorily address the needs of various medical practitioners that constitute a target market to reach consumers of our services and to address potential resistance to recommendations for our services. If we are unable to increase market acceptance of our services, we may be unable to generate enough additional revenue to achieve and then maintain profitability or to continue our operation.

We may be liable to our customers and may lose customers if we provide poor service, if our services do not comply with our agreements or if our storage facilities fail.

We must meet our customers’ service level expectations and our contractual obligations with respect to our services. Failure to do so could subject us to liability, as well as cause us to lose customers. In some cases, we rely upon third party contractors to assist us in providing our services. Our ability to meet our contractual obligations and customer expectations may be impacted by the performance of our third party contractors and their ability to comply with applicable laws and regulations.

 Our Storage Systems are subject to the Risk of Material Disruption; Insurance Risks

Any material disruption in our ability to maintain continued, uninterrupted and fully operating storage systems could have a material adverse effect on our business, operating results and financial condition. Our systems and operations are vulnerable to damage or interruption from fire, flood, break-ins, tornadoes and similar events. We may not carry sufficient business interruption insurance and/or liability insurance to compensate us for losses and claims that might occur in the event of such an interruption.

If We Do Not Obtain And Maintain Necessary Domestic Regulatory Registrations, Approvals And Comply With Ongoing Regulations, We May Not Be Able To Market Our Cord Blood Banking Services.

The cord blood banking services that we provide are currently subject to FDA regulations requiring infectious disease testing. The cord blood facility we use has registered with the FDA as a cord blood banking service, listed its products with the FDA, and will be subject to FDA inspection. In addition, the FDA has proposed new good tissue practice regulations that would establish a comprehensive regulatory program for human cellular and tissue-based products as well as proposed rules for donor suitability. Consistent with industry practice, our cord blood collection kits have not been cleared as a medical device. The FDA has announced that it will implement more regulatory procedures for cord blood banking in 2006. This new regulation may require medical device pre-market notification clearance or approval for the collection kits. Securing any necessary medical device clearance or approval for the cord blood collection kits may involve the submission of a substantial volume of data and may require a lengthy substantive review. This would increase costs and could reduce profitability. The FDA could also require that we cease using the collection kit and require medical device pre-market notification clearance or approval prior to further use of the kits. This could cause us to cease operations for some period of time.

We may not be able to comply with any future regulatory requirements, including product standards that may be developed after the date hereof. Moreover, the cost of compliance with government regulations may adversely affect revenue and profitability.

Failure to comply with applicable regulatory requirements can result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution. Delays or failure to obtain registrations could have a material adverse effect on the marketing and sales of services and impair the ability to operate profitably in the future.

Of the states in which we provide cord blood banking services, only California, New Jersey and New York currently require that cord blood banks be licensed. We maintain the required procurement service licenses of the states of California, New York and New Jersey. If other states adopt requirements for the licensing of cord blood banking services, either the cord blood storage facility, or we may have to obtain licenses to continue providing services in those states.

Because Our Industry Is Subject To Rapid Technological And Therapeutic Changes And New Developments, Our Future Success Will Depend On The Continued Viability Of The Use Of Stem Cells And Our Ability To Respond To The Changes.

The use of stem cells in the treatment of disease is a relatively new technology and is subject to potentially revolutionary technological, medical and therapeutic changes. Future technological and medical developments could render the use of stem cells obsolete. In addition, there may be significant advances in other treatment methods, such as genetics, or in disease prevention techniques, which could significantly reduce the need for the services we provide. Therefore, changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. Expectant parents may not use our services and our services may not provide competitive advantages with current or future technologies. Failure to achieve increased market acceptance could have a material adverse effect on our business, financial condition and results of operations.

Our Markets Are Increasingly Competitive And, In The Event We Are Unable To Compete Against Larger Competitors, Our Business Could Be Adversely Affected.

Cord blood banking and stem cell preservation is becoming an increasingly competitive business. Our business faces competition from other operators of cord blood and stem cell preservation businesses and providers of cord blood and stem cell storage services. Competitors with greater access to financial resources may enter our markets and compete with us. Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than we do. We do not have any research and development underway, while other competitors have established budgets for such R&D. Established competitors, who have substantially greater financial resources and longer operating histories than us, are able to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability. In the event that we are not able to compete successfully, our business will be adversely affected and competition may make it more difficult for us to grow our revenue and maintain our existing business.

Our Information Systems Are Critical To Our Business And A Failure Of Those Systems Could Materially Harm Us.

We depend on our ability to store, retrieve, process and manage a significant amount of information. If our information systems fail to perform as expected, or if we suffer an interruption, malfunction or loss of information processing capabilities, it could have a material adverse effect on our business.

The Company’s sales can be impacted by the health and stability of the general economy.

Unfavorable changes in general economic conditions, such as the current recession, or economic slowdown in the geographic markets in which the Company does business, may have the temporary effect of reducing the demand for the Company’s services. For example, economic forces may cause consumers to withhold discretionary dollars that might otherwise be spent on our services. Adverse economic conditions could also increase the likelihood of customer delinquencies and bankruptcies, which would increase the risk of uncollectibility of certain accounts. Each of these factors could adversely affect the Company’s revenue, price realization, gross margins and overall financial condition and operating results.

Recent volatility in the financial market may negatively impact the Company’s ability to access the credit markets.

Capital and credit markets have become increasingly volatile as a result of adverse conditions that have caused the failure and near failure of a number of large financial services companies. If the capital and credit markets continue to experience volatility and availability of funds remains limited, it is possible that the Company’s ability to raise additional capital through the private placement of shares, debt and/or convertible debt may be limited by these factors while the Company currently requires such sources of additional capital in order to continue its operations, fund negative cash flow, and implement its business plans.

We Could Fail To Attract Or Retain Key Personnel, Which Could Be Detrimental To Our Operations.

Our success largely depends on the efforts and abilities of our Chief Executive Officer, Matthew L. Schissler, and our Chief Operating Officer, Joseph Vicente. The loss of either’s services could materially harm our business because of the cost and time necessary to find their successor. Such a loss would also divert management’s attention away from operational issues. We do not presently maintain key-man life insurance policies on either Executive Officer. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract sufficient number and quality of staff.

Trading of our stock may be restricted by the Securities Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Failure to establish and maintain effective internal controls over financial reporting could have an adverse effect on our business, operating results and stock price.

Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud.  If we are unable to maintain adequate internal controls, our business and operating results could be harmed.

The DTC Effectuated a “Chill” on Certain of the Company’s Stock, Which Remains in Effect

In  December, 2010, the DTC unilaterally and without consultation with the Company, “chilled” all newly issued shares of the Company  which were entitled to be freely traded in the market and  whose holders expected to utilize the DTC Electronic Trading System.   Under what the DTC calls a “chill”, DTC precludes shares which it has unilaterally “chilled” from utilizing its Electronic Stock Transfer System, thereby putting the holders of such “chilled shares” at extreme disadvantage in the trading market when they go to sell their shares.

The recent unilateral action by the DTC in chilling the use of the DTC electronic stock transfer system for privately  issued  and even registered shares of the Company’s common stock issued to its investment bankers, is likely to make it more difficult and more costly to obtain new sources of capital.  Our failure to obtain adequate additional financing would require us to delay, curtail or scale back some or all of our operations would hinder our ability to implement our business plans and could jeopardize our ability to continue our business.

The DTC “chill” applies to all shares newly issued after the “chill” went into effect on December 14, 2011, as well as all shares newly freed from private placement sales restrictions after the “chill” went into effect.  The “chill” includes as to the Company, even shares for which an effective registration statement is in place and shares for which valid legal opinions have been issued by seasoned securities law counsel opining as to share entitlement to free trading status under SEC Rule 144.  The SEC File Number of the aforementioned registration statement, a Form S-1 filing, is 333-164844, which said registration statement was declared effective by the SEC on May 11, 2010.  The “chill” applies to the resale of shares covered by this registration statement.  The “chill” also applies to the resale of all 20,652,270 shares covered by this S-1/A registration statement filed July 18, 2011.
The “chill” fortunately does not apply to existing publicly traded shares of the Company which are out in the market place.   The holders of the “chilled” shares of the Company are the key investment bankers whose funds have been supporting the Company with capital lines to fund its expanding business.

The total number of shares to which the “chill” applies is 8,096,386, as of July 1, 2011, which said number was calculated based on the number of shares of the Company’s common stock issued since the “chill” went into effect on December 14, 2011, and reflects numbers after the Company’s common stock underwent a reverse split in April 2011 (post-split numbers).  Of these 8,096,386 shares, 2,911,449 shares are shares for which the above-referenced registration statement was declared effective by the SEC on March 11, 2010.  Under that registration statement, the Company may issue up to 24,058 additional shares, which said shares would all be subject to the “chill,” as long as the “chill” remains in effect.  The “chill” also applies to the resale of all 20,652,270 shares covered by this S-1/A registration statement filed July 18, 2011.

The Company is unsure as to the DTC’s reasons for its original issuance of the “chill,” and remains unsure as to why the DTC “chill” has not been lifted since its original issuance.  No formal written reasons have been given to the Company by the DTC regarding their reasons for the “chill,” in spite of the Company’s efforts to uncover any such purported reasons.  The Company’s management believes the “chill” is unreasonable and that there is no valid, legal reason for the “chill.”

The Company has been forced to negotiate settlement agreements with its existing investment bankers to settle alleged breaches of contract as a result of this DTC chill and the unavailability of DTC electronic transfer for chilled Company shares.  Specifically:

a.Liquidated Damages Agreement with JMJ Financial.
Under previous outstanding Company Convertible Notes issued to JMJ and funded by JMJ in the amount of approximately $1,750,000 executed on March 24, 2010, March 26, 2010, October 7, 2010 and January 12, 2011 (the “Earlier Notes”), the Company was obligated to deliver common shares which could be placed into the Automated System for Deposits and Withdrawals of Securities (known as “DWAC”). At present the DWAC system is not available to Company shareholders for newly issued shares of the Company’s common stock. As a result of this, on February 8, 2011, the Company entered into a settlement and liquidated damages agreement (the “Liquidated Damages Agreement”) with JMJ which contained the following terms, among others:

Pursuant to this Liquidated Damages Agreement, the Company agreed to pay $671,385 in liquidated damages to JMJ said sum to be added to the principal amount of the Earlier Note.

- The investor was also granted the option to rescind any future conversion of portions of the principal amount of the Earlier Note, and or the 2011 Note into the Company’s common stock, and convert JMJ’s interest back into debt owed by the Company, and later at JMJ’s option, to convert back again into Company common stock.

- The per share conversion price on JMJ’s conversions of the Earlier Note and the 2011 Note was changed from a 15% discount, to a 25% discount from the Company share price, calculated as the lesser of $.0041, or the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days preceding the date of each conversion into common stock.

- The Liquidated Damages Agreement also added a 35% prepayment penalty for prepayment of any previously funded portions of any Company Note, past or future , and a 15% cancelation fee for cancellation of any portion of any past or future Company Note which had not been funded.

The exact amount of the liquidated damages for which the Company has become obligated under this Settlement and Liquidated Damages Agreement with JMJ is uncertain, since it depends in part on the future market price of the Company’s common stock.

b. Liquidated Damages Agreement with Tangiers Capital, LLC.
On January 19, 2011, the Company entered into a separate settlement and liquidated damages agreement (the “Agreement”), with Tangiers Capital, LLC (“Tangiers), one of the Company’s existing investment bankers which has been purchasing from time to time registered shares of the Company’s Common Stock for cash. Execution of the Agreement became necessary because under the existing agreement with Tangiers, entered June 27, 2008, the Company was obligated to deliver registered shares which could be “immediately” placed into the Automated System for Deposits and Withdrawals of Securities (known as “DWAC”), and at present the DWAC system is not available for newly issued registered shares of the Company.

The Agreement provides that as Liquidated Damages, the Company will remit a specified sum (the “Penalty Sum”) to Tangiers on each share the investor has previously purchased and currently holds, and on each share purchased Tangiers for cash in the future, until such time as the shares held by Tangiers can again be deposited into the DWAC system.

This Penalty Sum is to be calculated as follows: A sum equal to:
     (i) 90% of the volume weighted average price of the Company’s common stock for the five consecutive trading days immediately prior to notice of Tangier’s purchase of each specific share from the Company;
     (ii) Plus a sum equal to 30% of the sum calculated in (i) above;
     (iii) Less a sum equal to:

a. The actual sum received by Tangiers on the sale of such acquired shares upon their sale into the public market, from the date of the agreement until the date on which newly issued shares of the Company can again use the DWAC System; or

b. In the case of shares acquired during the specified period and “not sold” at the date on which the DWAC System is again available, a sum equal to the closing price for Cord common Stock on the date that newly issued shares of the Company’s common stock can again use the DWAC System.

The exact amount of the liquidate damages for which the Company has become obligated under this Settlement and Liquidated Damages Agreement with JMJ is uncertain, since it depends in part on the future market price of the Company’s common stock, as well as the timely lifting of restrictions on the use of the DWAC system by newly freed up shares of the Company’s common stock.As of March 31, 2011, the DTC’s “chill,” has already cost the Company approximately $895,000 in damages, calculated in accordance with the settlement agreements with JMJ and Tangiers.  Further, additional damages may be alleged, in accordance with the formulas set forth in the settlement agreement with Tangiers, and the settlement agreement with JMJ, and as stated above, the amounts are uncertain.

The Company anticipates that until the DTC “chill” is lifted, the “chill” will have a further adverse impact in that it will make it more difficult and costly for the Company to obtain new sources of capital and to access additional capital from the Company’s existing sources, and therefore more difficult and costly for the Company to obtain the liquidity necessary for the Company’s general business operations and growth.

The current status of the DTC “chill” is as follows: during the second week of June 2011, the DTC requested legal opinions regarding certain share issuances by the Company, along with clarification regarding an earlier legal opinion provided by the Company to the DTC.  The Company provided materials responsive to the DTC’s request approximately one week thereafter.  The Company is currently awaiting a response to the Company’s submission and is hopeful that response will come soon.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements, (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

THE OFFERING

This offering relates to the resale of 20,652,270 shares of our common stock, par value of $0.0001, by certain individuals and entities who beneficially own shares of our common stock. We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from this offering. However, the Company will receive proceeds from the sale of our common stock under the Securities Purchase Agreement, as well as the amendments thereto, described below, (collectively “Securities Purchase Agreement”), which were entered into between the Company and Tangiers Investors, LP, (“Tangiers”), the selling stockholder. We agreed to allow Tangiers to retain 10% of the proceeds raised under the Securities Purchase Agreement, which is more fully described below.

Pursuant to the Securities Purchase Agreement, we may, at our discretion, periodically issue and sell to Tangiers shares of our common stock for a total purchase price of $8,000,000. We have obtained $2,423,887 in cash advances under the Securities Purchase Agreement which means we have $5,576,113 available to us under the Securities Purchase Agreement.  Prior to this registration statement, the Company has filed registration statements with the Securities and Exchange Commission, to register a total of 706,195,119 shares of common stock issuable pursuant to the Securities Purchase Agreement, which said shares were registered prior to the recent 100 to 1 reverse split of our common stock. Under this registration statement we are registering an additional 20,652,270 shares of our common stock. We will issue these additional shares to Tangiers in order to receive advances under the Securities Purchase Agreement. This registration statement must be declared effective prior to us being able to issue those additional shares to Tangiers so that we may obtain cash advances under the Securities Purchase Agreement.

On January 22, 2009, we entered into Amendment No.1 to Securities Purchase Agreement with Tangiers (“Amendment No. 1”). Amendment No. 1 removed the Floor Price under the Securities Purchase Agreement which was previously set at $0.01, which meant that if our stock price fell below $0.01 we could not sell our stock to Tangiers in order to receive cash advances under the Securities Purchase Agreement. By removing this limitation we can now sell shares of our common stock to Tangiers if the stock price falls below $0.01. Amendment No. 1 also revised the “Maximum Advance Amount” under the Securities Purchase Agreement so that the maximum amount of each advance that the Company could draw under the Securities Purchase Agreement would be limited to the average daily trading volume in dollar amount during the 10 trading days preceding the advance date. No advance will be made in an amount lower than the $10,000 or higher than $250,000. Finally, Amendment No. 1 eliminated the Company’s right to terminate the Securities Purchase Agreement with 45 days written notice in the event the Company’s stock price remained at an amount equal to 50% of the floor price of $0.01 and remained there for a period of at least 90 days.

On May 11, 2011, we entered into an Amendment to Securities Purchase Agreement with Tangiers (“Amendment No. 2”).  Amendment No. 2 changed total purchase price up to which we may issue and sell shares of our common stock to Tangiers, from a total purchase price of $4,000,000 to a total purchase price of $8,000,000.  In addition, Amendment No. 2 changed the “Market Price” (the effect of this term is to be determined by reviewing the Securities Purchase Agreement) of the common stock which may be issued and sold to Tangiers from the bid price daily volume weighted average price of the common stock during the Pricing Period (defined in the Securities Purchase Agreement) to the lowest daily volume weighted average price of the common stock, as quoted by Bloomberg, L.P., during the Pricing Period.

The commitment amount of the Securities Purchase Agreement is $8,000,000.  After estimated fees and offering costs, we will receive net proceeds of approximately $5,546,113 provided we are able to continue to maintain a sufficient number of shares authorized for issuance under the Securities Purchase Agreement and are able to register those shares for issuance to Tangiers.  If we issue to Tangiers all 20,652,270 shares of our common stock we will only be able to receive approximately $5,546,113 that remains outstanding under the Securities Purchase Agreement.

Pursuant to the Securities Purchase Agreement, we may, at our discretion, periodically issue and sell to Tangiers shares of our common stock for a total purchase price of $8,000,000. The amount of each advance is subject to a maximum advance amount that is the average daily trading volume in dollar amount during the 10 trading days preceding the advance date, and we may not submit any advance within 10 trading days of a prior advance. Subject to various conditions specified therein, Tangiers is required to purchase any and all shares that the Company seeks to sell to it under the Securities Purchase Agreement.

Tangiers intends to sell any shares purchased under the Securities Purchase Agreement at the then prevailing market price. Tangiers may sell shares of our common stock that are subject to a particular advance before it actually receives those shares. These sales of our common stock in the public market could lower the market price of our common stock. In the event that the market price of our common stock decreases, we would not be able to draw down the remaining balance available under the Securities Purchase Agreement with the number of shares being registered in the accompanying registration statement.

Under the terms of the Securities Purchase Agreement, Tangiers is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock. Among other things, this Prospectus relates to the shares of our common stock to be issued under the Securities Purchase Agreement. There are substantial risks to investors as a result of the issuance of shares of our common stock under the Securities Purchase Agreement. These risks include dilution of our shareholders, significant declines in our stock price and our inability to draw sufficient funds when needed.

There is an inverse relationship between our stock price and the number of shares to be issued under the Securities Purchase Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Securities Purchase Agreement for a given advance.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of our common stock in this offering. The selling stockholders will receive all such proceeds.

However, we will receive proceeds from the sale of shares of our common stock to Tangiers under the Securities Purchase Agreement. Tangiers will purchase our shares of common stock under the Securities Purchase Agreement at a 10% discount to the current market price. The purchase price of the shares purchased under the Securities Purchase Agreement will be equal to 90% of the lowest daily volume weighted average price of our common stock during the five consecutive trading days immediately following the notice date.

Pursuant to the Securities Purchase Agreement, we cannot draw more than $250,000 every ten trading days.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Securities Purchase Agreement. The table assumes estimated offering expenses of $30,000, plus a 10% discount to the market price of the Company’s common stock payable to Tangiers under the Securities Purchase Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds:	$5,576,113
Net proceeds:	$5,546,113
Number of shares that would have to be issued under the Securities Purchase Agreement at an assumed offering price equal to $0.27(which is 90% of an assumed market price of $0.30)	20,652,270
USE OF PROCEEDS
General Working Capital	$5,546,113
Total	$5,546,113

The Securities Purchase Agreement limits our use of proceeds to general corporate purposes, including, without limitation, the payment of loans incurred by us. In no event can we use the net proceeds from the Securities Purchase Agreement for the payment (or loan to any such person for the payment) of any judgment, or other liability incurred by any executive officer, officer, director or employee of ours, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to us, or we have indemnified such person from liability.

We have chosen to pursue the Securities Purchase Agreement funding because it will make a large amount of cash available to us with the advantage of allowing us to decide when, and how much, we will draw from this financing. We will be in control of the draw down amounts and hope to be able to draw down from the Securities Purchase Agreement whenever the Company deems that such funds are needed. Our objective will be to draw down on the Securities Purchase Agreement funding during periods of positive results for us and during stages when our stock price is rising, in order to control and minimize, as much as possible, the potential dilution for our current and future stockholders. It may not be possible for us to always meet our objective; therefore, we will continue to identify alternative sources of financing, as we always have, including additional private placements of our stock.

DETERMINATION OF OFFERING PRICE

The shares of our common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

DILUTION

The issuance of the 18,587,043 shares pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders. For any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement which would expose our existing stockholders to greater dilution.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. A description of our relationship to the selling shareholders’ and how the selling shareholders acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned before Offering	Percentage of Outstanding Shares Beneficially Owned before Offering(1)	Shares that Could Be Issued to Draw Down Under the Securities Purchase Agreement	Shares that May Be (3) Acquired Under the Securities Purchase Agreement	Percentage of Outstanding Shares Being Registered to Be Acquired Under the Securities Purchase Agreement	Shares to Be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned after Offering(2)
Tangiers	0	––%	20,652,270	20,652,270	29.5%		20,652,270%
		%	0	0	0.00%		%
		%	0	0	0.00%		%
		%	0	0	0.00%		%
		%	0	0	0.00%		%
Total	0%		20,652,270	20,652,270	29.5%		20,652,270%
———————
(1)
Applicable percentage of ownership is based on 70,126,445 shares of our common stock outstanding as of May 25, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(2)
Applicable percentage of ownership is based on an assumed 70,126,44 shares of our common stock outstanding after the offering due to the possible issuance of shares of common stock to Tangiers under the Securities Purchase Agreement.

(3)
Represents the number of shares of our common stock that would be issued to Tangiers at an assumed market price of $0.27 to draw down the entire $5.57 million that remains available under the Securities Purchase Agreement.

Shares Acquired In Financing Transactions with Cord Blood

Tangiers. Tangiers is the investor under the Securities Purchase Agreement. All investment decisions of, and control of, Tangiers are held by Robert Papiri and Edward Liceaga its managing partners. Tangiers Capital, LLC, makes the investment decisions on behalf of and controls Tangiers. Tangiers acquired all shares being registered in this offering in a financing transaction with us. This transaction is explained below:

Securities Purchase Agreement. On June 27, 2008, we entered into a Securities Purchase Agreement with Tangiers. Pursuant to the Securities Purchase Agreement, we may, at our discretion, periodically sell to Tangiers shares of our common stock for a total purchase price of up to $4,000,000. Pursuant to the Securities Purchase Agreement, for each share of our common stock purchased thereunder, Tangiers will pay us 90% of the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five (5) consecutive trading days immediately following an advance notice date. On January 22, 2009, we entered into Amendment No.1 to Securities Purchase Agreement with Tangiers (the “Amendment”). The Amendment removed the Floor Price under the Securities Purchase Agreement which was previously set at $0.01, which meant that if our stock price fell below $0.01 we could not sell our stock to Tangiers in order to receive cash advances under the Securities Purchase Agreement. By removing this limitation we can now sell shares of our common stock to Tangiers if the stock price falls below $0.01. The Amendment also revised the “Maximum Advance Amount” under the Securities Purchase Agreement so that the maximum amount of each advance that the Company could draw under the Securities Purchase Agreement would be limited to the average daily trading volume in dollar amount during the 10 trading days preceding the advance date. No advance will be made in an amount lower than the $10,000 or higher than $250,000. Finally, the Amendment eliminated the Company’s right to terminate the Securities Purchase Agreement with 45 days written notice in the event the Company’s stock price remained at an amount equal to 50% of the floor price of $0.01 and remained there for a period of at least 90 days. On May 11, 2011, we entered into an Amendment to Securities Purchase Agreement with Tangiers (“Amendment No. 2”).  Amendment No. 2 changed total purchase price up to which we may issue and sell shares of our common stock to Tangiers, from a total purchase price of $4,000,000 to a total purchase price of $8,000,000.  In addition, Amendment No. 2 changed the “Market Price” (the effect of this term is to be determined by reviewing the Securities Purchase Agreement) of the common stock which may be issued and sold to Tangiers from the bid price daily volume weighted average price of the common stock during the Pricing Period (defined in the Securities Purchase Agreement) to the lowest daily volume weighted average price of the common stock, as quoted by Bloomberg, L.P., during the Pricing Period.

There are certain risks related to sales by Tangiers, including:

•
The outstanding shares will be issued based on a discount to the market rate. As a result, the lower the stock price is around the time Tangiers is issued shares, the greater chance that Tangiers gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•
To the extent Tangiers sells our common stock, our common stock price may decrease due to the additional shares in the market. This could allow Tangiers to sell greater amounts of common stock, the sales of which would further depress the stock price.

•
The significant downward pressure on the price of our common stock as Tangiers sells material amounts of our common stock could encourage short sales by Tangiers or others. This could place further downward pressure on the price of our common stock.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be sold or transferred directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Tangiers is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Securities Purchase Agreement. Tangiers will pay us 90% of, or a 10% discount to the lowest daily volume weighted average price of our common stock during the five consecutive trading days immediately following the notice date.  In addition, Tangiers received 17,021,277 shares of our common stock. Tangiers’ obligations under the Securities Purchase Agreement are not transferable.

We have obtained $2,423,887 in cash advances under the Securities Purchase Agreement which means we have $5,576,113 available to us under the Securities Purchase Agreement.  Prior to this registration statement, the Company has filed registration statements with the Securities and Exchange Commission, to register a total of 706,195,119 shares of common stock issuable pursuant to the Securities Purchase Agreement, which said shares were registered prior to the recent 100 to 1 reverse split of our common stock. Under this registration statement we are registering an additional 20,652,270 shares of our common stock. We will issue these additional shares to Tangiers in order to receive advances under the Securities Purchase Agreement. This registration statement must be declared effective prior to us being able to issue those additional shares to Tangiers so that we may obtain cash advances under the Securities Purchase Agreement.

The issuance of 20,652,270 shares could cause significant dilution and put significant pressure on the price of our stock. The 20,652,270 shares of our common stock that we are registering under this registration statement will be issued to Tangiers in order to obtain the funds available to us under the Securities Purchase Agreement. If we issue to Tangiers all the 20,652,270 shares of our common stock we will only be able to receive approximately$5,546,113 in net proceeds. The dollar amount of the equity line was based on a number of considerations which include (i) the Company’s capital requirements; (ii) the Company’s then share price and then number of shares outstanding; and (iii) Tangiers’ ability to purchase shares in an amount required to provide capital to the Company.

Under the Securities Purchase Agreement Tangiers contractually agrees not to engage in any short sales of our stock and to our knowledge Tangiers has not engaged in any short sales or any other hedging activities related to our stock.

Tangiers was formed is a Delaware limited partnership. Tangiers is a domestic hedge fund in the business of investing in and financing public companies. Tangiers does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of our common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Tangiers and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $30,000, as well as retention of 10% of the net proceeds received under the Securities Purchase Agreement. The offering expenses are estimated as follows: an SEC registration fee of $647, accounting fees of $5,000 and legal fees of $24,000. We will not receive any proceeds from the sale of any of the shares of our common stock by the selling stockholders. However, we will receive proceeds from the sale of our common stock under the Securities Purchase Agreement.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Regulation S-K and as stated in this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders – an order to buy or sell a specific number of shares at the current market price – it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

Cryo-Cell International

On December 16, 2010, Cryo-Cell International, Inc. (“Cryo International”) filed an action against Cord Blood America, Inc. (the “Company”) in The Sixth Judicial Circuit Court, Pinellas County, Florida alleging claims for: tortuous interference with a business relationship; misappropriate of trade secrets and confidential information in violation of the Florida Uniform Trade Secrets Act, § 688.001, Et. Seq., Fla. Stat.; dilution of trademark in violation of § 495.151, Fla. Stat.; and Common Law Unfair Competition.   Cryo International, a competitor of the Company’s, has filed the suit apparently in an effort to stop the Company’s pursuit of the acquisition of Cryo-Cell de Mexico, S.A. de C.V. (“Cryo Mexico”), for which the Company has in place a non binding Letter of Intent for acquisition.    (see Subsequent Events).  In addition, along with its Complaint, Cryo International filed an Emergency Motion for a Temporary Injunction.  In January 2011, the Company filed a Memorandum of Law in Opposition to Cryo International’s Emergency Motion for Temporary Injunction, and a Rule 1.140(b) Motion to Dismiss Cryo International’s complaint, as well as amendments to these documents.  The Emergency Motion for a Temporary Injunction, Motion to Dismiss and related filings were heard by the Court on January 14, 2011.  The Court granted the Company’s Motion to Dismiss, finding that Cryo Mexico is an indispensible party to the lawsuit and granted Cryo International leave to file an amended complaint to add Cryo Mexico as a defendant to the lawsuit and to serve Cryo Mexico with the required legal papers.  Cryo International filed an Amended Complaint on January 20, 2011.  The Amended Complaint added Cryo Mexico as a defendant to the action, asserted all of the original causes of action against the Company, and added a claim for Breach of a License Agreement against Cryo Mexico and a claim for Unfair and Deceptive Trade Practices in violation of § 501.201, Et. Seq. Fla. Stat. against Cryo Mexico and the Company.  Cryo International also filed an amended motion for temporary injunction.  In response, Defendant Cryo Mexico filed a Motion to Dismiss for Insufficiency of Service of Process and a Motion to Dismiss for Improper Forum and Lack of Personal Jurisdiction, and the Company filed a Rule 1.140(b) Motion Regarding Amended Complaint, seeking dismissal of the Amended Complaint.  The Defendants’ Motions to Dismiss and Defendant Cryo Mexico’s Motion to Quash were heard on March 14, 2011 and thereafter, the Court granted these motions in favor of the Company and Cryo Mexico.  Subsequently, Cryo International filed a Motion for Rehearing, which said motion is to be heard on September 7, 2011.

Company management believes that there is no merit to the claims filed by Cryo International and the Company will continue to vigorously defend against these claims.

ViviCells International

On May 5, 2010, the Company executed and funded a Debtor-In-Possession loan agreement with ViviCells International, Inc. a Florida corporation (“Vivi” or the “Debtor”), NeoCells, Inc., an Illinois corporation, and AdultCells, Inc., an Illinois corporation, (jointly and severally referred to as the “Subsidiaries”), for $200,000 secured by  a super priority lien on the Debtor’s  and Subsidiaries’ assets.  As additional consideration for this loan, the Company received 21% of the Debtor’s outstanding Common Stock.  The $200,000 loan carries interest at 10% per annum, with principal and all accrued interest all due and payable on March 15, 2011.   In September 2010, the Company acquired an approximately $800,000 secured obligation of the Debtor held by a junior lien holder in  ViviCell’s bankruptcy proceeding, in exchange for the private issuance of 11,111,111 restricted shares of its Common stock  to the holder of this secured obligation.

On October 20, 2010, the Company  as a co-proponent  proposed a Plan of Reorganization for Vivi under the United States Bankruptcy Code, pursuant to which the Company proposed to acquire an additional 74% of the outstanding shares of Vivi, which would give it in excess of  94% ownership in ViVi, in exchange for the issuance of up to 64,488,889 shares of the Company’s common stock, and the Company’s agreement to make an additional senior secured loan in the amount of $300,000 to Vivi as working capital upon consummation of the Plan. Between June 16, 2010 and December 14, 2010, the Company accelerated the date of its loan commitment, and loaned $100,000 out of the proposed $300,000 loan amount to Vivi in advance of the Plan confirmation, secured under the super priority lien.   On February 16, 2011, a hearing on Confirmation of this proposed plan of reorganization was heard and approved.   The plan was scheduled to be Effective as of April 1, 2011.  However, Vivi has subsequently advised the Company that it would be unable to supply the full 94% plus ownership of Vivi’s outstanding capital stock to the Company as required under the Plan.  On April 13, 2011, the Company filed a Non Consummation of Confirmed Plan with the United States Bankruptcy Court.   The Company pursued its rights to foreclose as the holder of a super priority lien against all assets of NeoCells, ViviCells’ subsidiary. Then, on April 22, 2011, ViviCells filed an adversary proceeding against the Company, in the same United States Bankruptcy Court, Central District of California (Santa Ana), where ViviCells bankruptcy proceedings had been taking place.  ViviCells followed this by filing a Motion for a temporary restraining order on April 25, 2011, seeking to halt the foreclosure by the Company on the assets of NeoCells. The complaint and the motion were amended on May 2, 2011, primarily by adding NeoCells, in addition to ViviCells, as a party to the adversary proceeding and the motion. The motion was heard on May 2, 2011. The motion was denied, and accordingly, the Company proceeded on May 2, 2011 at 1:00 pm (CST) to foreclose against all assets of NeoCells.  At the public disposition of all property owned by NeoCells, the Company as a secured creditor bid $320,000 in offset debt, and acquired all right, title and interest in said property free and clear of any liens, security interests and encumbrances which are junior and subordinate to the Company’s security interest as a secured creditor.

At the present time, the adversary proceeding remains outstanding.  Company management believes, however, that there is no merit to the claims filed by ViviCells and NeoCells, and the Company will continue to vigorously defend against these claims.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE.

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and quality.  Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

Our directors, executive officers and other significant employees, their ages and positions are as follows:

Name	Age	Position with the Company
Matthew L. Schissler	39	Chairman and Chief Executive Officer and Secretary
Joseph R. Vicente	48	Director and Chief Operating Officer and Vice President
Timothy McGrath	46	Director

Matthew L. Schissler is one of our founders and has served as Chairman of the Board and Chief Executive Officer since January 2003. From April 2001 until January 2003, Mr. Schissler was the President and Chief Executive Officer of Rain, an advertising agency which he founded. From 1994 through March 2001, Mr. Schissler held various management sales positions at TMP Worldwide, Inc., a personnel staffing company.

Joseph R. Vicente has been a director of the Company since April 2004.  Mr. Vicente has occupied different positions at the Company since November 2004, serving most recently as Chief Operation Officer and Vice President. From July 2002 through October 2004, Mr. Vicente was an independent consultant where he provided strategic consulting services to organizations on acquisitions, operational practices and efficiencies, and sales management.  From July 1993 through April 2002, he was a Senior Vice President at TMP Worldwide, Inc. where he held various strategic, operational, and sales management positions.

Timothy McGrath has been a director of the Company since March 2006. Mr. McGrath has served in an executive capacity for the past twelve years. Mr. McGrath is currently serving as a consultant to two small start-up businesses. From January 2006 to February 2008 Mr. McGrath served as the Vice President of Finance and Accounting at BioE, Inc.  From October 1999 through September 2005 Mr. McGrath served as Vice President and Chief Financial Officer of Orphan Medical, Inc.

Involvement In Certain Legal Proceedings

None of our officers, directors, promoters or control persons has been involved in the past five years in any of the following:

(1)	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4)
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees; Audit Committee Financial Expert.

Our board has an Audit Committee made up solely of Timothy McGrath.

Our Board of Directors has determined that Cord Blood has one Audit Committee financial expert, Mr. McGrath, On April 6, 2006; the board adopted its written Audit Committee charter.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors, and persons who own more that ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission and with any exchange on which the Company's securities are traded. Officers, directors and persons owning more than ten percent of such securities are required by Commission regulation to file with the Commission and furnish the Company with copies of all reports required under Section 16(a) of the Exchange Act. To our knowledge, based solely upon our review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers and directors were complied with.

Code of Ethics

We adopted a Code of Ethics on April 13, 2005 that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics was attached as Exhibit 14.1 to our registration statement filed on Form SB-2 on May 2, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth information as of May 25, 2011, except as otherwise noted, with respect to the beneficial ownership of our common stock and is based on 70,126,445 shares of common stock issued and outstanding and entitled to vote as of said date as to:

●	Each person known by the Company to own beneficially more than five percent of our issued and outstanding common stock;

●	Each director and prospective director of the Company;

●	The Company’s Chief Executive Officer and each person who serves as an executive officer of the Company; and All executive officers and directors of the Company as a group.

Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Title Of Class	Name And Address Of Beneficial Owner (1)	Amount And Nature Of Beneficial Ownership (2)		Approximate Percent of Class (%)
Common	Matthew L. Schissler	3,681,316	(3)	5.25%
Common	Joseph Vicente	2,346,766	(4)	3.34%
Common	Timothy G. McGrath	90,667		* %
Common	All executive officers and directors as a group (3 persons)	6,118,749		8.73%
———————
*	Less than 1% of the outstanding common stock.

(1)
Except as noted above, the address for the above identified officers and directors of the Company is c/o Helm Drive, Las Vegas, NV 89119. Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of May 25, 2011 are deemed outstanding for computing the percentage of the person holding such option or warrant. Percentages are based on a total of 70,126,445 shares of common stock outstanding on May 25, 2011 and shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of May 25, 2011, as described above. The inclusion in the aforementioned table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, to our knowledge based upon information produced by the persons and entities named in the table, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person or entity.

(3)
Includes 3,210,422 currently exercisable options held by Mr. Schissler, and 55,690 shares and 229,627 options held by Stephanie Schissler, Mr. Schissler’s wife. Mr. Schissler disclaims beneficial ownership of the shares beneficially owned by his wife. Percentage calculation considers additional outstanding of the potential options listed herein.

(4)	Includes 2,236,099 currently exercisable options held by Mr. Vicente. Percentage calculation considers additional outstanding of the potential options listed herein.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

Our Amended and Restated Articles of Incorporation authorize the issuance of 250,000,000 shares of common stock, $0.0001 par value per share. As of May 25, 2011, there were 70,126,445 outstanding shares of common stock. We are authorized to issue 5,000,000 shares of preferred stock but to date we have not issued any shares of preferred stock. Set forth below is a description of certain provisions relating to our capital stock.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

We have 5,000,000 authorized shares of preferred stock with a par value of $0.0001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. As of May 26, 2011, none of our preferred shares were outstanding.

Dividend Policy

We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation Authorized And Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company’s Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Legal counsel issuing the opinion upon the validity of the securities being registered was not retained to render legal advice in connection with the preparation and registration of the securities and offering, did not review the registration statement, and limited his scope of work to the issue of validity under state law of the securities being offered.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Cord Blood America, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2010 and December 31, 2009 have been audited by Rose, Snyder & Jacobs. The reports of Rose, Snyder & Jacobs are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion regarding validity of the shares offered herein has been provided by the Law Offices of Davis & Associates and has been filed with the Registration Statement.

DESCRIPTION OF BUSINESS

Overview

Cord Blood America, Inc. ("CBAI"), formerly D&A Lending, Inc., was incorporated in the State of Florida on October 12, 1999. In October, 2009, CBAI re-located its headquarters from Los Angeles, California to Las Vegas, Nevada. CBAI is primarily a holding company whose wholly-owned subsidiaries include Cord Partners, Inc., CorCell Co. Inc., CorCell Ltd., (“Cord”), CBA Professional Services, Inc. D/B/A BodyCells, Inc. ("BodyCells"), CBA Properties, Inc. ("Properties"), and Career Channel Inc D/B/A Rainmakers International ("Rain"). In March 2010, CBAI purchased a majority interest in Stellacure GmbH (“Stellacure”). In September 2010, CBAI purchased a majority interest in Biocordcell Argentina S.A. (“Bio”). CBAI and its subsidiaries engage in the following business activities:

Cord specializes in providing private cord blood stem cell preservation services to families.

Stellacure GmbH specializes in providing cord blood stem cell preservation services to families in Germany, Spain and Italy.

Biocordcell Argentina S.A. specializes in providing cord blood stem cell preservation to families in Argentina, Uruguay and Paraguay.

BodyCells is a developmental stage company and intends to be in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential future use in stem cell therapy.

Properties was formed to hold the corporate trademarks and other intellectual property.

Rain has specialized in creating direct response television and radio advertising campaigns, including media placement and commercial production.  Management has reduced the activities of Rain, terminated its former employees, and by the end of 2010, was no longer seeking additional business.  This is consistent with management’s decision to focus its attention exclusively on the stem cell storage business and related activities.

Events in 2010

New Plant

On January 22, 2010, we officially opened our new stem cell storage facility. On March 1, 2010, we commenced processing cord blood at this new facility and on March 8, 2010, our cryogenic freezers arrived, which allows us to store cord blood specimens in our own facility. We intend to continue our organic growth through continued improvement of internal processes, continued improvement and expansion of our relationships with health insurance providers, and by leveraging those relationships in the pregnancy programs with those providers. We will expend more limited effort on expanded print, direct response and internet marketing efforts to facilitate increased prospective customer contact. Additionally, we will be concentrating our efforts on building additional sales channels through obstetrics and gynecological practices and other healthcare professionals, hospitals and other health care influencers. We also hope to leverage our growth through continued mergers and/or acquisitions of other stem cell preservation companies. We are currently exploring various acquisition opportunities and will continue to do so. We intend to continue to fund mergers and acquisitions to the extent that we identify opportunities and are able to obtain capital on commercially reasonable terms for this purpose from placements of equity, debt or convertible debt.

Optimus Capital Partners Line of Credit

In an effort to raise more capital, on July 2, 2009, the Company executed a Preferred Stock Purchase Agreement and Warrant Agreement with Optimus Capital Partners, LLC, which contemplates a $7.5 million capital commitment which may be drawn down in increments in the future by the Company under certain conditions, including the filing and effectiveness of a registration statement registering common shares issuable upon Warrant exercise and certain common shares issued as a fee at the outset.  On November 2, 2009, the Company filed its registration statement for these common shares as required by these agreements.  However, the Company is reassessing whether to follow through with the implementation of this capital commitment.  In the mean time, on January 27, 2010, the Company elected to withdraw its registration statement filed with the SEC.

Stellacure Investment

At the end of March 2010, the Company acquired 138,712 Series B Shares (the Shares) in Stellacure GmbH, a German Limited Liability Company which is in the business of collecting, processing and storing cord blood samples as a private bank for use in current or future medical therapies in Germany, Spain, and other European and Middle Eastern Countries. Our shares represent 51% of the total outstanding shares of Stellacure.

Cord believes this acquisition may serve as a strategic footprint into the growth of the stem cell business throughout Europe. In addition to Germany, where Stellacure started processing and storing in 2006, additional Stellacure sales channels established in 2009 in Spain and Italy provide immediate market penetration and an opportunity for growth. Cord Blood views the established relationship Stellacure has with the German Red Cross as a potential catalyst for expansion of Cord Blood services throughout Europe.

China Stem Cell Ltd. Investment

In March, of 2010 the Company acquired pursuant to a License Agreement, a 10% non dilutable interest in what became, in December 2010, China Stem Cells, Ltd., a Cayman Islands Company (hereinafter "Cayman"), which indirectly holds a 100% capital interest in AXM Shenyang, a company organized to conduct a Stem Cell Storage Business in China. In exchange for issuance of an equity interest in Cayman, under the terms of the Transfer of Technology Agreement the Company agreed to provide technology transfer, knowhow and training in the setup, marketing and operation of the China Stem Cell Storage business. In connection with the License Agreement, the Company will receive royalties equal to 8.5% of "Net Revenues" realized from the China Stem Cell Storage business, over the 15 year term of the agreement, with certain minimum annual royalty's payable beginning in 2011.

In December the Company also acquired the option to provide up to $750,000 of additional capital funding to Cayman through the purchase of Cayman Secured Convertible Promissory Notes and attached Cayman Warrants to acquire its Common Stock.  Other Cayman shareholders were granted similar options, with the intent of raising the aggregate up to $1.5 million in additional capital for Cayman and its subsidiaries.

As of March, 2011, Cord Blood has exercised this option in part, provided a total of $375,000 in additional capital to Cayman, and received Cayman Secured Convertible Promissory Notes for this sum along with 100 Cayman Warrants.  The Secured Convertible Promissory Notes are convertible into Cayman stock at a conversion price of $1,500 per share, subject to certain adjustments.  The Warrants have a five year term and are exercisable at an option exercise price of $0.05 per share per share, subject to certain adjustments.  As of March, 2011, other shareholders of Cayman have exercised options with similar terms, provided $500,000 in additional capital to Cayman, and are entitled to similar Cayman Secured Convertible Notes and to be issued an aggregate of 100 Cayman Warrants.

ViviCells International Acquisition

On May 5, 2010, the Company executed and funded a Debtor-In-Possession loan agreement with ViviCells International, Inc. a Florida corporation (“Vivi” or the “Debtor”), NeoCells, Inc., an Illinois corporation, and AdultCells, Inc., an Illinois corporation, (jointly and severally referred to as the “Subsidiaries”), for $200,000 secured by  a super priority lien on the Debtor’s  and Subsidiaries’ assets.  As additional consideration for this loan, the Company received 21% of the Debtor’s outstanding Common Stock.  The $200,000 loan carries interest at 10% per annum, with principal and all accrued interest all due and payable on March 15, 2011.   In September 2010, the Company acquired an approximately $800,000 secured obligation of the Debtor held by a junior lien holder in  ViviCell’s bankruptcy proceeding, in exchange for the private issuance of 11,111,111 restricted shares of its Common stock  to the holder of this secured obligation.

On October 20, 2010, the Company  as a co-proponent  proposed a Plan of Reorganization for Vivi under the United States Bankruptcy Code, pursuant to which the Company proposed to acquire an additional 74% of the outstanding shares of Vivi, which would give it in excess of  94% ownership in ViVi, in exchange for the issuance of up to 64,488,889 shares of the Company’s common stock, and the Company’s agreement to make an additional senior secured loan in the amount of $300,000 to Vivi as working capital upon consummation of the Plan. Between June 16, 2010 and December 14, 2010, the Company accelerated the date of its loan commitment, and loaned $100,000 out of the proposed $300,000 loan amount to Vivi in advance of the Plan confirmation, secured under the super priority lien.   On February 16, 2011, a hearing on Confirmation of this proposed plan of reorganization was heard and approved.   The plan is scheduled to be Effective as of April 1, 2011.  However, Vivi has subsequently advised the Company that it would be unable to supply the full 94% plus ownership of Vivi’s outstanding capital stock to the Company as required under the Plan.

On April 13, 2011, the Company filed a Non Consummation of Confirmed Plan with the United States Bankruptcy Court.   The Company pursued its rights to foreclose as the holder of a super priority lien against all assets of NeoCells, ViviCells’ subsidiary. Then, on April 22, 2011, ViviCells filed an adversary proceeding against the Company, in the same United States Bankruptcy Court, Central District of California (Santa Ana), where ViviCells bankruptcy proceedings had been taking place.  ViviCells followed this by filing a Motion for a temporary restraining order on April 25, 2011, seeking to halt the foreclosure by the Company on the assets of NeoCells. The complaint and the motion were amended on May 2, 2011, primarily by adding NeoCells, in addition to ViviCells, as a party to the adversary proceeding and the motion. The motion was heard on May 2, 2011. The motion was denied, and accordingly, the Company proceeded on May 2, 2011 at 1:00 pm (CST) to foreclose against all assets of NeoCells.  At the public disposition of all property owned by NeoCells, the Company as a secured creditor bid $320,000 in offset debt, and acquired all right, title and interest in said property free and clear of any liens, security interests and encumbrances which are junior and subordinate to the Company’s security interest as a secured creditor.  At the present time, the adversary proceeding remains outstanding.  Company management believes, however, that there is no merit to the claims filed by ViviCells and NeoCells, and the Company will continue to vigorously defend against these claims.

Biocordcell Acquisition

At the end of September 2010, the Company entered into a Stock Purchase Agreement (the “Agreement”), with the Shareholders of Biocordcell Argentina S.A., a corporation organized under the laws of Argentina (‘Bio”), providing for the Company’s acquisition of 50.1% of the outstanding shares of Bio (the “Shares), and concurrently closed the stock purchase transaction on the same date. Cord believes this acquisition will serve as an important piece to the continual growth of the Company. Bio is headquartered in Argentina, with affiliates under development in Peru, Colombia, Bolivia, Panama and Puerto Rico, and recent expansion into Uruguay and Paraguay.

With these acquisitions and investments, we now own a state-of-the-art laboratory in Las Vegas, Nevada, a stem cell company in Germany, and a stem cell company in Argentina, and a percentage ownership in what could be the world's largest stem cell storage facility in China.

Other

As a publicly traded small cap company, Cord Blood is reliant on a private entity, the Depository Trust Company (“DTC”), to permit its publicly traded shares to be eligible for electronic stock transactions.  The DTC is the only entity of its kind and is essentially unregulated.

In  December, 2010, the DTC unilaterally and without consultation with the Company, “chilled” all newly issued shares of the Company  which were entitled to be freely traded in the market and  whose holders expected to utilize the DTC Electronic Trading System.   Under what the DTC calls a “chill”, DTC precludes shares which it has unilaterally “chilled” from utilizing its Electronic Stock Transfer System, thereby putting the holders of such “chilled shares” at extreme disadvantage in the trading market when they go to sell their shares.  The “chill” applies to all shares newly issued after the “chill” went into effect on December 14, 2011, as well as all shares newly freed from private placement sales restrictions after the “chill” went into effect.  The chill includes as to the Company, even shares for which an effective registration statement is in place, and shares for which valid legal opinions have been issued by seasoned securities law counsel opining as to share entitlement to free trading status under SEC Rule 144.  The SEC File Number of the aforementioned registration statement, a Form S-1 filing, is 333-164844, which said registration statement was declared effective by the SEC on May 11, 2010.   The “ chill” applies to the resale of shares covered by this registration statement. The “chill ” fortunately does not apply to existing publicly traded shares of the Company which are out in the market place.  The holders of the “chilled” shares of the Company are the key investment bankers whose funds have been supporting CBAI with capital lines to fund its expanding business.   The Company has been forced to negotiate settlement agreements with its existing investment bankers to settle alleged breaches of contract as a result of this DTC chill and the unavailability of DTC electronic transfer for chilled Company shares.  Such settlement agreements have already cost the Company approximately $895,000 as of March 31, 2011 in damages.  The Company is endeavoring to maintain a dialogue with DTC over what the Company considers to be an unreasonable and illegal chill of its securities without cause or justification, in an effort to have this chill lifted. Whether the Company will be successful in obtaining relief from this chill is at this point uncertain.  Continued implementation of the DTC chill will make it more difficult and costly for the Company to obtain new capital which its needs to expand its business, and will likely increase claims for contract damages which the Company may have to pay as a result of its inability to deliver shares to investment bankers which are eligible for DTC electronic transfer.

The total number of shares to which the “chill” applies is 8,096,386, as of July 1, 2011, which said number was calculated based on the number of shares of the Company’s common stock issued since the “chill” went into effect on December 14, 2011, and reflects numbers after the Company’s common stock underwent a reverse split in April 2011 (post-split numbers).  Of these 8,096,386 shares, 2,911,449 shares are shares for which the above-referenced registration statement was declared effective by the SEC on March 11, 2010.   Under that registration statement, the Company may issue up to 24,058 additional shares, which said shares would all be subject to the “chill,” as long as the “chill” remains in effect.  The “chill” also applies to the resale of all 20,652,270 shares covered by this S-1/A registration statement filed July 18, 2011.

The Company is unsure as to the DTC’s reasons for its original issuance of the “chill,” and remains unsure as to why the DTC “chill” has not been lifted since its original issuance.  No formal written reasons have been given to the Company by the DTC regarding their reasons for the “chill,” in spite of the Company’s efforts to uncover any such purported reasons.  The Company’s management believes the “chill” is unreasonable and that there is no valid, legal reason for the “chill.”

The Company has been forced to negotiate settlement agreements with its existing investment bankers to settle alleged breaches of contract as a result of this DTC chill and the unavailability of DTC electronic transfer for chilled Company shares.  Specifically:

a.Liquidated Damages Agreement with JMJ Financial.
Under previous outstanding Company Convertible Notes issued to JMJ and funded by JMJ in the amount of approximately $1,750,000 executed on March 24, 2010, March 26, 2010, October 7, 2010 and January 12, 2011 (the “Earlier Notes”), the Company was obligated to deliver common shares which could be placed into the Automated System for Deposits and Withdrawals of Securities (known as “DWAC”). At present the DWAC system is not available to Company shareholders for newly issued shares of the Company’s common stock. As a result of this, on February 8, 2011, the Company entered into a settlement and liquidated damages agreement (the “Liquidated Damages Agreement”) with JMJ which contained the following terms, among others:

-Pursuant to this Liquidated Damages Agreement, the Company agreed to pay $671,385 in liquidated damages to JMJ said sum to be added to the principal amount of the Earlier Note.

- The investor was also granted the option to rescind any future conversion of portions of the principal amount of the Earlier Note, and or the 2011 Note into the Company’s common stock, and convert JMJ’s interest back into debt owed by the Company, and later at JMJ’s option, to convert back again into Company common stock.

- The per share conversion price on JMJ’s conversions of the Earlier Note and the 2011 Note was changed from a 15% discount, to a 25% discount from the Company share price, calculated as the lesser of $.0041, or the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days preceding the date of each conversion into common stock.

- The Liquidated Damages Agreement also added a 35% prepayment penalty for prepayment of any previously funded portions of any Company Note, past or future , and a 15% cancelation fee for cancellation of any portion of any past or future Company Note which had not been funded.

The exact amount of the liquidated damages for which the Company has become obligated under this Settlement and Liquidated Damages Agreement with JMJ is uncertain, since it depends in part on the future market price of the Company’s common stock.

b. Liquidated Damages Agreement with Tangiers Capital, LLC.
On January 19, 2011, the Company entered into a separate settlement and liquidated damages agreement (the “Agreement”), with Tangiers Capital, LLC (“Tangiers), one of the Company’s existing investment bankers which has been purchasing from time to time registered shares of the Company’s Common Stock for cash. Execution of the Agreement became necessary because under the existing agreement with Tangiers, entered June 27, 2008, the Company was obligated to deliver registered shares which could be “immediately” placed into the Automated System for Deposits and Withdrawals of Securities (known as “DWAC”), and at present the DWAC system is not available for newly issued registered shares of the Company.

The Agreement provides that as Liquidated Damages, the Company will remit a specified sum (the “Penalty Sum”) to Tangiers on each share the investor has previously purchased and currently holds, and on each share purchased Tangiers for cash in the future, until such time as the shares held by Tangiers can again be deposited into the DWAC system.

This Penalty Sum is to be calculated as follows: A sum equal to:

     (i) 90% of the volume weighted average price of the Company’s common stock for the five consecutive trading days immediately prior to notice of Tangier’s purchase of each specific share from the Company;

     (ii) Plus a sum equal to 30% of the sum calculated in (i) above;

     (iii) Less a sum equal to:

a. The actual sum received by Tangiers on the sale of such acquired shares upon their sale into the public market, from the date of the agreement until the date on which newly issued shares of the Company can again use the DWAC System; or

b. In the case of shares acquired during the specified period and “not sold” at the date on which the DWAC System is again available, a sum equal to the closing price for Cord common Stock on the date that newly issued shares of the Company’s common stock can again use the DWAC System.

The exact amount of the liquidated damages for which the Company has become obligated under this Settlement and Liquidated Damages Agreement with JMJ is uncertain, since it depends in part on the future market price of the Company’s common stock, as well as the timely lifting of restrictions on the use of the DWAC system by newly freed up shares of the Company’s common stock.As of March 31, 2011, the DTC’s “chill,” has already cost the Company approximately $895,000 in damages, calculated in accordance with the settlement agreements with JMJ and Tangiers.  Further, additional damages may be alleged, in accordance with the formulas set forth in the settlement agreement with Tangiers, and the settlement agreement with JMJ, and as stated above, the amounts are uncertain.

The Company anticipates that until the DTC “chill” is lifted, the “chill” will have a further adverse impact in that it will make it more difficult and costly for the Company to obtain new sources of capital and to access additional capital from the Company’s existing sources, and therefore more difficult and costly for the Company to obtain the liquidity necessary for the Company’s general business operations and growth.

The current status of the DTC “chill” is as follows: during the second week of June 2011, the DTC requested legal opinions regarding certain share issuances by the Company, along with clarification regarding an earlier legal opinion provided by the Company to the DTC.  The Company provided materials responsive to the DTC’s request approximately one week thereafter.  The Company is currently awaiting a response to the Company’s submission and is hopeful that response will come soon.

Industry Background of Cord

Stem cells. The human body is comprised of many types of cells with individual characteristics and specific functions. Cells with a defined or specialized function are referred to as differentiated. Examples of differentiated cells include nerve cells, red blood cells and skin cells. Differentiated cells are replaced and renewed over time from a population of rare, undifferentiated cells known as stem cells. As stem cells grow and proliferate, they are capable of producing both additional stem cells as well as cells that have differentiated to perform a specific function. Stem cell differentiation is prompted by specific cell-to-cell interactions or other molecular signals. These signals trigger a change in the cell’s genetic profile, causing specific genes to become active and others to become inactive. As a result, the cell develops specialized structures, features and functions representative of its differentiated cell type.

There are many types of stem cells in the human body. These stem cells are found in different concentrations and in different locations in the body during a person’s lifetime. Current thinking suggests that each organ and tissue in the body is founded, maintained and possibly rejuvenated to different degrees, on a more or less continual basis, by specific stem cell populations naturally present in the body. Types of stem cells include:

Hematopoietic stem cells.  Hematopoietic, or blood, stem cells reside in the bone marrow, umbilical cord and placenta. They can also be found in an infant’s umbilical cord as well as circulating in very small numbers in the blood. Hematopoietic stem cells generate all other blood and immune system cells in the body.

Neural stem cells. Neural stem cells can be found in the brain and spinal cord and are capable of differentiating into nerve and brain tissue.

Mesenchymal stem cells.  Mesenchymal stem cells can be found in bone marrow and differentiate into bone, cartilage, fat, muscle, tendon and other connective tissues.

Pancreatic islet stem cells. Pancreatic islet stem cells can be found in the pancreas and differentiate into specialized cells of the pancreas including cells that secrete insulin.

The ability of a stem cell to differentiate into multiple types of cells of a certain tissue is referred to as pluripotency. For example, a hematopoietic stem cell has the ability to differentiate into many types of blood and immune system cells. However, stem cells of one tissue type may also generate specialized cells of another tissue type, a characteristic referred to as plasticity. For example, under specific conditions, hematopoietic stem cells have been shown to generate specialized cells of other systems, including neural, endocrine, skeletal, respiratory and cardiac systems. These characteristics make stem cells highly flexible and very useful for a number of applications, including the potential use as therapeutics.

Cell therapy. Cell therapy is the use of live cells as therapeutic agents to treat disease. This therapy involves the introduction of cells to replace or initiate the production of other cells that are missing or damaged due to disease. Currently, the most common forms of cell therapy include blood and platelet transfusions and bone marrow transplants.

Bone marrow transplantation is a medical procedure in which hematopoietic stem cells are introduced into the body in order to regenerate healthy, functioning bone marrow. In this procedure, stem cells are obtained from a donor through a surgical procedure to remove approximately one liter of bone marrow. The donated bone marrow, including any “captured” stem cells, is then transfused into the patient. Stem cells for transplantation may also be obtained from peripheral blood or umbilical cord blood donations. Sometimes the stem cells used in the procedure are obtained from the patient’s own bone marrow or blood.

Bone marrow transplantation has been successfully employed in the treatment of a variety of cancers and other serious diseases since the 1960s. According to the International Bone Marrow Transplant Registry, over 45,000 bone marrow and other hematopoietic (blood) stem cell transplant procedures were performed worldwide in 2002.

The flexibility and plasticity of stem cells has led many researchers to believe that stem cells have tremendous promise in the treatment of diseases other than those currently addressed by stem cell procedures. Researchers have reported progress in the development of new therapies utilizing stem cells for the treatment of cancer, neurological, immunological, genetic, cardiac, pancreatic, liver and degenerative diseases.

Umbilical Cord Blood Banking

The success of current and emerging cell therapies is dependent on the presence of a rich and abundant source of stem cells. Umbilical cord blood has been emerging as an ideal source for these cells. As information about the potential therapeutic value of stem cells has entered the mainstream, and following the first successful cord blood transplant performed in 1988, cord blood collection has grown. In the past decade, several public and private cord blood banks have been established to provide for the collection and preservation of these cells. Public cord blood banks collect and store umbilical cord blood donated by women at the birth of the child. This blood is preserved and made available for a significant fee to anyone who needs it in the future. We do not currently collect or store donated cord blood units. Private, or family, cord blood banks such as Cord, collect and store umbilical cord blood on a fee-for-service basis for families. This blood is preserved and made available to the family in the event the family needs stem cells for a transplant. Stem cells have been successfully recovered from cord blood after at least fifteen years of storage in liquid nitrogen. However, these cells may be able to retain their usefulness at least as long as the normal life span of an individual.

CORD

Services Provided By Cord

Cord’s customers are typically expectant parents who choose to collect and store umbilical cord blood at the birth of their child for potential use in a stem cell transplant at a later date for that child or for another family member.  With the opening of the lab in Las Vegas, NV, Cord is able to provide services to collect, test, process and preserve umbilical cord blood.

Private cord blood banking has been growing in acceptance by the medical community and has become increasingly popular with families. For an initial fee of approximately $2,075 and an annual storage fee of approximately $125 for each year thereafter, Cord provides the following services to each customer:

Collection. We provide a kit that contains all of the materials necessary for collecting the newborn’s umbilical cord blood at birth and packaging the unit for transportation. The kit also provides for collecting a maternal blood sample for later testing.

Full-Time Physician and Customer Support. We provide 24-hour consulting services to customers as well as to physicians and labor and delivery personnel, providing any instruction necessary for the successful collection, packaging, and transportation of the cord blood & maternal blood samples.

Transportation.  We manage all logistics for transporting the cord blood unit to our centralized facility immediately following birth. This procedure ensures chain-of-custody control during transportation for maximum security.

Comprehensive Testing. At the laboratory, the cord blood sample is tested for stem cell concentration levels and blood type. The cord blood sample and the maternal blood sample are also tested for infectious diseases. We report these results to both the mother and her doctor.

Cord Blood Preservation. After processing and testing, the cord blood unit is cryogenically frozen in a controlled manner and stored in liquid nitrogen for potential future use. Data indicates that cord blood retains viability and function for at least eighteen years when stored in this manner and theoretically could be maintained at least as long as the normal life span of an individual.

Explanation of Certain Material Agreements And Transactions

Patent License Agreement

PharmaStem Therapeutics holds certain patents relating to the storage, expansion and use of hematopoietic stem cells. In the past five years, PharmaStem has commenced suit against numerous companies involved in cord blood collection and preservation alleging infringement of its patents. In October 2003, after a jury trial, judgment was entered against certain of our competitors and in favor of PharmaStem in one of those suits. In February 2004, PharmaStem commenced suit against Cord Partners and certain of its competitors alleging infringement of its patents. Management of Cord Partners determined to settle, rather than to litigate, this matter. As a result, PharmaStem and Cord Partners entered into a Patent License Agreement in March 2004. Pursuant to the Patent License Agreement, Cord Partners may, on a non-exclusive basis, collect, process and store cord blood utilizing PharmaStem technology and processes covered by its patents for so long as the patents may remain in effect. All of the patents are scheduled to expire in 2010. Cord Partners is obligated under the Patent License Agreement to pay royalties to PharmaStem of 15% of all revenues generated by Cord Partners from the collection and storage of cord blood on and after January 1, 2004. Other than royalties, no amount is payable by Cord Partners to PharmaStem. All litigation between the parties was dismissed and all prior claims were released.  As of 2008, Cord has ceased paying all royalties to PharmaStem.  The patents have been declared void.  The decision is currently under a final appeal. As of March 31, 2011, the Company included approximately $226,000 in accounts payable to account for this liability since 2008. This account may be reversed in the future pending final decision on appeal.

CorCell Acquisition

On October 13, 2006, we entered into an Asset Purchase Agreement with Vita34 for the assets of CorCell, Inc., to begin the process of acquiring the business of collection, processing and storage of blood taken from umbilical cord after a child is born. On February 28, 2007, we completed the acquisition. The acquisition related to all rights to possession and custody of all acquired samples owned by CorCell, Inc. and associated with the operations of CorCell, Inc., which is predominantly the current customer base and revenues. The deal also included the purchase of cryogenic freezers and other fixed assets used in this umbilical cord blood samples business. CorCell is not PharmaStem licensed. These cryogenic freezers were moved to our Las Vegas facilities on March 8, 2010.

CureSource Asset Acquisition

On August 20, 2007, we completed the acquisition of specific assets from CureSource, Inc., for the aggregate purchase price of $106,500 in cash and $10,000 value paid in common restricted shares of the company, for a total purchase price of $116,500. The asset purchase related to the existing customer samples owned by CureSource, Inc. and associated with the operations of CureSource, Inc., which predominantly is the current customer base and revenues.

Cryobank for Oncologic and Reproductive Donors (CORD) Acquisition

On January 24, 2006, we acquired specific assets related to our collecting, testing, processing and preserving umbilical cord blood, including the assets and liabilities associated with approximately 750 umbilical cord blood samples, as well as three cryogenic freezers used for the storage of such umbilical cord blood samples, for the aggregate purchase price of $260,000.

Shelter Island Warrants And Puts

In connection with convertible debt financing consummated in February of 2007 with Shelter Island Opportunity Fund, LLC, the Company issued to the lender in that transaction a “Put Agreement”, whereby the Company agreed to purchase from the Lender up to 36,000,000 (pre-reverse stock split amounts) shares of its common stock from the lender at a fixed purchase price of $0.05 per share, or for a total of up to $1,800,000 if the Put is exercised in full.  The Put provides that if the Company is unable to, or chooses not to pay the Put price in cash, the Company can issue a convertible promissory note, bearing interest at 16% per annum during its initial 12 month term, and interest at 20% per annum thereafter, payable on a monthly basis over on a 24 month level amortization, secured by unspecified assets, and payable at the Company’s option by delivery of shares of its Common stock in lieu of cash.

At the same time, the Company issued to the Lender a warrant to acquire 36,000,000 (pre-reverse stock split amounts) shares of its common stock, at a warrant exercise price of $0.101, subject to exercise price adjustment under certain circumstances. The exercise price as subsequently been adjusted under the warrant provisions and is currently fixed at $0.0086 per share.

The Lender in August of 2009 endeavored to exercise its rights under the Put without first exercising the warrant or otherwise acquiring shares of the Company’s common stock which the Lender would be able to deliver to the Company as required by the Put.  As a result of the Lender’s inability to deliver to the Company shares of the Company’s common stock as required by the Put, the Company declined to pay the cash Put price or deliver the convertible promissory note in satisfaction of the Put, and has taken the position that the Put has not been exercised.

After extensive negotiations with Shelter Island, the parties entered into a transaction on July 21, 2010, whereby the 36 million shares Warrant Agreement was canceled, and the obligation represented by the Put Option Agreement was satisfied by the Company's delivery  to Shelter Island of a new Senior Secured Note in the principal amount of $1,590,400  (the "Replacement Note"). With this agreement, the derivative liability of $1,608,658 was reduced to $1,590,400 and then reclassified on the balance sheet as a note payable. The Replacement Note matures on September 30, 2011, bears interest at 16% per annum, interest-only is due, for the period July 31, 2010 through January 31, 2011, and is payable in six equal monthly installments of $265,067 each, commencing January 31, 2011. The Company, at its option, may pay the principal amount due on the Replacement Note by the issuance of unregistered Company Common Stock, to be valued at an agreed conversion rate that is fixed for this purpose, subject to certain adjustments, at 85% of the market value of the Company's common stock, calculated based on the five lowest daily closing prices for the stock over certain specified 20 day periods.

On March 17, 2011, the parties entered into an Amendment for above said Replacement Note.  The Amendment extends the commencement date of the six monthly installments each in the amount of $ 248,400 to April 30, 2011 in exchange for continued interest payments for February, March and April, along with a cash payment of $25,000 as an adjustment to the principal balance.  Other terms of the Replacement Note remain for the most part the same.

Stellacure Acquisition

In March 2010, the Company acquired 138,712 Series B Shares of Stellacure, GmbH, which represents an ownership percentage of 51%, a German Limited Liability Company that is in the business of collecting, processing, and storing cord blood samples. The purchase price paid by the Company was EUR 501,000. Stellacure operates primarily in Germany; however, it established sales channels in Spain and Italy in 2009. The Company intends to utilize these markets for immediate market penetration and an opportunity for growth throughout Europe.

BioCells Acquisition

In September 2010, the Company entered into a Stock Purchase Agreement (the “Agreement”), with the Shareholders of Biocordcell Argentina S.A., a corporation organized under the laws of Argentina (“Bio”), providing for the Company’s acquisition of 50.1% of the outstanding shares of Bio (the “Shares).

Under the Agreement, the Company paid $375,000 in cash at the closing, and was obligated to pay an additional $350,000 in October, 2010, $150,000 of which is part of the fixed portion of the purchase price for the shares, for a total minimum purchase price of $525,000. The remaining $200,000 of this payment represents advances against the contingent payments due based on Bio’s 2010 and 2011 net income performances.

The Agreement provides that the Shareholders are to be paid contingent “earn-out” compensation in 2011 based on achieving certain levels of net income in 2010; and additional contingent “earn-out” compensation in 2012 based on achieving certain levels of net income in 2011.

BodyCells

BodyCells is a developmental stage company in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells that allows individuals to privately preserve their stem cells for potential future use in stem cell therapy.

Competition

The Company is one of an estimated thirty (30) firms in the US providing private cord blood banking services.  Internationally there are an estimated one hundred and twenty (120) additional firms offering these services. The Company has built its business in the United States (“US”) via a model of organic growth and accretive acquisitions.

Management believes that in the US the organic differentiator for the company is its emphasis on strategic relationships with larger health insurance providers. This approach differs from our major competitors who tend to focus on a traditional pharmaceutical model by having sales reps cover a market by visiting ob/gyn practices.  By focusing on the health insurance relationships, while the sales cycle is longer, once established, management believes the sales approach builds loyalty and reoccurring sales.

The Company officially opened its own laboratory operations at its new facility in Las Vegas, Nevada on January 22, 2010.  Previously the Company has outsourced these key scientific elements to a third party.  Now, with this key expertise in house, the Company has the ability to continue making advancements on existing and new services related to stem cells.

Management plans to add acquisitions that either increases the company's footprint, which may include international elements, and/or increase the reoccurring storage based revenues, assuming sufficient new sources of capital can be located to make such acquisitions.  To date, the Company has concluded six acquisitions, and management believes there exist multiple opportunities to acquire smaller competitors who do not have the resources to compete on a go forward basis.

Intellectual Property

We rely upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, nondisclosure agreements and technical measures to protect the intellectual property used in our business. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers. We also seek to control access to and distribution of our technology, documentation and other proprietary information.  We use numerous trademarks, trade names and service marks for our products and services. We also rely on a variety of intellectual property rights that we license from third parties. Although we believe that alternative technologies are generally available to replace such licenses, these third party technologies may not continue to be available to us on commercially reasonable terms.

The steps we have taken to protect our copyrights, trademarks, service marks and other intellectual property may not be adequate, and third parties could infringe, misappropriate or misuse our intellectual property. If this were to occur, it could harm our reputation and adversely affect our competitive position or results of operation.

Properties

CBA Properties, Inc. holds trademarks of CBA and its subsidiaries, including word marks registered with the United States Patent and Trademark Office (“USPTO”) in two international classes for the words “Cord Blood America,” as well as a design mark which incorporates the words “Cord Blood America,” registered with the USPTO in two international classes, along with several other trademarks.”

Rain

Rain was acquired on February 28, 2005 and is in the business of advertising.  Sources of revenue for Rain included, procuring and placing radio and television advertising; per-inquiry advertising on radio and television; production of radio and television commercials, procuring and setting up call centers; editing, dubbing and distribution of radio and television commercials; and procuring and placing print advertising.

Management has reduced the activities of Rain, terminated its former employees, and is no longer seeking new business.  This is consistent with management’s decision to focus its attention on the stem cell storage business and related activities.

Environmental Remediation

The Company does not currently have any material capital expenditure commitments for environmental compliance or environmental remediation for any of its properties. The Company does not believe compliance with federal, state and local provisions that have been enacted or adopted regarding the discharge of materials into the environment, or otherwise relating to the protection of the environment, will have a material effect on its capital expenditures, potential earnings or competitive position.

Employees

As of December 31, 2010, we had twenty two full time employees, and five part time employees.  Our full time employees include our Chairman of the Board and Chief Executive Officer, our Vice President of Operations, Dr. Geoffrey John O’Neill, laboratory, customer service and sales personnel.  We believe our relations with all of our employees are good.

Exchange Act Reports

The Company makes available free of charge through its Internet website, www.cordblood-america.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such materials are electronically filed with or furnished to the Securities and Exchange Commission (SEC). The SEC maintains an Internet website, www.sec.gov, which contains reports, proxy and information statements, and other information filed electronically with the SEC. Any materials that the Company files with the SEC may also be read and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D. C. 20549.

Information on the operations of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. The information provided on the Company’s website is not part of this report and is not incorporated herein by reference.

Transactions Subsequent To Year End

JMJ Financial

On January 12, 2011, the Company issued a $1,050,000 “Convertible Promissory Note” to JMJ Financial (“JMJ”), a private investor (the “2011 Note”).    The 2011 Note bears interest in the form of a onetime interest charge of 10%, payable with the Note’s principal amount on the maturity date, January 12, 2014.  All or a portion of the 2011 Note principal and interest is convertible at the option of JMJ from time to time, into shares of the Company’s common stock, originally fixed at a per share conversion price equal to 85% of the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days previous to the effective date of each such conversion. At the same time, JMJ issued and delivered to the Company, a  “Secured & Collateralized Promissory Note” dated January 12, 2011, (the “JMJ Note”), which served as sole consideration to the Company for the Company’s issuance of  the 2011 Note to JMJ.   The JMJ Note is in the principal amount of   $1,000,000,  bears interest in the form of a onetime interest charge of 10.5%, and interest is payable with the JMJ Note’s principal on its maturity date, January 12, 2014.  The JMJ Note is secured by JMJ assets in the form of money market fund or similar equivalent having a value of at least $1,000,000.

Under a previous outstanding Convertible Promissory Note having similar terms as described above and issued to JMJ and funded by JMJ in the amount of approximately $1,750,000 (the “Earlier Notes”), the Company was obligated to deliver common shares which could be placed into the  Automated System for Deposits and Withdrawals of Securities (known as “DWAC”).  At present the DWAC system is not available to Company shareholders for newly issued shares of the Company’s common stock.  As a result of this breach, on February 8, 2011, the Company entered into a settlement agreement with JMJ which contained the following term, among others, which the Company agreed to pay $671,385 in liquidated damages to JMJ, and in consideration for an additional $1 million in financing, said to be added to the principal amount of the Earlier Note.

VidaPlus

On January 24, 2011, the Company entered into a Stock Purchase Agreement to acquire up to 51% of the capital stock in VidaPlus, an umbilical cord processing and storage company headquartered in Madrid, Spain.  The Agreement is organized into three tranches; the first executed at closing with an initial investment of 150,000 Euro for an amount equivalent to 7% as follows; 1% of share capital in initial equity and 6% from a loan convertible into equity within 12 months of closing.  The initial investment is secured by a Pledge Agreement on 270 VidaPlus samples that are incurring annual storage fees.  The second tranche provides the opportunity for an additional 28% in share capital through monthly investments based on the number of samples processed in that month (up to a maximum of 550,000 EUR).  Converting the investment from a loan into equity for tranche two will take place every 12 months, and the obligation will have been met in full after 1,000 samples have been processed and stored.  The third tranche follows a similar loan to equity agreement as tranche two but for an additional 16% equity at the option of the Company (up to a maximum of 550,000 EUR).  VidaPlus contracts through Stellacure and their relationship with the German Red Cross for their processing and storage.  The second and third tranches contain conditional components for funding to continue from CBAI, including payments to Stellacure by Vida to be current with previously agreed to terms between the parties. The Company believes that further support of a key channel partner to Stellacure provides additional opportunities for expansion throughout Europe.

Reproductive Genetics Institute

On February 24, 2011, the Company acquired the following assets; 593 umbilical cord blood samples and all related file documents, four (4) cryogenic storage tanks, and two computers from Reproductive Genetics Institute, Inc. (RGI) for $76,000 in cash.  The Company paid an additional $48,885 to RGI to cover claims related to ViviCells International for a total of $124,885. In March 2011, the assets acquired were relocated to the Company’s Las Vegas laboratory.

Additional Possible Acquisitions

In 2010 and continuing in 2011, the Company has also entered into three separate letters of intent, two nonbinding and one binding, contemplating the acquisition of two separate operating companies in the stem cell industry.  Acquisition is contingent on completion of ongoing due diligence review to the Company’s satisfaction, and the Company’s successfully obtaining new capital on commercially reasonable terms to fund one or more, or all of these acquisitions.  One of these acquisitions is Cryo-Cell de Mexico, S.A. de C.V. (“Cryo Mexico”) - see discussion under litigation below). Another is a US Stem Cell Company, and a third is a South American Stem Cell Company.  (See separate Form 8K reports filed with the Securities and Exchange Commission with regard to certain of these potential acquisitions, which Reports are incorporated herein by reference.)   At this stage the only documents that have been executed are Letters of Intent, and each specifically states that it is non-binding.  Further, Cord Blood has initiated, but has not completed its due diligence. Also, each acquisition would require Cord first to locate and obtain additional capital on commercially reasonable terms in order to consummate the acquisition.  No such arrangements are currently in place, it is uncertain whether such additional capital can be obtained.   As a result, although management is optimistic, there can be no assurance that any of the contemplated acquisitions will occur, and at this date there is no obligation on the Company’s part to proceed with any of these acquisitions.

St. George Investments

On March 10, 2011, Cord Blood America, Inc. (the "Company") entered into a Note and Warrant Purchase Agreement (the "Purchase Agreement") with St. George Investments, LLC, an Illinois limited liability company (the "Investor") whereby the Company issued and sold, and the Investor purchased: (i) Secured Convertible Promissory Notes of the Company in the principal amount of $1,105,500 (the "Company Note") and (ii) a Warrant to purchase common stock of the Company (the "Warrant").  The Investor paid $250,000 in cash as an initial payment to the Company and executed and delivered six separate “Secured Buyer Notes” (the “Buyer Notes”), as consideration in full for the issuance and sale of the Company Note and Warrants.

The principal amount of the Company Note is $1,105,500 ("Maturity Amount") and the Company Note is due 48 months from the issuance date of March 10, 2011.  The Company Note has an interest rate of 6.0%, which would increase to a rate of 12.0% on the happening of certain Trigger Events, including but not limited to: a decline in the 10-day trailing average daily dollar volume of the common shares in the Company’s primary market to less than $30,000.00 of volume per day at any time; the failure by the Company or its transfer agent to deliver Conversion Shares (defined in the Company Note) within 5 days of Company’s receipt of a Conversion Notice (defined in the Company Note).  The total amount funded (in cash and notes) at closing will be $1,000,000, representing the Maturity Amount less an original issue discount of $100,500.00 and the payment of $5,000 to the Investor to cover its fees, with payment consisting of $250,000 advanced at closing and $750,000 in a series of six secured convertible Buyer Notes of $125,000.00 each, with interest rates of 5.0%.  The Buyer Notes are secured by an Irrevocable Standby Letter of Credit (“Letter of Credit”).

The Investor has also received a five year warrant entitling it to purchase 139,925,374 shares of common stock of the Company at an exercise price of $.00179. The warrant also contains a net exercise /cashless exercise provision.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy;

•	our possible financings; and

•	the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in our consolidated financial statements and notes thereto for the year ended December 31, 2010 and 2009, as well as the quarterly report for the period ended March 31, 2011 and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our annual Report on Form 10-K for the year ended December 31, 2010 and 2009. We also urge you to review and consider our disclosures describing various risks that may affect our business, which are set forth under the heading "Risk Factors Related to our Business" in our annual Report on Form 10-K for the year ended December 31, 2010.

Summary and Outlook of the Business

CBAI is primarily an umbilical cord blood stem cell preservation company with a particular focus on the acquisition of customers in need of family based products and services.

Cord

The umbilical cord blood stem cell preservation operations provide umbilical cord blood banking services to expectant parents throughout all 50 United States. Our corporate headquarters recently re-located to Las Vegas, NV from Los Angeles, CA. Cord earns revenue through a one-time enrollment and processing fee, and through an annually recurring storage and maintenance fee. Cord blood testing, processing, and some storage was conducted by our outsourced laboratory partner, Progenitor Cell Therapy, LLC, (PCT) in New Jersey. In March 2010, we began to process and store cord blood in our own facility, terminating our contract with PCT on February 28, 2010. We provide the following services to each customer.

•
Collection Materials. We provide a medical kit that contains all of the materials necessary for collecting the newborn’s umbilical cord blood at birth and packaging the unit for transportation. The kit also provides for collecting a maternal blood sample for later testing.

•
Physician And Customer Support. We provide 24-hour consulting services to customers as well as to physicians and labor and delivery personnel, providing any instruction necessary for the successful collection, packaging, and transportation of the cord blood & maternal blood samples.

•
Transportation. We coordinate the transportation of the cord blood unit to our laboratory in Las Vegas, immediately following birth. This process utilizes a private medical courier, Airnet, for maximum efficiency and security.

•
Comprehensive Testing. At the laboratory, the cord blood sample is tested for stem cell concentration levels, bacteria and blood type.  The maternal blood sample is tested for infectious diseases. We report these results to the newborn’s mother.

•
Cord Blood Preservation. After processing and testing, the cord blood unit is cryogenically frozen in a controlled manner and stored in liquid nitrogen for potential future use. Data indicates that cord blood retains viability and function for at least fifteen years when stored in this manner and theoretically could be maintained at least as long as the normal life span of an individual.

Going forward, management will continue to assess business opportunities, and plans to pursue customer acquisition, both through organic growth and acquisition.

Stellacure GmbH

Based in Hamburg Germany, Stellacure GmbH  collects, processes and stores cord blood samples as a private bank for use in current or future medical therapies in Germany, Spain, and other European and Middle Eastern Countries.

Biocordcell Argentina S.A.

Based in Buenos Aires, Biocordcell Argentina S.A., processes and stores cord blood samples as a private bank for use in current or future medical therapies in Argentina, Uruguay and Paraguay.

Rain

Rain had specialized in creating direct response television and radio advertising campaigns, including media placement and commercial production.  Management has reduced the activities of Rain, terminated its former employees, and is no longer seeking business.  This is consistent with management’s decision to focus its attention on the stem cell storage business and related activities.

BodyCells

We are continuing to pursue other growth opportunities by acquisition or internal growth. The development of BodyCells, which is anticipated to facilitate the collecting, processing and preserving of peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential future use in stem cell therapy, is currently suspended pending the identification of an alternative lab to partner with.

Critical Accounting Policies

We define critical accounting policies as those that are important to the portrayal of our financial condition and results of operations and require estimates and assumptions based on our judgment of changing market conditions and the performance of our assets and liabilities at any given time. In determining which accounting policies meet this definition, we considered our policies with respect to the valuation of our assets and liabilities and estimates and assumptions used in determining those valuations. We believe the most critical accounting issues that require the most complex and difficult judgments and that are particularly susceptible to significant change to our financial condition and results of operations include the following:

●	determination of the level of allowance for bad debt;

●	deferred revenue; and

●	revenue recognition

●	valuation of derivative instruments

Accounts Receivable

Accounts receivable consist of the amounts due for the processing and storage of umbilical cord blood, placenta collection and whole cord blood collection, advertising, commercial production and internet lead generation. Accounts receivable relating to deferred revenues are netted against deferred revenue for presentation purposes. The allowance for doubtful accounts is estimated based upon historical experience. The allowance is reviewed quarterly and adjusted for accounts deemed uncollectible by management. Amounts are written off when all collection efforts have failed.

Deferred Revenue

Deferred revenue consists of payments for enrollment in the program and processing of umbilical cord blood by customers whose samples have not yet been collected, as well as the pro-rata share of annual storage fees for customers whose samples were stored during the year.

Revenue Recognition

We recognize revenue under the provisions of ASC 605-25 (previously Staff Accounting Bulletin 104 “Revenue Recognition”). Cord provides a combination of products and services to customers. This combination arrangement is evaluated under ASC 605-25-25 (previously Emerging Issues Task Force (Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,”). ASC 605-25-25 addresses certain aspects of accounting for arrangements under multiple revenue generating activities.

Revenue from both enrollment fees and processing fees are recognized upon the completion of processing. Revenue from storage fees are recognized ratably over the contractual storage period.

Rain generated revenue from packaged advertising services, including media buying, marketing and advertising production services. Rain’s advertising service revenue was recognized when the media ad space was sold and the advertising occurred. Rain’s advertising production service revenue was derived through the production of an advertising campaign including, but not limited to audio and video production, establishment of a target market and the development of an advertising campaign.

Our revenue recognition policy involves significant judgments and estimates about the ability to collect. We assess the probability of collection based on a number of factors, including past transaction history and/or the creditworthiness of our clients’ customers, which is based on current published credit ratings, current events and circumstances regarding the business of our client’s customer and other factors that we believe are relevant. If we determine that collection is not reasonably assured, we defer revenue recognition until such time as collection becomes reasonably assured, which is generally upon receipt of cash payment.

The umbilical cord blood stem cell preservation operations provide umbilical cord blood banking services to expectant parents throughout all 50 United States, Argentina, and Germany. Our corporate headquarters are located in Las Vegas, NV. Cord earns revenue through a one-time enrollment and processing fee, and through an annually recurring storage and maintenance fee.

•
Collection Materials. We provide a medical kit that contains all of the materials necessary for collecting the newborn’s umbilical cord blood at birth and packaging the unit for transportation. The kit also provides for collecting a maternal blood sample for later testing.

•
Physician And Customer Support. We provide 24-hour consulting services to customers as well as to physicians and labor and delivery personnel, providing any instruction necessary for the successful collection, packaging, and transportation of the cord blood & maternal blood samples.

•
Transportation. We coordinate the transportation of the cord blood unit to our laboratory partner, immediately following birth. This process utilizes a private medical courier, Airnet, for maximum efficiency and security.

•
Comprehensive Testing. At the laboratory, the cord blood sample is tested for stem cell concentration levels, bacteria and blood type.  The maternal blood sample is tested for infectious diseases. We report these results to the newborn’s mother.

•
Cord Blood Preservation. After processing and testing, the cord blood unit is cryogenically frozen in a controlled manner and stored in liquid nitrogen for potential future use. Data indicates that cord blood retains viability and function for at least fifteen years when stored in this manner and theoretically could be maintained at least as long as the normal life span of an individual.

Going forward, management will continue to assess the market conditions, particularly related to the cost of customer acquisition, and whether organic growth or continued M&A activity will lead CBAI closer to profitability.

We believe that the Stellacure acquisition may serve as a strategic footprint into the growth of the stem cell business throughout Europe. In addition to Germany, where Stellacure started processing and storing in 2006, additional Stellacure sales channels established in 2009 in Spain and Italy provide immediate market penetration and an opportunity for growth. Cord Blood management intends to continue to pursue additional sales channels in other markets in 2011, to the extent capital is available for this purpose. Cord Blood views the established relationship Stellacure has with the German Red Cross as a potential catalyst for expansion of Cord Blood services throughout Europe.

We believe the Biocordcell acquisition serves as an important piece to the continual growth of the Company. Bio is headquartered in Argentina, with affiliates under development in Peru, Colombia, Bolivia, Panama and Puerto Rico, and recent expansion into Uruguay and Paraguay.

With these recent acquisitions, we now own a state-of-the-art laboratory in Las Vegas, Nevada, a stem cell company in Germany, a stem cell company in Argentina, and we are partners in what could be the world's largest stem cell storage facility in China.

BodyCells

We are continuing to pursue other growth opportunities by acquisition or internal growth. The development of BodyCells, which is anticipated to facilitate the collecting, processing and preserving of peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential future use in stem cell therapy, is currently suspended pending the identification of an alternative lab to partner with.

Results of Operations for the Year Ended December 31, 2010 Compared To the Year Ended December 31, 2009

For the year ended December 31, 2010, our total revenue increased $0.9 million, or 28% to $4.1 million as compared to $3.2 million for the year ended December 31, 2009. Cord’s revenues were $3.25 million, while Stellacure’s revenues contributed $0.45 million, and Biocordcell’s revenues contributed $0.43 million. The increase in revenue overall, is due to growth in our customer list, revenue generation from the placenta project, which contributed $0.1 million, and the acquisitions of Stellacure and Biocordcell. Cord’s annual storage fees increased approximately $0.5 million, or 30% from the prior comparative year, to approximately $2.2 million. Cord remains focused on strategic organic growth and accretive acquisition strategies, which management hopes will reduce or eliminate the losses and negative operating cash flow.

Cost of services increased $0.2 million to $1.6 million, and gross profit which is 61% increased $0.8 million, or 41% to $2.5 million. The increase is a result of the duplicate costs incurred while bringing the lab process in house and continuing to pay for outsourcing early on during the year, which was an added cost of $0.2 million. In addition to these duplicate costs, we incurred $0.1 million in costs associated with implementing the placenta project.  The company anticipates that through the growth and expansion of our Cord business, and the processing and storage of the cord blood in our own facilities, our direct costs should decrease and our gross margins increase.

Administrative and selling expenses increased $1.0 million to a total of $8.3 million. Of the $1.0 million increase, $1.2 million was related to the consolidation of which Stellacure was $0.9 million, and Biocordcell was $0.3 million. Our interest expense and change in derivatives liability significantly decreased by approximately $2.47 million or 58% to approximately $1.78 million in 2010. The primary reason for this decrease is due to the settlement of the Shelter Island Put Option. Once settled, the amount was reclassified from a derivative liability to a note payable. During the year, the Company spent $0.65 million to purchase Stellacure, a company in Germany. The acquisition of StellaCure has resulted in start-up costs of $0.8 million. In addition to this acquisition, the Company spent $0.3 million as part of the purchase of Biocordcell, a company in Argentina. These two acquisitions have created opportunities that allow Cord to expand into the European market, and the South American market.

Our total net loss decreased approximately $1.3 million, or 13% from $9.8 million for the year ended December 31, 2009 to $8.5 million for the year ended December 31, 2010. Of the $8.5 million net loss in 2010, $4.5 million was related to non-cash expenses made up of $1.7 million in interest and changes in derivative liabilities, $0.6 million in depreciation and amortization, and $2.2 million in stock compensation.

Liquidity and Capital Resources

We have experienced net losses of $8.5 million and $9.8 million for the years ended December, 2010 and 2009, respectively. At December 31, 2010, we had $0.35 million in cash. We currently collect cash receipts from operations through Cord and both of our subsidiaries, Biocordcells and Stellacure. Cash flows from operations are not currently sufficient to fund operations in combination with these corporate expenses. During the period we eliminated $3.7 million of notes payable, through equity issuances.

Net cash used in operating activities increased approximately $2.5 million from the prior comparative year to $4.4 million. The increase was a result of the $0.3 million towards the acquisition of Bio, $0.6 million in operating assets and liabilities, and $0.4 million in non-controlling interest. Net cash provided by financing activities increased approximately $1.5 million from the prior comparative year to $4.5 million. This increase was due to the issuance of notes payable amounting to $4.2 million. During the year, cash and cash equivalents decreased approximately $0.4 million from the prior comparative year to $0.3 million.

Since inception, we have financed cash flow requirements through the issuance of common stock and warrants for cash, services and repayments on loans. As we expand our operational activities, we may continue to experience net negative cash flows from operations and we will be required to obtain additional financing to fund operations through equity offerings and borrowings to the extent necessary to provide working capital. Financing may not be available, and, if available, it may not be available on acceptable terms. Should we secure such financing, it could have a negative impact on our financial condition and our shareholders. The sale of debt would, among other things, adversely impact our balance sheet, increase our expenses and increase our cash flow requirements. The sale of equity could, among other things, result in dilution to our shareholders. If our cash flows from operations are significantly less than projected, then we would either need to cut back on our budgeted spending, look to outside sources for additional funding or a combination of the two. If we are unable to access sufficient funds when needed, obtain additional external funding or generate sufficient revenue from the sale of our products, we could be forced to curtail or possibly cease operations.

The recent unilateral action by the DTC in “chilling” the use of the DTC electronic stock transfer system for privately issued  and even registered shares of the Company’s common stock issued to its investment bankers is currently having an adverse impact on the Company’s liquidity and capital resources in that it is making it more difficult for the Company to obtain new sources of capital and to access additional capital from existing sources, specifically through equity financings and borrowings. Further, when new sources of capital are obtained, the “chill” is making such capital more costly.  The holders of the “chilled” shares of the Company are the key investment bankers whose funds have been supporting the Company with capital lines to fund its expanding operations.  The Company anticipates that until the DTC “chill” is lifted, the “chill” will continue to have this same adverse impact on the Company’s liquidity and capital resources.  Namely, it will make it more difficult and costly for the Company to obtain new sources of capital and to access additional capital from the Company’s existing sources, and therefor more difficult and costly for the Company to obtain the liquidity necessary for the Company’s general business operations and growth.  Moreover, the Company has been forced to negotiate settlement agreements with its existing investment bankers to settle alleged breaches of contract as a result of this DTC “chill” and the unavailability of DTC electronic transfer for “chilled” Company shares.  Such settlement agreements have already cost the Company approximately $895,000 as of March 31, 2011 in damages , and the Company anticipates potential future alleged damages in accordance with the settlement agreements entered into by and between the Company and Tangiers Investors, LP on January 19, 2011 and JMJ Financial on February 8, 2011 .

Financial Condition and Results Of Operations as of December 31, 2010

As of December 31, 2010, our total assets were $7.4 million as compared to $5.2 million as of December 31, 2009, or an increase of approximately 42%. A portion of this increase, or $0.8 million, is due to the acquisition of Stellacure and Biocordcell. Additionally these aquisitions, provided for an additional $0.3 million of accounts receivable, $0.1 million of property and equipment, and $0.3 million of goodwill.

As of December 31, 2010, total liabilities increased approximately 28% to $6.6 million as compared to approximately $5.2 million as of December 31, 2009. This increase is primarily due to the acquisition of Stellacure and Biocordcell, which added $1.7 million, compounded by a decrease in Cord’s total liabilities of approximately $0.2 million. Cord’s accounts payable have decreased by approximately $0.3 million, or 38% to $0.4 million. Our derivative liability has decreased approximately $2.2 million to $0.2 million. During the year, our notes payable have increased approximately $2.0 million to $2.2 million.

At December 31, 2010, we had a working capital deficit of approximately $4.6 million. We will continue to carry a deficit until such time, if ever, that we can increase our assets and reduce our significant liabilities which are currently composed of notes payable, derivatives liability, accounts payable, accrued expenses, and deferred revenues.

Recent Developments During the First Quarter 2011

VidaPlus

On January 24, 2011, the Company entered into a Stock Purchase Agreement to acquire up to 51% of the capital stock in VidaPlus, an umbilical cord processing and storage company headquartered in Madrid, Spain.  The Agreement is organized into three tranches; the first executed at closing with an initial investment of approximately $204,000 (150,000 Euro) for an amount equivalent to 7% as follows; 1% of share capital in initial equity or approximately $30,000 and 6% or an estimated $174,000 as a loan convertible into equity within 12 months of closing.  The initial investment is secured by a Pledge Agreement on 270 VidaPlus samples that are incurring annual storage fees.  The second tranche provides the opportunity for an additional 28% in share capital through monthly investments based on the number of samples processed in that month (up to a maximum of 550,000 EUR).  The first installment of this second tranche was completed during the Quarter at an estimated loan amount of $15,000.  Converting the investment from a loan into equity for tranche two will take place every 12 months, and the obligation will have been met in full after 1,000 samples have been processed and stored.  The third tranche follows a similar loan to equity agreement as tranche two but for an additional 16% equity at the option of the Company (up to a maximum of 550,000 EUR).  VidaPlus contracts through Stellacure and their relationship with the German Red Cross for their processing and storage.  The second and third tranches contain conditional components for funding to continue from CBAI, including payments to Stellacure by Vida to be current with previously agreed to terms between the parties. The Company believes that further support of a key channel partner to Stellacure provides additional opportunities for expansion throughout Europe.

Reproductive Genetics Institute

On February 24, 2011, the Company acquired the following assets; 593 umbilical cord blood samples and all related file documents, four (4) cryogenic storage tanks, and two computers from Reproductive Genetics Institute, Inc. (RGI) for $76,000 in cash.  The Company paid an additional $48,885 to RGI to cover claims related to ViviCells International for a total $124,885.  In March 2011, the assets acquired were relocated to the Company’s Las Vegas laboratory.

Results of Operations for the Three-Months Ended March 31, 2011

For the three months ended March 31, 2011, our total revenue increased approximately $0.62 million, or 74% to $1.46 million over the prior comparative period.. Stellacure’s revenue contributed $0.13 million of the overall increase and BioCells $0.494 million of the total.  Cord remains focused on strategic organic growth and accretive acquisition strategies, which management hopes will reduce or eliminate the losses and negative operating cash flow.

Cost of services increased by approximately $0.05 to $0.47 million. Gross Profit increased by approximately $0.56 million or 132% to $0.99 million. The company anticipates that through the growth and expansion of our Cord business, and the processing and storage of the cord blood in our own facilities, our direct costs should decrease and our gross margins increase.

Administrative and selling expenses increased by approximately $0.38 million from the prior comparative period to $2.1 million. Our net loss decreased by $.7 million, or approximately 27% to $1.9 million compared to the comparative period net loss of $2.6 million.

Liquidity and Capital Resources

Total assets at March 31, 2011 were $8,166,994, compared to $7,380,463 at December 31, 2010.  Total liabilities at March 31, 2011 were $8,089,655 consisting primarily of Promissory Notes, Accounts Payable and Deferred Revenue $3,294,248, $1,042,306 and $1,839,333.   At December 31, 2010, total liabilities were $6,634,170 consisting primarily of Promissory Notes, Accounts Payable and Deferred Revenue  $ 2,141,617, $967,626  and $1,835,792.

We have experienced net losses of $1.8 million and $ 2.6 million for the three months ended March 31, 2011 and March 31, 2010, respectively.  At March 31, 2011, we had $0.4 million in cash. We currently collect cash receipts from operations through both of our subsidiaries, BioCord and Stellacure. Cash flows from operations are not currently sufficient to fund operations in combination with these corporate expenses. During the period we increased Notes payable by $1.6 million of notes payable, through equity financing a portion of which was used for investment in our recent and future acquisitions of $.70 million.

Net cash used in operating activities increased approximately $.01 million from the prior comparative period.  Net cash used in investing activities increased by $0.47 million, this was due to additional investment in foreign affiliates and domestic asset purchases.   Net cash provided by financing activities increased approximately $0.5 million from the prior comparative period to $1.8 million. At the end of the period, cash and cash equivalents increased approximately $0.43 million from the prior comparative period to $0.40 million.

Since inception, we have financed cash flow requirements through the issuance of common stock and warrants for cash, services and loans. As we expand our operational activities, we may continue to experience net negative cash flows from operations and we will be required to obtain additional financing to fund operations through equity offerings and borrowings to the extent necessary to provide working capital. Financing may not be available, and, if available, it may not be available on acceptable terms. Should we secure such financing, it could have a negative impact on our financial condition and our shareholders. The sale of debt would, among other things, adversely impact our balance sheet, increase our expenses and increase our cash flow requirements. The sale of equity could, among other things, result in dilution to our shareholders. If our cash flows from operations are significantly less than projected, then we would either need to cut back on our budgeted spending, look to outside sources for additional funding or a combination of the two. If we are unable to access sufficient funds when needed, obtain additional external funding or generate sufficient revenue from the sale of our products, we could be forced to curtail or possibly cease operations.

We currently have financing through JMJ financial and St. George as follows:

In January 2010, the Company signed a Promissory Note for $1.5 million  with JMJ Financial bearing one-time interest rates of 10%, and maturing in January, 2013. The Company has drawn down a total of $1.5 million since inception, with$1.05 million being converted into common shares of the Company.

In April 2010, the Company signed a Promissory Note for $0.75 million with JMJ Financial bearing a one-time interest rate of 10%, and maturing in April, 2013. The Company has drawn down a total of $.18 million on the Note with no conversion into common shares.

In October of 2010, the Company signed a Promissory Note for $0.75 million with JMJ Financial bearing a one-time interest rate of 10%, and maturing in October  2013. The Company has drawn down a total of $.735 million on the Note with no conversion into common shares.

In March 2011, the Company signed a Promissory Note for $1.00 million with JMJ Financial bearing a one-time interest rate of 10%, and maturing in March, 2014. The Company has not drawn down on the note nor converted into common shares.

In March 2011, the Company signed a Note and Warrant Purchase Agreement with St. George Investments, LLC, a Promissory Notes of the Company in the principal amount of $1,105,500 (the "Company Note") and (ii) a Warrant to purchase common stock of the Company (the "Warrant").  The principal amount of the Company Note is $1,105,500 ("Maturity Amount") and the Company Note is due 48 months from the issuance date of March 10, 2011.  The Company Note has an interest rate of 6.0%, which would increase to a rate of 12.0% on the happening of certain Trigger Events. The Company has drawn down $.355 million on the note with no conversion into common shares.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

In September 2009, the FASB amended ASC 860, (formerly SFAS No. 166, Accounting for Transfers of Financial Assets, and an amendment to SFAS No. 140). ASC 860 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. ASC 860 is effective for fiscal years beginning after November 15, 2009. The adoption of ASC 860 did not have a material impact on our condensed consolidated financial statements.

In September 2009, the FASB amended ASC 810 (formerly Statement of Financial Accounting Standards No.167, Amendments to FASB Interpretation No. 46(R)). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. ASC 810 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The adoption of ASC 810 did not have a material impact on our financial statements.

In August 2009, the FASB issued ASU 2009-15, which changes the fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 input fair value measurements. This ASU became effective for us on January 1, 2010. Adoption of this ASU did not have a material impact on our condensed consolidated financial statements.

In January, 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The standard amends ASC Topic 820, Fair Value Measurements and Disclosures to require additional disclosures related to transfers between levels in the hierarchy of fair value measurement. The standard does not change how fair values are measured. The standard is effective for interim and annual reporting periods beginning after December 15, 2009. The adoption of ASU 2010-06 did not have a material impact on our condensed consolidated financial statements.

In October 2009, the FASB issued authoritative guidance on multiple-deliverable revenue arrangements. This new guidance amends the existing criteria for separating consideration received in multiple-deliverable arrangements and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables based on their relative selling price. The guidance establishes a hierarchy for determining the selling price of a deliverable which is based on vendor-specific objective evidence, third-party evidence, or management estimates. Expanded disclosures related to multiple-deliverable revenue arrangements are also required. This guidance is effective for the Company beginning fiscal year 2011, with early adoption permitted. Upon adoption, the guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements, or it may be applied retrospectively.  The Company does not anticipate there will be a material impact on our consolidated financial statements upon adoption of this guidance.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future.  Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

DESCRIPTION OF PROPERTY

In October, 2009, we re-located our headquarters from Los Angeles, California to Las Vegas, Nevada. Our new principal office and facilities are located at 1857 Helm Drive, Las Vegas, NV 89119.  These facilities encompass approximately 17,000 square feet. The property is leased from an unaffiliated third party for a period of 5 years ending September 2014. The monthly lease payments are approximately $12,000. We continue to be responsible for our previous principal office located in Santa Monica, CA until September, 2012, where we leased approximately 2, 200 square feet at a monthly lease cost of approximately $9,500. As of October 2010, we have been able to sublease the Santa Monica, CA property. The property has been sub-leased for $6,297 per month, commencing January 2011 and is to continue for the remainder of the lease.

We maintain fire and casualty insurance on our leased property in an amount deemed adequate by management.

The German and Argentina subsidiaries both lease facilities for operations in Hamburg, Germany and Buenos Aires, Argentina respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 1, 2008, we entered into a one-year consulting agreement with Stephanie Schissler, who is the spouse of our CEO, Matthew Schissler. The agreement entitles Ms. Schissler to a monthly retainer and stock option incentives for her services in relation to strategic corporate planning and other business related matters. On January 1, 2010 the agreement was renewed for another 12 months with a retainer of $12,500 per month. The agreement automatically renews for a further term of six months, unless a 60-day written notice of cancellation is provided by Pyrenees Consulting, or a 180-day written notice is provided by CBAI.

DIRECTOR INDEPENDENCE

Mr. McGrath is independent as that term is defined under the NASDAQ Marketplace Rules.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

(a) Market Information. Our Common Stock is traded on the OTC Bulletin Board, under the symbol CBAI.OB.

The following table sets forth the high and low bid prices of the Company’s Common Stock traded on the OTC Bulletin Board for fiscal years ended December 31, 2010, and December 31, 2009 (prior to the reverse stock split). The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Common Stock
Fiscal Year 2010	High	Low
First Quarter	$0.02	$0.01
Second Quarter	$0.01	$0.00
Third Quarter	$0.01	$0.00
Fourth Quarter	$0.01	$0.00

	Common Stock
Fiscal Year 2009	High	Low
First Quarter	$0.02	$0.01
Second Quarter	$0.01	$0.00
Third Quarter	$0.01	$0.00
Fourth Quarter	$0.01	$0.00

(b) Holders. As of March 15, 2011, our Common Stock was held by approximately 656 shareholders of record. Our transfer agent is Interwest Transfer Company, Inc., with offices at 1981 East 4800 South, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117, phone number 801-272-9294. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

(c) Dividends. We have never declared or paid a cash dividend. There are legal restrictions which preclude our ability to pay cash dividends on our common shares so long as we have an accumulated deficit. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

(d) Securities Authorized for Issuance Under Equity Compensation Plans.

Equity Compensation Plan Information

The following table sets forth the information indicated with respect to our compensation plans as of December 31, 2010, under which our common stock is authorized for issuance.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	695,131,008	$0.01
Equity compensation plans not approved by security holders	N/A
Outstanding warrants (1)	47,527,449	$0.09	-

Total	742,658,487	$0.01

(1)
The warrants shown were issued in discreet transactions from time to time as compensation for services rendered by debt holders, consultants, advisors or other third parties, and do not include warrants sold in private placement transactions. The material terms of such warrants were determined based upon arm’s-length negotiations with the service providers. The warrant exercise prices approximated the market price of our common stock at or about the date of grant, and the warrant terms are five years from the grant date. The warrants contain customary anti-dilution adjustments in the event of a stock split, reverse stock split, reclassification or combination of our outstanding common stock and similar events and certain of the warrants contain anti-dilution adjustments triggered by other corporate events, such as dividends and sales of equity below market price.

*	Number of shares listed is pre-reverse stock split.

Recent Issuances of Unregistered Securities

Exchange of Note Instruments with Investor.

In January 2010, the Company signed two Promissory Notes for $1.5 million each, totaling $3.0 million, with JMJ Financial bearing one-time interest rates of 10%, and maturing in January, 2013. The Company has drawn down a total of $3.0 million since inception, with $2.5 million being converted into common shares of the Company.

In April 2010, the Company signed a Promissory Note for $0.75 million with JMJ Financial bearing a one-time interest rate of 10%, and maturing in April, 2013. The Company has drawn down a total of $0.05 million since inception, with no amount being converted into common shares of the Company.

In October 2010, the Company signed a Promissory Note for $0.75 million with JMJ Financial bearing a one-time interest rate of 10%, and maturing in October, 2013. The Company has drawn down a total of $0.95 million since inception, with no amount being converted into common shares of the Company.

Repurchase of Shares

We did not repurchase any of our shares during the year ended December 31, 2010.

The Company accrued or paid compensation to the executive officers as a group for services rendered to the Company in all capacities during the 2010 and 2009 fiscal years as shown in the following table.

SUMMARY COMPENSATION TABLE
Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our Board of Directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executives compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our Company through a period of rapid growth.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officers consists primarily of base salary. There is no retirement plan, long-term incentive plan or other such plans, although Mr. Schissler’s agreement has a bonus plan, subject to the Board’s discretion.  The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience.

Base Salary

Our named executive officers receive base salaries commensurate with their roles and responsibilities. Base salaries and subsequent adjustments, if any, are reviewed and approved by our board of directors annually, based on an informal review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid to our named executive officers in 2010 are reflected in the Summary Compensation Table below.

Stock-Based Awards under the Equity Incentive Plan

We provide equity awards as a component of compensation.  Our Stock Option Plan permits the granting of stock options to its employees, directors, consultants and independent contractors for up to eighty million shares of our common stock. We believe that such awards encourage employees to remain employed by the Company and also to attract persons of exceptional ability to become employees of the Company.

Employment Agreements

On July 16, 2008, CBAI entered into a three-year agreement with Mr. Schissler, which is renewable annually thereafter, which provides for a base salary of $165,000 the first year, with five percent base salary increases for each successive year, subject to approval by the Board of Directors. It also provides for an annual bonus, payable at the discretion of the Board of Directors, equal to thirty percent of the Employee’s prior year base salary. It also provided him with the immediate issuance of 7,500,000, five-year options to acquire restricted shares of the Company’s common shares at an exercise price of $0.01 per share, These options vest twenty-five percent immediately, and twenty-five percent annually thereafter. It also provided Mr. Schissler with the payment of an inducement bonus of 1,000,000 restricted shares of the Company’s common shares. In July, 2009, as a bonus for current and past services rendered, the Company awarded 241,096,000 options to purchase common stock, 50% of which vested immediately and the other 120,548,000 to be vested over the next four years. Mr. Schissler is subject to non-competition and confidentiality requirements. CBAI may terminate Mr. Schissler's Executive Agreement at any time without cause. In such event, no later than the Termination Date specified in the Termination Notice (both as defined in the Executive Agreement), CBAI shall pay to Mr. Schissler an amount in cash equal to the sum of his Compensation determined as of the date of such Termination Notice through the remaining term of the Executive Agreement. In December, 2009, Mr. Schissler was awarded an additional 242,929,000 options to purchase common stock, 50% of which vested immediately and the other 121,464,500 to vest at December 31, 2010. On July 1, 2010, the Company awarded a total of 30,937,178 options to purchase common shares to Matthew Schissler, to compensate him for both past services and future services, 50% of which vested immediately. All outstanding unexercised options provide for adjustment upon stock split, as well as under certain othr circumstances.

On July 16, 2008, CBAI entered into a three-year agreement with Mr. Joe Vicente, who serves as the Company’s Chief Operating Officer, which is renewable annually thereafter, which provides for a base salary of $115,000 the first year, with five percent base salary increases for each successive year, subject to approval by the Board of Directors. It also provides for an annual bonus, payable at the discretion of the Board of Directors, equal to twenty-five percent of the Employee’s prior year base salary. It also provided him with the immediate issuance of 7,500,000, five-year options to acquire restricted shares of the Company’s common shares at an exercise price of $0.01 per share, These options vest twenty-five percent immediately, and twenty-five percent annually thereafter. It also provided Mr. Vicente with the payment of an inducement bonus of 1,000,000 restricted shares of the Company’s common shares. In July, 2009, as a bonus for current and past services rendered, the Company awarded 120,548,000 options to purchase common stock, 50% of which vested immediately and the other 60,274,000 to be vested over the next four years. In December, 2009, Mr. Vicente was awarded an additional 121,464,500 options to purchase common stock, 50% of which vested immediately and the other 60,732,250 to vest at December 31, 2010. On July 1, 2010, the Company awarded a total of 15,468,690 options to purchase common shares to Joseph Vicente, to compensate him for both past services and future services, 50% of which vested immediately. All outstanding unexercised options provide for adjustment upon stock split, as well as under certain othr circumstances.

Retirement Benefits

We have adopted a tax-qualified employee savings and retirement plan, the 401(k) Plan, for eligible U.S. employees, including our named executive officers. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) Plan, subject to the statutorily prescribed annual limit. After six months of service with the Company, we match dollar for dollar up to 3%, and then 50 cents on the dollar up to a maximum of 4% match. All contributions are times fully vested. We intend the 401(k) Plan, and the accompanying trust, to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned (if any) on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we will be able to deduct our contributions, if any, when made. The trustee under the 401(k) Plan, at the direction of each participant, may invest the assets of the 401(k) Plan in any of a number of investment options.

Perquisites

Historically, we have not provided our named executive officers with any perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

The following table sets forth the compensation paid to our chief executive officer and our one other highly compensated executive officer for each of our last two completed fiscal years. No other officer received compensation greater than $100,000 for either fiscal year.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
StMatthew L. Schissler
PrChairman and Chief Executive Officer	2010	177,581	51,975	125,579	0	355,135
	2009	165,586	25,000	3,395,507	0	3,586,093
Joseph Vicente	2010	123,769	44,563	62,790	0	231,122
Chief Operating Officer	2009	112,848	21,900	1,697,754	0	1,832,502

(1)
Bonuses to the named executive officers reported above relating to 2010 were paid in July 2010. Bonuses to the named executive officers reported above relating to 2009 were paid in December 2009. Mr. Schissler’s bonuses were paid to Pyrenees Consulting, LLC.

(2)
The values shown in this column represent the aggregate grant date fair value of equity-based awards granted during the fiscal year, in accordance with ASC 718, “Share Based-Payment”. The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model, based on the assumptions described in Note 10 of the Notes to Financial Statements included in this Annual Report.

Outstanding equity awards at fiscal year end.

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officers during 2010, and each person who served as an executive officer of Cord Blood as of December 31, 2010:

2010 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards (# of Cord Shares)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
St Matthew L. Schissler	07/01/2010	30,937,178	$0.005	$125,579
Chairman and Chief Executive Officer

Joseph Vicente	07/01/2010	15,468,690	$0.005	$62,790
Chief Operating Officer

Above share amounts represent pre-reverse stock split.

Holdings of Previously Awarded Equity 2010 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration
Name	Exercisable		Unexercisable	($)	Date
Matthew L. Schissler	500,000			0.25	04/29/14
Chairman and Chief Executive Officer	20,555			0.18	07/01/15
	250,000			0.18	12/31/15
	1,600,000			0.31	09/12/15
	--	(3)	7,500,000	0.01	07/06/13
	30,137,000	(1)	90,411,000	0.003	07/13/20
	121,464,500			0.01	12/31/19
	121,464,500			0.01	12/31/19
	15,468,589			0.01	07/01/20
	--	(2)	15,468,589	.0041	07/01/20

J Joseph Vicente	50,000			0.25	04/29/14
Chief Operating Officer	700,000			0.25	01/10/15
	250,000			0.25	08/01/15
	150,000			0.25	12/31/15
	--	(3)	7,500,000	0.01	07/06/20
	60,274,000			0.003	07/06/13
	18,068,500	(1)	45,205,500	0.003	07/13/13
	60,732,250			0.01	12/31/19
	60,732,250			0.01	12/31/19
	7,734,345			0.041	07/01/20
	--	(2)	7,734,345	.0041	07/01/20

(1)	These options vest equally over four years, commencing July 13, 2010 and ending July 13, 2013.
(2)	These options vest in their entirety on July 1, 2011.
(3)	These options vest in their entirety on July 16, 2011.

Above share amounts represent pre-reverse stock split.

Option Exercises and Stock Vested

On June 1, 2010 and June 25, 2010, Matthew Schissler exercised 50,782,350 and 29,984,810 options respectively (pre-reverse stock split).

COMPENSATION OF DIRECTORS

Director Compensation for year ending December 31, 2010

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Matthew Schissler	--	$10,000	(1)	--	--	--	--	$10,000
Timothy McGrath	--	$10,000		--	--	--	--	$10,000
Joseph R. Vicente	--	$10,000	(1)	--	--	--	--	$10,000

(1) These stock awards were awarded in their capacity as directors. They also received additional stock option awards in their capacity as executive officers (see first table in Item 10 above).

On January 26, 2006 the Company’s board of directors approved a board compensation plan through 2011. Shares issued as compensation for one year of service in 2010 are based on the closing stock price of the last business day of 2009, divided by $10,000.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during the year ended December 31, 2010. During the fiscal year ended December 31, 2010, none of our executive officers served on the Board of Directors of any entities whose directors or officers serve on our Board of Directors.

FINANCIAL STATEMENTS

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 (UNAUDITED) AND DECEMBER 31, 2010 (Audited)

ASSETS
Current assets:	March 31, 2011	December 31, 2010
Cash	$403,021	$347,258
Accounts receivable, net of allowance for doubtful accounts of $ 9,760 and $10,000	588,998	540,279
Prepaid expenses	226,753	141,300
Other current assets	289,289	72,560
Notes receivable, related party, current	320,416	300,000
Total current assets	1,828,477	1,401,397
Property and equipment, net of accumulated depreciation and amortization of $277,893 and $248,404	622,961	571,431
Customer contracts and relationships, net of accumulated amortization of $ 2,110,317 and $1,949,377	4,877,642	5,038,582
Investments and related party receivables	593,861	125,000
Goodwill	244,053	244,053
Total assets	$8,166,994	$7,380,463
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,042,306	$967,626
Accrued expenses	1,110,082	1,338,115
Deferred rent	86,366	112,231
Deferred revenue	1,839,333	1,835,792
Derivative liability	717,320	238,789
Promissory notes payable, current, net of unamortized discount of $0 and $0	1,490,400	1,490,400
Total current liabilities	6,285,807	5,982,953
Promissory notes payable, net of unamortized discount of $864,560 and 251,903	1,803,848	651,217
Total liabilities	8,089,655	6,634,170

Stockholders’ deficit:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	––	––
Common stock, $.0001 par value, 250,000,000 shares authorized, 67,461,996 and 62,838,832 shares issued and outstanding, inclusive of treasury shares	674,620	628,389
additional paid-in capital	44,061,189	42,892,449
common stock held in treasury stock, 20,000 shares	(599,833	(599,833)
accumulated Other Comprehensive income (loss)	(9,627	(551)
accumulated equity (deficit)	(44,629,856	(42,789,936)
Total cord blood stockholders’ equity (deficit)	(503,507	130,518
Non-controlling interest	580,846	615,775
Total stockholders’ equity (deficit)	77,339	746,293
Total liabilities and stockholders’ deficit	$8,166,994	$7,380,463

See the accompanying notes to condensed consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE 3 MONTHS ENDED MARCH 31, 2011 AND 2010

	THREE-MONTH PERIOD	THREE-MONTH PERIOD
	ENDED	ENDED
	MARCH 31,	MARCH 31,
	2011	2010
Revenue	$1,457,912	$839,343
Cost of services	(471,202)	(415,366)
Gross profit	986,710	423,977
Administrative and selling expenses	(2,130,554)	(1,750,262)
Start-up Costs	—	(820,471)
Loss from operations	(1,438,844)	(2,146,756)
Interest expense and change in derivative liability	(730,869)	(432,071)
Net loss before income taxes	(1,874,713)	(2,578,827)
Income taxes	––	––
Non-controlling interest in income	34,929	––
Net loss	(1,839,784)	(2,578,827)
Basic and diluted loss per share	$(0.00)	$(0.00)
Weighted average common shares outstanding	65,841,079	50,551,886

See the accompanying notes to condensed consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	THREE-MONTH	THREE-MONTH
	PERIOD ENDED	PERIOD ENDED
	MARCH 31,	MARCH 31,
	2011	2010
Cash flows from operating activities:
C Consolidated Net loss	$(1,874,713)	$(2,578,827)
Adjustments to reconcile net loss to net cash used in operating activities:
S Shares issued (cancelled) relating to services, net	(23,050)	427,300
S Shares issued to employees, directors and consultants	30,000	30,000
AAmortization of loan discount	220,558	32,700
DDepreciation and amortization	192,181	144,411
Stock Option Expense	96,089	551,603
C Change in value of derivative liability	34,460	(5,373)
B Bad Debt (Recovery)	(480)	––
StStart-up costs for Stellacure	––	820,471
F Foreign Currency Translation	(9,076)	––
D DWAC Settlement liabilities	671,386	––
N Net change in operating assets and liabilities	(546,659)	(544,456)
N Net cash used in operating activities	(1,209,304)	(1,122,171)

Cash flows from investing activities:
P Payments for purchase of property and equipment	(82,763)	(86,800)
L Loan Receivable issued to China Stem Cells	(250,000)	––
L Loan Receivable issued to VidaPlus	(218,861)	––
N Net cash used in investing activities	(551,624)	(86,800)

Cash flows from financing activities:
Is Issuance of common shares for cash	566,691	150,000
PrProceeds from issuance of notes payable	1,250,000	1,200,000
PrProceeds from advances from shareholders	––	(21,419)
N Net cash provided by financing activities	1,816,691	1,328,581

N Net increase in cash	55,763	119,610
Cash balance at beginning of period	347,258	716,576
Cash balance at end of period	$403,021	$836,186

See the accompanying notes to condensed consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLDIATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	THREE-MONTH PERIOD	THREE-MONTH PERIOD
	ENDED	ENDED
	MARCH 31,	MARCH 31,
	2011	2010
Supplemental disclosures:
Cash paid for interest	$––	$—

SuppleS Supplemental disclosures of non-cash investing and financing activities:
Debt repaid through issuance of common stock	$496,125	$38,819

See the accompanying notes to condensed consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2011

Note 1. Organization and Description of Business

Cord Blood America, Inc. ("CBAI"), formerly D&A Lending, Inc., was incorporated in the State of Florida on October 12, 1999. In October, 2009, CBAI re-located its headquarters from Los Angeles, California to Las Vegas, Nevada. CBAI is primarily a holding company whose wholly-owned subsidiaries include Cord Partners, Inc., CorCell Co. Inc., CorCell Ltd., (“Cord”), CBA Professional Services, Inc. D/B/A BodyCells, Inc. ("BodyCells"), CBA Properties, Inc. ("Properties"), and Career Channel Inc, D/B/A Rainmakers International ("Rain"). In March 2010, CBAI purchased a majority interest in Stellacure GmbH (“Stellacure”). In September 2010, CBAI purchased a majority interest in Biocordcell Argentina S.A. (“Bio”). CBAI and its subsidiaries engage in the following business activities:

•	Cord specializes in providing private cord blood stem cell preservation services to families.

•	Stellacure GmbH specializes in providing cord blood stem cell preservation services to families in Germany, Spain and Italy.

•	Biocordcell Argentina S.A. specializes in providing cord blood stem cell preservation to families in Argentina, Uruguay and Paraguay.

•
BodyCells is a developmental stage company and intends to be in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential future use in stem cell therapy.

•	Properties was formed to hold the corporate trademarks and other intellectual property.

•
Rain has specialized in creating direct response television and radio advertising campaigns, including media placement and commercial production.  Management has reduced the activities of Rain, terminated its former employees, and by the end of 2010, was no longer seeking additional business.  This is consistent with management’s decision to focus its attention exclusively on the stem cell storage business and related activities.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Going Concern

The accompanying unaudited condensed consolidated financial statements of Cord Blood America, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The condensed consolidated financial statements reflect all normal recurring adjustments, which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods shown. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management's Discussion and Analysis and Plan of Operations contained in this report and the audited condensed consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The accompanying condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that may be necessary in the event CBAI cannot continue as a going concern.

Management has been able, thus far, to finance the losses and the growth of the business, through private placements of its common stock, the issuance of debt and proceeds from the Equity Distribution Agreement and Securities Purchase Agreement, and expects to continue to raise funds through debt and equity instruments. CBAI is continuing to attempt to increase revenues within its core businesses and through acquiring other businesses in the stem cell industry. In addition, the Company has taken steps to reduce its overall spending through the reduction of our labor force. The ongoing execution of CBAI's business plan is expected to result in operating losses over the next twelve months. There are no assurances that CBAI will be successful in achieving its goals of increasing revenues and reaching profitability.

Basis of Consolidation

The condensed consolidated financial statements include the accounts of CBAI and its wholly-owned and majority-owned subsidiaries, Cord, Stellacure GmbH, Biocordcell Argentina S.A., BodyCells, Properties and Rain. All significant inter-company balances and transactions have been eliminated upon consolidation.

Deferred Revenue

Deferred revenue consists of payments for enrollment in the program and processing of umbilical cord blood by customers whose samples have not yet been collected, as well as the pro-rata share of annual storage fees for customers whose samples were stored during the year.

Valuation of Derivative Instruments

ASC 815-40 (formerly SFAS No. 133 "Accounting for derivative instruments and hedging activities"), requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and in accordance with ASC 815-40-15 (formerly EITF 00-19 "Accounting for derivative financial instruments indexed to, and potentially settled in, a company's own stock") to determine whether they should be considered a derivative liability and measured at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option pricing formula. At March 31, 2011, the Company adjusted its derivative liability to its fair value, and reflected the change in fair value, in its statement of operations.

Revenue Recognition

CBAI recognizes revenue under the provisions of ASC 605-25 (previously Staff Accounting Bulletin 104 “Revenue Recognition”). CBAI provides a combination of products and services to customers. This combination arrangement is evaluated under ASC 605-25-25 (previously Emerging Issues Task Force Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables"). ASC 605-25-25 addresses certain aspects of accounting for arrangements under multiple revenue generating activities.

Cord, Stellacure and Bio recognize revenue from both enrollment fees and processing fees upon the completion of processing while revenue from storage fees are recognized ratably over the contractual storage period.

Cost of Services

Costs for Cord, Stellacure, and Bio are incurred as umbilical cord blood is collected. These costs include the transportation of the umbilical cord blood from the hospital to the lab, the labs’ processing fees, and royalties. The Company expenses costs in the period incurred. Costs for Rain include commercial production costs, lead generation costs and media buys.

Impairment of Long-Lived Assets

Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. The Company reviews goodwill for impairment at least annually or whenever events or circumstances are more likely than not to reduce the fair value of goodwill below its carrying amount.

Equity Investments

Cord has a non-controlling equity investment in ViviCells International, Inc., a privately held company in the business of providing blood stem cell and adult peripheral blood stem cell preservation services.  The Company utilizes the equity method of accounting as it owns more than 20% of the outstanding common stock and has the ability to exercise significant influence over this company.  As such, the investment is carried at cost less Cord’s proportionate share of ViviCells net loss for the period since investment.  At March 31, 2011, the carrying amount of this investment is $0.

Cord has a minority equity investment in China Stem Cells, Ltd., a Cayman Islands company, and a privately held company organized to conduct a stem cell storage business in China.  Cord also has a minority equity investment in VidaPlus, an umbilical cord processing and storage company.  The Company utilizes the cost method of accounting as it owns less than 20% of the outstanding common stock and only has the ability to exercise nominal, not significant, influence over these companies.

Fair Value Measurements

CBAI measures its financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. exit price), in an orderly transaction between market participants at the measurement date. The Company categorizes its assets and liabilities measured at fair value based upon the level of judgment associated with the inputs used to measure the fair value. Level inputs, as defined by ASC 820-10, are as follows:

•	Level 1 – quoted prices in active markets for identical assets or liabilities.

•	Level 2 – other significant observable inputs for the assets or liabilities through corroboration with market data at the measurement date.

•	Level 3 – significant unobservable inputs that reflect management’s best estimate of what market participants would use to price the assets or liabilities at the measurement date.

The following table summarizes fair value measurements by level at March 31, 2011 for assets and liabilities measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$403,021	$—	$—	$403,021

Derivative liability	$—	$—	$(717,320)	$(717,320)

Derivative liability was valued under the Black-Scholes model, consistent with last year, with the following assumptions:

Risk free interest rate	0.20% to 1.28%
Expected life	0 to 4 years
Dividend Yield	0%
Volatility	0% to 165%

The following is a reconciliation of the derivative liability:

V Value at December 31, 2010	$238,789
Is Issuance of instruments	$677,740
InIncrease in Value	$34,460
R Reclassification	$(233,669)
V Value at March 31, 2011	$717,320

Comprehensive Income (Loss)

The following is a schedule of comprehensive income (loss) for three months ended March 31, 2011 and 2010:

	2011	2010
Net income (loss)	$(1,839,784)	$(2,578,827)
Foreign currency translation gain (loss)	(9,076)	––
Comprehensive income (loss)	$(1,848,860)	$(2,578,827)

For certain of the Company’s financial instruments, including cash, accounts receivable, prepaid expenses and other assets, accounts payable and accrued expenses, and deferred revenues, the carrying amounts approximate fair value due to their short maturities. The carrying amounts of the Company’s notes receivable and notes payable approximates fair value based on the prevailing interest rates.

Recently Issued Accounting Pronouncements

In January, 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The standard amends ASC Topic 820, Fair Value Measurements and Disclosures to require additional disclosures related to transfers between levels in the hierarchy of fair value measurement. The standard does not change how fair values are measured. The standard is effective for interim and annual reporting periods beginning after December 15, 2009. The adoption of ASU 2010-06 did not have a material impact on our consolidated financial statements.

In October 2009, the FASB issued authoritative guidance on multiple-deliverable revenue arrangements. This new guidance amends the existing criteria for separating consideration received in multiple-deliverable arrangements and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables based on their relative selling price. The guidance establishes a hierarchy for determining the selling price of a deliverable which is based on vendor-specific objective evidence, third-party evidence, or management estimates. Expanded disclosures related to multiple-deliverable revenue arrangements are also required. This guidance is effective for the Company beginning fiscal year 2011, with early adoption permitted. Upon adoption, the guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements, or it may be applied retrospectively.  The adoption of this guidance did not have a material impact on our consolidated financial statements.

In September 2009, the FASB amended ASC 860, (formerly SFAS No. 166, Accounting for Transfers of Financial Assets, and an amendment to SFAS No. 140). ASC 860 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. ASC 860 is effective for fiscal years beginning after November 15, 2009. The adoption of ASC 860 did not have a material impact on our consolidated financial statements.

In September 2009, the FASB amended ASC 810 (formerly Statement of Financial Accounting Standards No.167, Amendments to FASB Interpretation No. 46(R)). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. ASC 810 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The adoption of ASC 810 did not have a material impact on our consolidated financial statements.

In August 2009, the FASB issued ASU 2009-15, which changes the fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 input fair value measurements. This ASU became effective for us on January 1, 2010. Adoption of this ASU did not have a material impact on our consolidated financial statements.

Note 3. Summary of Acquisitions

VidaPlus

On January 24, 2011, the Company entered into a Stock Purchase Agreement to acquire up to 51% of the capital stock in VidaPlus, an umbilical cord processing and storage company headquartered in Madrid, Spain.  The Agreement is organized into three tranches; the first executed at closing with an initial investment of approximately $204,000 (150,000 Euro) for an amount equivalent to 7% as follows; 1% of share capital in initial equity or approximately $30,000 and 6% or an estimated $174,000 as a loan convertible into equity within 12 months of closing.  The initial investment is secured by a Pledge Agreement on 270 VidaPlus samples that are incurring annual storage fees.  The second tranche provides the opportunity for an additional 28% in share capital through monthly investments based on the number of samples processed in that month (up to a maximum of 550,000 EUR).  The first installment of this second tranche was completed during the Quarter at an estimated loan amount of $15,000.  Converting the investment from a loan into equity for tranche two will take place every 12 months, and the obligation will have been met in full after 1,000 samples have been processed and stored.  The third tranche follows a similar loan to equity agreement as tranche two but for an additional 16% equity at the option of the Company (up to a maximum of 550,000 EUR).  VidaPlus contracts through Stellacure and their relationship with the German Red Cross for their processing and storage.  The second and third tranches contain conditional components for funding to continue from CBAI, including payments to Stellacure by Vida to be current with previously agreed to terms between the parties. The Company believes that further support of a key channel partner to Stellacure provides additional opportunities for expansion throughout Europe.

Reproductive Genetics Institute

On February 24, 2011, the Company acquired the following assets; 593 umbilical cord blood samples and all related file documents, four (4) cryogenic storage tanks, and two computers from Reproductive Genetics Institute, Inc. (RGI) for $76,000 in cash.  The Company paid an additional $48,885 to RGI to cover claims related to ViviCells International for a total $124,885.  In March 2011, the assets acquired were relocated to the Company’s Las Vegas laboratory.

Note 4. Notes and Loans Payable

At March 31, 2011 and December 31, 2010, notes and loans payable consist of:

	March 31, 2011	December 31, 2010
C Convertible Promissory Note Payable to JMJ Financial, secured by $1.5 million of the Company's assets, one time interest charge of 10.33%, due January 19, 2013	$1,317,883	$658,121
C Convertible Promissory Note Payable to JMJ Financial, secured by $.750 million of the Company's assets, one time interest charge of 10.67%, due April 7, 2013	700,025	99,975
S Senior Secured Note Payable to Shelter Island Opportunity Fund, LLP, effective interest rate of 16% per annum, payable in six monthly installments of $248,400 April 2011 through September 2011	1,490,400	1,490,400
C Convertible Promissory Note Payable to JMJ Financial, secured by $.750 million of the Company's assets, one time interest charge of 10.67%, due October 7, 2013	145,025	145,025
C Convertible Promissory Note Payable to St. George Investment, secured by the Company’s assets, interest rate of 6.0% per annum, with payment due on or before March 10, 2015	355,500	––
C Convertible Promissory Note Payable to JMJ Financial, secured by $1.0 million of the Company's assets, one time interest charge of 10.0%, due January 12, 2014	149,975	––

	4,158,808	2,393,521
L Less: Unamortized Discount	(864,560)	(251,904)
	$3,294,248	$2,141,617

Note 5. Commitments and Contingencies

JMJ Financial

On January 12, 2011, the Company issued a $1,050,000 “Convertible Promissory Note” to JMJ Financial (“JMJ”), a private investor (the “2011 Note”).    The 2011 Note bears interest in the form of a onetime interest charge of 10%, payable with the Note’s principle amount on the maturity date, January 12, 2014.  All or a portion of the 2011 Note principle and interest is convertible at the option of JMJ from time to time, into shares of the Company’s common stock, originally fixed at a per share conversion price equal to 85% of the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days previous to the effective date of each such conversion. At the same time, JMJ issued and delivered to the Company, a  “Secured & Collateralized Promissory Note” dated January 12, 2011, (the “JMJ Note”), which served as sole consideration to the Company for the Company’s issuance of  the 2011 Note to JMJ.   The JMJ Note is in the principle amount of   $1,000,000,  bears interest in the form of a onetime interest charge of 10.5%, and interest is payable with the JMJ Note’s principle on its maturity date, January 12, 2014..  The JMJ Note is secured by JMJ assets in the form of money market fund or similar equivalent having a value of at least $1,000,000.

Under a previous outstanding Convertible Promissory Note having similar terms as described above and issued to JMJ and funded by JMJ in the amount of approximately $1,750,000 (the “Earlier Notes”), the Company was obligated to deliver common shares which could be placed into the  Automated System for Deposits and Withdrawals of Securities (known as “DWAC”).  At present the DWAC system is not available to Company shareholders for newly issued shares of the Company’s common stock.  As a result of this breach, on February 8, 2011, the Company entered into a settlement agreement with JMJ which contained the following term, among others, in which the Company agreed to pay $671,385 to JMJ, both as liquidated damages to JMJ, and in consideration for an additional $1 million in financing, which has been added to the principal amount of the Earlier Note.

Shelter Island Warrants And Puts

After extensive negotiations with Shelter Island, the parties entered into a transaction on July 21, 2010, whereby the 36 million shares Warrant Agreement was canceled, and the obligation represented by the Put Option Agreement was satisfied by the Company's delivery  to Shelter Island of a new Senior Secured Note in the principal amount of $1,590,400  (the "Replacement Note"). With this agreement, the derivative liability of $1,608,658 was reduced to $1,590,400 and then reclassified on the balance sheet as a note payable. The Replacement Note matures on September 30, 2011, bears interest at 16% per annum, interest-only is due, for the period July 31, 2010 through January 31, 2011, and is payable in six equal monthly installments of $265,067 each, commencing January 31, 2011. The Company, at its option, may pay the principal amount due on the Replacement Note by the issuance of unregistered Company Common Stock, to be valued at an agreed conversion rate that is fixed for this purpose, subject to certain adjustments, at 85% of the market value of the Company's common stock, calculated based on the five lowest daily closing prices for the stock over certain specified 20 day periods.

On March 17, 2011, the parties entered into an Amendment for above said Replacement Note.  The Amendment extends the commencement date of the six monthly installments each in the amount of $ 248,400, to be paid at the option of the Company in cash or stock, to April 30, 2011 in exchange for continued interest payments for February, March and April, along with a cash payment of $25,000 as an adjustment to the principal balance.  Other terms of the Replacement Note remain for the most part the same.

St. George Investments

On March 10, 2011, Cord Blood America, Inc. (the "Company") entered into a Note and Warrant Purchase Agreement (the "Purchase Agreement") with St. George Investments, LLC, an Illinois limited liability company (the "Investor") whereby the Company issued and sold, and the Investor purchased: (i) Secured Convertible Promissory Notes of the Company in the principal amount of $1,105,500 (the "Company Note") and (ii) a Warrant to purchase common stock of the Company (the "Warrant").  The Investor paid $250,000 in cash as an initial payment to the Company and executed and delivered six separate “Secured Buyer Notes” (the “Buyer Notes”), as consideration in full for the issuance and sale of the Company Note and Warrants.

The principal amount of the Company Note is $1,105,500 ("Maturity Amount") and the Company Note is due 48 months from the issuance date of March 10, 2011.  The Company Note has an interest rate of 6.0%, which would increase to a rate of 12.0% on the happening of certain Trigger Events, including but not limited to: a decline in the 10-day trailing average daily dollar volume of the common shares in the Company’s primary market to less than $30,000 of volume per day at any time; the failure by the Company or its transfer agent to deliver Conversion Shares (defined in the Company Note) within 5 days of Company’s receipt of a Conversion Notice (defined in the Company Note).  The total amount funded (in cash and notes) at closing will be $1,000,000, representing the Maturity Amount less an original issue discount of $100,500 and the payment of $5,000 to the Investor to cover its fees, with payment consisting of $250,000 advanced at closing and $750,000 in a series of six secured convertible Buyer Notes of $125,000 each, with interest rates of 5.0%.  The Buyer Notes are secured by an Irrevocable Standby Letter of Credit (“Letter of Credit”).

The Investor has also received a five year warrant entitling it to purchase 139,925,374 shares of common stock of the Company at an exercise price of $.00179, subject to adjustment in the case of reverse stock split. The warrant also contains a net exercise /cashless exercise provision.

VidaPlus

In connection with the VidaPlus Stock Purchase Agreement entered into on January 24, 2011, the Company is obligated to make monthly loans to VidaPlus based on the number of new samples processed and up to a maximum of 550,000 Euro for each of tranche 2 and 3 of the Agreement. Refer to Note 3.

Patent License Agreement

PharmaStem Therapeutics holds certain patents relating to the storage, expansion and use of hematopoietic stem cells. In the past five years, PharmaStem has commenced suit against numerous companies involved in cord blood collection and preservation alleging infringement of its patents. In October 2003, after a jury trial, judgment was entered against certain of our competitors and in favor of PharmaStem in one of those suits. In February 2004, PharmaStem commenced suit against Cord Partners and certain of its competitors alleging infringement of its patents. Management of Cord Partners determined to settle, rather than to litigate, this matter. As a result, PharmaStem and Cord Partners entered into a Patent License Agreement in March 2004. Pursuant to the Patent License Agreement, Cord Partners may, on a non-exclusive basis, collect, process and store cord blood utilizing PharmaStem technology and processes covered by its patents for so long as the patents may remain in effect. All of the patents expired in 2010. Cord Partners is obligated under the Patent License Agreement to pay royalties to PharmaStem of 15% of all revenues generated by Cord Partners from the collection and storage of cord blood on and after January 1, 2004. Other than royalties, no amount is payable by Cord Partners to PharmaStem. All litigation between the parties was dismissed and all prior claims were released.  As of 2008, Cord has ceased paying all royalties to PharmaStem.  The patents have been declared void.  The decision is currently under a final appeal. As of March 31, 2011, the Company has included approximately $226,000 in accounts payable to account for this liability since 2008.  This amount may be reversed in the future pending final decision on appeal.

Contingencies

Cryo-cell International

On December 16, 2010, Cryo-Cell International, Inc. (“Cryo International”) filed an action against Cord Blood America, Inc. (the “Company”) in The Sixth Judicial Circuit Court, Pinellas County, Florida alleging claims for: tortuous interference with a business relationship; misappropriate of trade secrets and confidential information in violation of the Florida Uniform Trade Secrets Act, § 688.001, Et. Seq., Fla. Stat.; dilution of trademark in violation of § 495.151, Fla. Stat.; and Common Law Unfair Competition.   Cryo International, a competitor of the Company’s, has filed the suit apparently in an effort to stop the Company’s pursuit of the acquisition of Cryo-Cell de Mexico, S.A. de C.V. (“Cryo Mexico”), for which the Company has in place a non binding Letter of Intent for acquisition.    (see Subsequent Events).  In addition, along with its Complaint, Cryo International filed an Emergency Motion for a Temporary Injunction.  In January 2011, the Company filed a Memorandum of Law in Opposition to Cryo International’s Emergency Motion for Temporary Injunction, and a Rule 1.140(b) Motion to Dismiss Cryo International’s complaint, as well as amendments to these documents.  The Emergency Motion for a Temporary Injunction, Motion to Dismiss and related filings were heard by the Court on January 14, 2011.  The Court granted the Company’s Motion to Dismiss, finding that Cryo Mexico is an indispensible party to the lawsuit and granted Cryo International leave to file an amended complaint to add Cryo Mexico as a defendant to the lawsuit and to serve Cryo Mexico with the required legal papers.  Cryo International filed an Amended Complaint on January 20, 2011.  The Amended Complaint added Cryo Mexico as a defendant to the action, asserted all of the original causes of action against the Company, and added a claim for Breach of a License Agreement against Cryo Mexico and a claim for Unfair and Deceptive Trade Practices in violation of § 501.201, Et. Seq. Fla. Stat. against Cryo Mexico and the Company.  Cryo International also filed an amended motion for temporary injunction.  In response, Defendant Cryo Mexico filed a Motion to Dismiss for Insufficiency of Service of Process and a Motion to Dismiss for Improper Forum and Lack of Personal Jurisdiction, and the Company filed a Rule 1.140(b) Motion Regarding Amended Complaint, seeking dismissal of the Amended Complaint.  The Defendants’ Motions to Dismiss and Defendant Cryo Mexico’s Motion to Quash were heard on March 14, 2011 and thereafter, the Court granted these motions in favor of the Company and Cryo Mexico.  Subsequently, Cryo International filed a Motion for Rehearing, which said motion is to be heard on September 7, 2011.

Company management believes that there is no merit to the claims filed by Cryo International and the Company will continue to vigorously defend against these claims.

JMJ Financial and Third Party

In connection with certain of the outstanding convertible promissory notes payable to JMJ Financial and in connection with a securities purchase agreement previously entered into with a third party for the purchase of common stock of the Company, the Company was obligated to deliver common shares which could be placed into the Automated System for Deposits and Withdrawals of Securities (known as “DWAC”).  As of December 14, 2010 and to date, the DWAC system is not available to Company shareholders for newly issued shares of the Company’s common stock.  This resulted in a breach of the convertible promissory notes payable to JMJ Financial and the securities purchase agreement.  As a result of the breach of the promissory notes and in exchange for JMJ to fund additional sums to the Company, on February 8, 2011, the Company entered into a settlement agreement calling for liquidated damages and compensation for the additional funding in the amount of $671,386 to be added on to the principal balance of the outstanding convertible promissory notes payable. In accordance with ASC 450, the Company has accrued $338,886, which was estimated to be the portion of the settlement allocated to the liquidated damages resulting from the breach of contract on December 14, 2010. As a result of the breach of the securities purchase agreement, on January 19, 2011, the Company entered into a settlement agreement with the third party calling for liquidated damages to be calculated and paid based on a % of the value of the Company’s common stock over a period of time less (a) the value received by the third company in their subsequent sale of the Company’s shares and less (b) the value of the shares the third party holds at the date the DWAC system becomes available, based on the value of the Company’s shares on such date. Payments under this agreement are due monthly and a final payment due ten days after the DWAC system becomes available. In accordance with ASC 450, the Company has accrued $150,000 as of December 31, 2010 and accrued an additional $75,000 in the quarter ending March 31, 2011.

ViviCells International Acquisition

On May 5, 2010, the Company executed and funded a Debtor-In-Possession loan agreement with ViviCells International, Inc. a Florida corporation (“Vivi” or the “Debtor”), NeoCells, Inc., an Illinois corporation, and AdultCells, Inc., an Illinois corporation, (jointly and severally referred to as the “Subsidiaries”), for $200,000 secured by  a super priority lien on the Debtor’s  and Subsidiaries’ assets.  As additional consideration for this loan, the Company received 21% of the Debtor’s outstanding Common Stock.  The $200,000 loan carries interest at 10% per annum, with principal and all accrued interest all due and payable on March 15, 2011.   In September 2010, the Company acquired an approximately $800,000 secured obligation of the Debtor held by a junior lien holder in  ViviCell’s bankruptcy proceeding, in exchange for the private issuance of 11,111,111 restricted shares of its Common stock  to the holder of this secured obligation.

On October 20, 2010, the Company  as a co-proponent  proposed a Plan of Reorganization for Vivi under the United States Bankruptcy Code, pursuant to which the Company proposed to acquire an additional 74% of the outstanding shares of Vivi, which would give it in excess of  94% ownership in ViVi, in exchange for the issuance of up to 64,488,889 shares of the Company’s common stock, and the Company’s agreement to make an additional senior secured loan in the amount of $300,000 to Vivi as working capital upon consummation of the Plan. Between June 16, 2010 and December 14, 2010, the Company accelerated the date of its loan commitment, and loaned $100,000 out of the proposed $300,000 loan amount to Vivi in advance of the Plan confirmation, secured under the super priority lien.   On February 16, 2011, a hearing on Confirmation of this proposed plan of reorganization was heard and approved.   The plan was scheduled to be Effective as of April 1, 2011.  However, Vivi has subsequently advised the Company that it would be unable to supply the full 94% plus ownership of Vivi’s outstanding capital stock to the Company as required under the Plan.  On April 13, 2011, the Company filed a Non Consummation of Confirmed Plan with the United States Bankruptcy Court.   The Company pursued its rights to foreclose as the holder of a super priority lien against all assets of NeoCells, ViviCells’ subsidiary. Then, on April 22, 2011, ViviCells filed an adversary proceeding against the Company, in the same United States Bankruptcy Court, Central District of California (Santa Ana), where ViviCells bankruptcy proceedings had been taking place.  ViviCells followed this by filing a Motion for a temporary restraining order on April 25, 2011, seeking to halt the foreclosure by the Company on the assets of NeoCells. The complaint and the motion were amended on May 2, 2011, primarily by adding NeoCells, in addition to ViviCells, as a party to the adversary proceeding and the motion. The motion was heard on May 2, 2011. The motion was denied, and accordingly, the Company proceeded on May 2, 2011 at 1:00 pm (CST) to foreclose against all assets of NeoCells.  At the public disposition of all property owned by NeoCells, the Company as a secured creditor bid $320,000 in offset debt, and acquired all right, title and interest in said property free and clear of any liens, security interests and encumbrances which are junior and subordinate to the Company’s security interest as a secured creditor.

At the present time, the adversary proceeding remains outstanding.  Company management believes, however, that there is no merit to the claims filed by ViviCells and NeoCells, and the Company will continue to vigorously defend against these claims.

BioCells

In September 2010, the Company entered into a Stock Purchase Agreement (the “Agreement”), with the Shareholders of Biocordcell Argentina S.A., a corporation organized under the laws of Argentina (“Bio”), providing for the Company’s acquisition of 50.1% of the outstanding shares of Bio (the “Shares).

Under the Agreement, the Company paid $375,000 in cash at the closing, and was obligated to pay an additional $350,000 in October, 2010, $150,000 of which is part of the fixed portion of the purchase price for the shares, for a total minimum purchase price of $525,000. The remaining $200,000 of this payment represents advances against the contingent payments due based on Bio’s 2010 and 2011 net income performances. At March 31, 2011, the Company has accrued $500,000 as the estimated total of contingent payments due.

Employment Agreements

On July 16, 2008, CBAI entered into a three-year agreement with Mr. Schissler, which is renewable annually thereafter, which provides for a base salary of $165,000 the first year, with five percent base salary increases for each successive year, subject to approval by the Board of Directors. It also provides for an annual bonus, payable at the discretion of the Board of Directors, equal to thirty percent of the Employee’s prior year base salary. It also provided him with the immediate issuance of 7,500,000, five-year options to acquire restricted shares of the Company’s common shares at an exercise price of $0.01 per share, These options vest twenty-five percent immediately, and twenty-five percent annually thereafter. It also provided Mr. Schissler with the payment of an inducement bonus of 1,000,000 restricted shares of the Company’s common shares. In July, 2009, as a bonus for current and past services rendered, the Company awarded 241,096,000 options to purchase common stock, 50% of which vested immediately and the other 120,548,000 to be vested over the next four years. Mr. Schissler is subject to non-competition and confidentiality requirements. CBAI may terminate Mr. Schissler's Executive Agreement at any time without cause. In such event, no later than the Termination Date specified in the Termination Notice (both as defined in the Executive Agreement), CBAI shall pay to Mr. Schissler an amount in cash equal to the sum of his Compensation determined as of the date of such Termination Notice through the remaining term of the Executive Agreement. In December, 2009, Mr. Schissler was awarded an additional 242,929,000 options to purchase common stock, 50% of which vested immediately and the other 121,464,500 to vested at December 31, 2010. On July 1, 2010, the Company awarded a total of 30,937,178 options to purchase common shares to Matthew Schissler, to compensate him for both past services and future services, 50% of which vested immediately.  All outstanding unexercised options provide for adjustment upon  stock split, as well as under certain other circumstances.

On July 16, 2008, CBAI entered into a three-year agreement with Mr. Joe Vicente, who serves as the Company’s Chief Operating Officer, which is renewable annually thereafter, which provides for a base salary of $115,000 the first year, with five percent base salary increases for each successive year, subject to approval by the Board of Directors. It also provides for an annual bonus, payable at the discretion of the Board of Directors, equal to twenty-five percent of the Employee’s prior year base salary. It also provided him with the immediate issuance of 7,500,000, five-year options to acquire restricted shares of the Company’s common shares at an exercise price of $0.01 per share, These options vest twenty-five percent immediately, and twenty-five percent annually thereafter. It also provided Mr. Vicente with the payment of an inducement bonus of 1,000,000 restricted shares of the Company’s common shares. In July, 2009, as a bonus for current and past services rendered, the Company awarded 120,548,000 options to purchase common stock, 50% of which vested immediately and the other 60,274,000 to be vested over the next four years. In December, 2009, Mr. Vicente was awarded an additional 121,464,500 options to purchase common stock, 50% of which vested immediately and the other 60,732,250  vested at December 31, 2010. On July 1, 2010, the Company awarded a total of 15,468,690 options to purchase common shares to Joseph Vicente, to compensate him for both past services and future services, 50% of which vested immediately.  All outstanding unexercised options provide for adjustment upon  stock split, as well as under certain other circumstances.

Operating Leases

CBAI leases office space in Las Vegas, NV and Santa Monica, CA under non-cancelable operating leases expiring in 2014 and 2012, respectively. The lease for the facility in Las Vegas has two options to renew for an additional five years each, extending the term to 2024. In October 2010, CBAI entered into a non-cancelable sub-lease agreement to sub-lease the vacated facility in Santa Monica, CA, through the end of the lease term, in 2012. Commitments for future minimum rental payments, by year, and in the aggregate, to be paid (and received) under such operating leases as of March 31, 2011, are as follows:

	Rent to be paid	Rent to be Received	Net Rent to be Paid
2011	$200,282	$56,675	$143,607
2012	251,139	56,675	194,464
2013	154,082	--	154,082
2014	118,142	--	118,142
Total	$723,645	$113,350	$610,295

Note 6. Related Party Transactions and Commitments

China Stem Cell Ltd. Investment

In March, of 2010 the Company acquired pursuant to a License Agreement, a 10% non dilutable interest in what became, in December 2010, China Stem Cells, Ltd., a Cayman Islands Company (hereinafter "Cayman"), which indirectly holds a 100% capital interest in AXM Shenyang, a company organized to conduct a Stem Cell Storage Business in China. In exchange for issuance of an equity interest in Cayman, under the terms of the Transfer of Technology Agreement the Company agreed to provide technology transfer, knowhow and training in the setup, marketing and operation of the China Stem Cell Storage business. In connection with the License Agreement, the Company will receive royalties equal to 8.5% of "Net Revenues" realized from the China Stem Cell Storage business, over the 15 year term of the agreement, with certain minimum annual royalties payable beginning in 2011.

In December the Company also acquired the option to provide up to $750,000 of additional capital funding to Cayman through the purchase of Cayman Secured Convertible Promissory Notes and attached Cayman Warrants to acquire its Common Stock.  Other Cayman shareholders were granted similar options, with the intent of raising the aggregate up to $1.5 million in additional capital for Cayman and its subsidiaries.

As of March 31, 2011, Cord Blood has exercised this option in part, provided a total of $375,000 in additional capital to Cayman, and received Cayman Secured Convertible Promissory Notes for this sum along with 100 Cayman Warrants.  The Secured Convertible Promissory Notes are convertible into Cayman stock at a conversion price of $1,500 per share, subject to certain adjustments.  The Warrants have a five year term and are exercisable at an option exercise price of $0.05 per share per share, subject to certain adjustments.  As of March 31, 2011, other shareholders of Cayman have exercised options with similar terms, provided $500,000 in additional capital to Cayman, and are entitled to similar Cayman Secured Convertible Notes and to be issued an aggregate of 100 Cayman Warrants.

VidaPlus

As of March 31, 2011, the Company has approximately $188,000 loan receivable outstanding, which is convertible into equity.

Consulting Agreement

On July 1, 2008, CBAI entered into a one-year consulting agreement with Pyrenees Consulting, LLC., a business owned by Stephanie Schissler, CBAI's former President and Chief Operating Officer. Ms. Schissler is the spouse of the Company's Chief Executive Officer. The agreement entitles Ms. Schissler to a monthly retainer and stock option incentives for her services in relation to strategic corporate planning and other business related matters. On January 1, 2010 the agreement was renewed for another 12 months with a retainer of $12,500 per month. The agreement automatically renews for a further term of six months, unless a 60-day written notice of cancellation is provided by Pyrenees Consulting, or a 180-day written notice is provided by CBAI.

Note 7. Share Based Compensation

Stock Option Plan

The Company's Stock Option Plan permits the granting of stock options to its employees, directors, consultants and independent contractors for up to 8.0 million shares of its common stock. The Company believes that such awards encourage employees to remain employed by the Company and also to attract persons of exceptional ability to become employees of the Company. On July 13, 2009, the Company registered its 2009 Flexible Stock Plan, which increases the total shares available to 400 million common shares. The agreement allows the Company to issue either stock options or common shares from this Plan.

On March 2, 2010, the Company awarded a total of 20,000,000 options to purchase common shares to Stephanie Schissler, to compensate her for both past services and future services.

On June 1, 2010 and June 25, 2010, Matthew Schissler exercised 50,782,350 and 29,984,810 options respectively.

Stock options that vest at the end of a one-year period are amortized over the vesting period using the straight-line method. For stock options awarded using graded vesting, the expense is recorded at the beginning of each year in which a percentage of the options vests.   There were no stock options granted during the first quarter ended March 31, 2011.

The Company’s stock option activity was as follows:

	Stock Options	Weighted Average Exercise Price	Weighted Avg. Contractual Remaining Life
Outstanding, January 1, 2011	7,492,723	0.07	5.5
Granted	664,058	0.01	-
Exercised	807,672	-	-
Forfeited/Expired	397,808	-	-
Outstanding, December 31, 2011	6,951,310	0.01	7.3
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired	-	-	-
Outstanding, March 31, 2011	6,951,310	0.01	7.30
Exercisable at March 31, 2011	5,438,858	0.01	7.30

The following table summarizes significant ranges of outstanding stock options under the stock option plan at  March 31, 2011:

Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$0.0033 — 0.20	6,903,286	7.33	$0.08	5,390,834	$0.010
$0.21 — 0.30	30,126	3.87	0.250	30,126	0.250
$0.31 — 0.51	17,898	4.69	0.312	17,898	0.312
	6,951,310	7.30	$0.010	5,438,858	$0.010

A summary of the activity for unvested employee stock options as of December 31, 2010 and changes during the year is presented below:

Weighted Average Grant Date Fair Value per Share
	2011	2011
Nonvested at January 1, 2011	1,712,452	0.01
G Granted	--	--
Vested	200,000	0.01
Exercised	--	--
Cancelled	--	--
P Pre-vested forfeitures	--	--
Nonvested at March 31, 2011	1,512,452	0.01

The total compensation cost related to non-vested options amounts to $164,135.  All outstanding unexercised options provide for adjustment upon stock split, as well as under certain other circumstances.

Note 8. Warrant Agreements

A summary of warrant activity since January 1, 2009 is as follows:

On July 2, 2009, the Company executed a Preferred Stock Purchase Agreement with Optimus Capital Partners, LLC, which also entitled them to a five-year conditional warrant to purchase 1,446,428,571 of the Company’s Common Stock at $0.007 per share.

On September 23, 2009, the Company issued a Promissory Note for $200,000 to Joseph Schottland along with 54,200,542 three-year warrants at $0.0037 per share.

On January 30, 2009, Enable Capital, a warrant holder, exercised their right to purchase 31,449,102 shares of the Company’s Common Stock at $0.0086 per share.

On October 10, 2009, Cornell, a warrant holder, exercised their right to purchase 1,263,920 shares of the Company's Common Stock at $0.35 per share, on a cashless basis.

On January 14, 2010, Schottland, a warrant holder, exercised their right to purchase 42,771,971 shares of the company's Common Stock at $0.0037 per share, on a cashless basis.

On March 10, 2011 the company issued a Promissory Note for $1.105M to St. George Investments along with 139,925,374 five year warrants at $.00179 per share subject to reverse stock split.

The following table summarizes the warrants outstanding and exercisable at March 31, 2011:

WARRANTS OUTSTANDING	EXERCISE PRICE	MATURITY DATE
157,297	$0.101	02/14/2012
40,000	$0.101	02/14/2012
29,167	$0.37	11/26/2012
37,970	$0.37	11/26/2012
96,555	$0.1875	05/30/2013
114,286	$0.37	06/23/2012
Total 475,275

All outstanding unexercised warrants provide for adjustment upon  stock split, as well as under certain other circumstances.

Note 9. Stockholder’s Equity

Preferred Stock

CBAI has 5,000,000 shares of $.0001 par value of preferred stock authorized.

Common Stock

On March 25, 2009, the Company’s Articles of Incorporation were amended to increase the authorized common stock to 6,945,000,000 shares, par value $0.0001, up from 950,000,000. This amendment was adopted by the Company’s Board of Directors on February 12, 2009, and its Shareholders at a Special Meeting of Shareholders called for this purpose on March 23, 2009.

On January 14, 2010, a warrant holder exercised a portion of their warrants, or 42,771,971 shares at an exercise price of $0.0037, exercised on a cashless basis.

On June 1, 2010, the CEO exercised a portion of his options, or 50,782,350 shares at an exercise price of $0.0033, exercised on a cashless basis.

On June 25, 2010, the CEO exercised a portion of his options, or 29,984,810 shares at an exercise price of $0.0033, exercised on a cashless basis.

As of March 31, 2011 CBAI had 6,746,199,634 shares of Common Stock outstanding. 198,800,366 shares remain in the Company's treasury.

Note 10. Segment Reporting

Guidance issued by the FASB requires that public business enterprises report financial and descriptive information about its reportable operating segments. CBAI has one operating segment. Cord generates revenues related to the processing and preservation of umbilical cord blood.  Cord’s long-lived assets are located in, and substantially all of its revenues are generated from, the United States of America, Argentina and Germany.

The table below presents certain financial information by business segment for the three months ended  March 31, 2011:

	Umbilical			Segment		Condensed Consolidated
	Cord Blood	Stellacure	Biocordcell	Total	Eliminations	Total
Revenue from External Customers	$833,907	$129,506	$494,499	$1,457,912	$-	$1,457,912
Interest & Derivative Expense	698,084	25,744	7,041	730,869	-	730,869
Depreciation and Amortization	185,505	2,509	4,166	192,180	-	192, 180
Segment Income (Loss)	(1,800,566)	(214,267)	140,120	(1,874,713)	34,929	(1,839,713)
Segment Assets	$7,696,339	$420,631	$595,667	$8,712,637	$(545,643)	$8,166,994

The table below presents certain financial information by business segment for the three months ended March 31, 2010:

	Umbilical		Segment		Condensed
	Cord Blood	StellaCure	Total	Eliminations	Total
Revenue from External Customers	$839,343	$-	$839,343	$-	$839,343
Interest Expense	432,071	-	432,071	-	432,071
Depreciation and Amortization	144,411	-	144,411	-	144,411
Segment Income (Loss)	(2,578,827)	-	(2,578,827)	-	(25,788,272)
Segment Assets	$5,627,206	$1,074,672	$6,701,878	$(947,176)	$5,754,702

Note 11. Subsequent Events

On May 9, 2011, the Company consummated a one (1) for one hundred (100) reverse split of its outstanding common stock, with the result that the outstanding shares of common stock of the Company were reversed from 6,812,886,600 shares pre-split, to 68,128,866 outstanding common shares post split.  At the same time, the Company’s Articles of Incorporation were amended to fix authorized capital stock at 255,000,000 shares, par value $0.0001, of which 5,000,000 shares are preferred shares and 250,000,000 shares are common shares.  These actions were approved by 72% of the outstanding shares of the Company at a special shareholders meeting called for this purpose on  April 21, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Cord Blood America, Inc.

We have audited the accompanying consolidated balance sheets of Cord Blood America, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2010 and 2009. Cord Blood America, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cord Blood America, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has sustained recurring operating losses, continues to consume cash in operating activities, and has insufficient working capital and an accumulated deficit at December 31, 2010.  These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
March 29, 2011

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND DECEMBER 31, 2009

ASSETS
Current Assets:	December 31, 2010	December 31, 2009
Cash	$347,258	$716,576
Accounts receivable, net of allowance for doubtful accounts of $10,000 and $70,000	540,279	174,103
Prepaid expenses	141,300	--
Other current assets	72,560	--
Notes receivable, related party, current	300,000	--
Total current assets	1,401,397	890,679
Property and equipment, net of accumulated depreciation and amortization of $248,404 and $146,888	571,431	383,597
Customer contracts and relationships, net of amortization of $1,949,377 and $1,477,399	5,038,582	3,848,319
Notes Receivable, related party	125,000	--
Goodwill	244,053	--
Total assets	$7,380,463	$5,122,595
LIABILILIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$967,626	$709,519
Accrued expenses	1,338,115	120,176
Deferred rent	112,231	260,367
Deferred revenue	1,835,792	1,475,261
Advances from stockholders	--	29,229
Derivatives Liability	238,789	2,405,553
Promissory notes payable, current, net of unamortized discount of $0 and $83,784	1,490,400	161,886
Total current liabilities	5,982,953	5,161,991
Promissory notes payable, net of unamortized discount of $251,903 and $0	651,217	--
Total liabilities	$6,634,170	$5,161,991
Stockholders’ deficit:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	--	--
Common stock, $.0001 par value, 6,950,000,000 shares authorized, 6,283,883,175 and 4,947,735,145 shares issued and outstanding, inclusive of treasury shares	628,389	494,774
Additional paid-in capital	42,892,449	34,763,094
Common stock held in treasury stock, 2,000,000 shares	(599,833)	(599,833)
Accumulated Other Comprehensive income (loss)	(551)	--
Accumulated deficit	(42,789,936)	(34,697,431)
Total Cord Blood America stockholders’ equity (deficit)	130,518	(39,396)
Non-controlling interest	615,775	--
Total stockholders’ equity (deficit)	746,293	(39,396)
Total liabilities and stockholders’ deficit	$7,380,463	$5,122,595

See Report of the Independent Registered Public Accounting Firm and the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Year Ended December 31,
	2010	2009

Revenue	$4,128,439	$3,237,183
Cost of services	(1,622,046)	(1,454,315)
Gross Profit	2,506,393	1,782,868

Administrative and selling expenses	(8,310,587)	(7,299,194)
Start-up costs	(868,844)	--

Loss from operations	(6,673,038)	(5,516,326)

Interest expense and change in derivatives liability	(1,778,691)	(4,252,813)

Net loss before income taxes	(8,451,729)	(9,769,139)

Income taxes	--	--
Consolidated net loss	(8,451,729)	(9,769,139)

Non-controlling interest in income	359,224	--

Net loss attributable to Cord Blood America	$(8,092,505)	$(9,769,139)

Basic and diluted loss per share	$(0.00)	$(0.00)
Weighted average common shares outstanding	5,419,994,236	2,479,335,673

See Report of the Independent Registered Public Accounting Firm and the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2010 AND 2009

	Common Stock		Additional Paid In	Treasury	Accumulated Other Comprehensive	Accumulated	Non-Controlling
	Shares	Amount	Capital	Stock	Income	Deficit	Interest	Total

Balance at December 31, 2008	439,342,817	$43,936	$28,697,510	$(12,159,833)	$-	$(24,928,292)	$-	$(8,346,679)
Shares issued for services	100,672,187	10,067	489,465					499,532
Shares issued for financing	325,323,972	32,532	1,217,468					1,250,000
Share-based compensation	4,550,000	455	2,929,643					2,930,098
Issuance of Common Stock for debt conversion	4,025,799,813	402,580	10,408,983					10,811,563
Warrants exercised	32,713,022	3,271	267,191					270,462
Shares issued for liquidated damages	53,333,334	5,333	961,947					967,280
Treasury shares	(34,000,000)	(3,400)	(11,556,600)	11,560,000				-
Reclassification of derivative liability			1,347,487					1,347,487
Net loss						(9,769,139)		(9,769,139)

Balance at December 31, 2009	4,947,735,145	$494,774	$34,763,094	$(599,833)	$-	$(34,697,431)	$-	$(39,396)
Shares issued for services	80,736,596	8,074	630,090					638,164
Shares issued for cash	90,796,770	9,080	440,920					450,000
Share-based compensation	4,131,579	413	2,221,844					2,222,257
Issuance of common stock for debt conversion	1,025,832,843	102,583	3,600,479					3,703,062
Warrants exercised	42,771,971	4,277	(4,277)					-
Options exercised	80,767,160	8,077	(8,077)					-
Shares issued for security position	11,111,111	1,111	45,556					46,667
Reclassification of derivative liability			1,202,820					1,202,820
Acquisition of Biocordcell							974,999	974,999
Comprehensive income (loss):
Net loss						(8,092,505)	(359,224)	(8,451,729)
Other comprehensive income (loss), net
of income tax provision (benefit):
Foreign currency translation					(551)			(551)
Total comprehensive income (loss)								(8,452,280)

Balance at December 31, 2010	6,283,883,175	$628,389	$42,892,449	$(599,833)	$(551)	$(42,789,936)	$615,775	$646,293

See Report of the Independent Registered Public Accounting Firm and the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Cash Flows from Operating Activities
Consolidated Net Loss	$(8,451,729)	$(9,769,139)
Adjustments to reconcile net loss to net cash used in operating activities
Issuance of stock for services	638,164	516,562
Issuance of stock for position in vivicells international	46,667	--
Amortization of deferred financing costs	--	648,767
Amortization of loan discount	887,834	1,943,805
Stock based compensation	2,222,257	2,913,068
Bad debt	62,954	25,000
Depreciation and amortization	587,778	590,757
Change in value of derivative liability	(223,593)	987,601
Net Change in operating assets and liabilities	(658,998)	256,954
Payment for Acquisition of Biocordcell	(315,000)	--
Start-up costs for Stellacure	820,471	--
Foreign currency translation	(551)	--

Net cash used in operating activities	(4,383,746)	(1,886,625)
Cash Flows from Investing Activities
Purchase of property and equipment	(175,986)	(399,138)
Loan receivable to ViviCells International, Inc.	(300,000)	--
Loan receivable to China Stem Cell, Ltd.	(125,000)	--
Cash acquired during acquisition of Biocordcell	134,643	--

Net cash used in investing activities	(466,343)	(399,138)
Cash Flows from Financing Activities
Proceeds from the issuance of notes payable	4,160,000	1,786,025
Payments on notes payable	(100,000)	(200,441)
Payments on capital lease obligations	--	(2,589)
Net payments on advances from stockholders	(29,229)	(84,036)
Proceeds from issuance of common stock	450,000	1,520,462
Bank overdraft	--	(17,083)

Net cash provided by financing activities	4,480,771	3,002,338

Net increase (decrease) in cash and cash equivalents	(369,318)	716,576

Cash and Cash Equivalents, beginning of year	716,576	--

Cash and Cash Equivalents, end of year	$347,258	$716,576

See Report of the Independent Registered Public Accounting Firm and the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Supplemental disclosure of cash flow information:
Cash paid for interest	$120,445	$132,804
Supplemental Schedule of Non-Cash Investing and Financing Activities:
Issuance of debt for cancellation of warrants and put option	$1,590,400	$--

Conversion of debt and payables into common shares	$3,703,062	$10,699,016

See Report of the Independent Registered Public Accounting Firm and the accompanying notes to consolidated financial statements.

CORD BLOOD AMERICA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Note 1. Organization and Description of Business

Cord Blood America, Inc. ("CBAI"), formerly D&A Lending, Inc., was incorporated in the State of Florida on October 12, 1999. In October, 2009, CBAI re-located its headquarters from Los Angeles, California to Las Vegas, Nevada. CBAI is primarily a holding company whose subsidiaries include Cord Partners, Inc., CorCell Co. Inc., CorCell Ltd., (“Cord”), CBA Professional Services, Inc. D/B/A BodyCells, Inc. ("BodyCells"), CBA Properties, Inc. ("Properties"), and Career Channel Inc, D/B/A Rainmakers International ("Rain"). CBAI and its subsidiaries engage in the following business activities:

●	Cord specializes in providing private cord blood stem cell preservation services to families.

●	Stellacure GmbH specializes in providing cord blood stem cell preservation services to families in Germany and Spain.

●	Biocordcell Argentina S.A. specializes in providing cord blood stem cell preservation to families in Argentina, Uruguay and Paraguay.

●
BodyCells is a developmental stage company and intends to be in the business of collecting, processing and preserving peripheral blood and adipose tissue stem cells allowing individuals to privately preserve their stem cells for potential future use in stem cell therapy.

●	Properties were formed to hold the corporate trademarks and other intellectual property of CBAI.

●
Rain has specialized in creating direct response television and radio advertising campaigns, including media placement and commercial production.  Management has reduced the activities of Rain, terminated its former employees, and in 2010 was no longer seeking business.  This is consistent with management’s decision to focus its attention exclusively on the stem cell storage business and related activities.

The accompanying condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that may be necessary in the event CBAI cannot continue as a going concern.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Going Concern

The accompanying financial statements of Cord Blood America, Inc. and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. CBAI has experienced recurring net losses from operations, which losses have caused an accumulated deficit of approximately $42.8 million as of December 31, 2010. In addition, CBAI has consumed cash in its operating activities of approximately $4.4 million for the year ending December 31, 2010 and has a working capital deficit of $4.6 million as of December 31, 2010. These factors, among others, raise substantial doubt about CBAI's ability to continue as a going concern.

Management has been able, thus far, to finance the losses and the growth of the business, through private placements of its common stock, the issuance of debt and proceeds from the Equity Distribution Agreement and Securities Purchase Agreement, and expects to continue to raise funds through debt and equity instruments. CBAI is continuing to attempt to increase revenues within its core businesses and through acquiring other businesses in the stem cell industry. In addition, the Company has taken steps to reduce its overall spending through the reduction of our labor force. The ongoing execution of CBAI's business plan is expected to result in operating losses over the next twelve months. There are no assurances that CBAI will be successful in achieving its goals of increasing revenues and reaching profitability.

In view of these conditions, CBAI's ability to continue as a going concern is dependent upon its ability to meet its financing requirements, and to ultimately achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event CBAI cannot continue as a going concern.

Basis of Consolidation

The consolidated financial statements include the accounts of CBAI and its wholly-owned and majority-owned subsidiaries, Cord, Stellacure GmbH, Biocordcell Argentina S.A., BodyCells, Properties and Rain. All significant inter-company balances and transactions have been eliminated upon consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Accounts Receivable

Accounts receivable consist of the amounts due for the processing and storage of umbilical cord blood, advertising, commercial production and internet lead generation. Accounts receivable relating to deferred revenues are netted against deferred revenues for presentation purposes. The allowance for doubtful accounts is estimated based upon historical experience. The allowance is reviewed periodically and adjusted for accounts deemed uncollectible by management. Amounts are written off when all collection efforts have failed.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred while major replacement and improvements are capitalized as additions to the related assets. Sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the related asset and accumulated depreciation accounts with any gain or loss credited or charged to income upon disposition.

Intangible Assets

Intangible assets consist primarily of customer contracts and relationships as part of the acquisition of the CorCell and CureSource assets in 2007 in addition to the acquisition of Biocordcell in 2010 (Note 3). Intangible assets are stated at cost. Amortization of intangible assets is computed using the sum of the years’ digits method, over an estimated useful life of 18 years. Estimated amortization expense for the next five years is as follows: 2011: $609,973; 2012: $569,252; 2013: $528,531; 2014: $487,811; 2015: $447,090.

Impairment of Long-Lived Assets

Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. The Company reviews goodwill for impairment at least annually or whenever events or circumstances are more likely than not to reduce the fair value of goodwill below its carrying amount.

Equity Investments

Cord has a non-controlling equity investment in ViviCells International, Inc., a privately held company in the business of providing cord blood stem cell and adult peripheral blood stem cell preservation services. The Company utilizes the equity method of accounting as it owns more than 20% of the outstanding common stock and has the ability to exercise significant influence over this company. As such, the investment is carried at cost less Cord's proportionate share of ViviCells net loss for the period since investment. At December 31, 2010, the carrying amount of this investment is $0.

Cord has a minority equity investment in China Stem Cells, Ltd., a Cayman Islands Company, and a privately held company organized to conduct a stem cell storage business in China. The Company utilizes the cost method of accounting as it owns less than 20% of the outstanding common stock and only has the ability to exercise nominal, not signficant, influence over this company. The cost of this investment is $0.

Deferred Revenue

Deferred revenue consists of payments for enrollment in the program and processing of umbilical cord blood by customers whose samples have not yet been collected, as well as the pro-rata share of annual storage fees for customers whose samples were stored during the year.

Valuation of Derivative Instruments

ASC 815-40 (formerly SFAS No. 133 "Accounting for derivative instruments and hedging activities"), requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and in accordance with ASC 815-40-15 (formerly EITF 00-19 "Accounting for derivative financial instruments indexed to, and potentially settled in, a company's own stock") to determine whether they should be considered a derivative liability and measured at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option pricing formula. At December 31, 2010, the Company adjusted its derivative liability to its fair value, and reflected the change in fair value, in its consolidated statement of operations.

Revenue Recognition

CBAI recognizes revenue under the provisions of ASC 605-25 (previously Staff Accounting Bulletin 104 “Revenue Recognition”). CBAI provides a combination of products and services to customers. This combination arrangement is evaluated under ASC 605-25-25 (previously Emerging Issues Task Force Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables"). ASC 605-25-25 addresses certain aspects of accounting for arrangements under multiple revenue generating activities.

Cord, Stellacure and Bio recognize revenue from both enrollment fees and processing fees upon the completion of processing while revenue from storage fees are recognized ratably over the contractual storage period.

Rain's revenue recognition policy involves significant judgments and estimates about the ability to collect. We assess the probability of collection based on a number of factors, including past transaction history and/or the creditworthiness of our clients' customers, which is based on current published credit ratings, current events and circumstances regarding the business of our client's customer and other factors that we believe are relevant. If we determine that collection is not reasonably assured, we defer revenue recognition until such time as collection becomes reasonably assured, which is generally upon receipt of cash payment. Rain recognizes revenue generated through per inquiry advertising as the per inquiry leads are delivered to the customer.

Cost of Services

Costs for Cord, Stellacure, and Bio are incurred as umbilical cord blood is collected. These costs include the transportation of the umbilical cord blood from the hospital to the lab, the labs’ processing fees, and royalties. The Company expenses costs in the period incurred. Costs for Rain include commercial production costs, lead generation costs and media buys.

Advertising

Advertising costs are expensed when incurred. Advertising expenses totaled approximately $193,527 and $159,000 for the years ended December 31, 2010 and 2009, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the portion of tax benefits that more likely than not will not be realized. There was a valuation allowance equal to 100% of deferred tax assets as of December 31, 2010.

The Company follows guidance issued by the FASB with regard to its accounting for uncertainty in income taxes recognized in the financial statements. Such guidance prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taking authorities. Our policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the years ended December 31, 2010 and 2009.  The Company files income tax returns with the Internal Revenue Service (“IRS”) and various state jurisdictions. For jurisdictions in which tax filings are prepared, the Company is no longer subject to income tax examinations by state tax authorities for years through 2005 and by the IRS for years through 2006.

Accounting for Stock Option Plan

The Company’s share-based employee compensation plans are described in Note 10. On January 1, 2006, the Company adopted the provisions of ASC 718 (previously SFAS 123(R), “Accounting for Stock-based Compensation (Revised 2004)” (“123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, non-employee directors, and consultants, including employee stock options.  ASC 718 supersedes the Company’s previous accounting under APB 25 and SFAS 123, for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued SAB 107 relating to ASC 718. The Company has applied the provisions of SAB 107 in its adoption of ASC 718.

Net Loss Per Share

Net loss per common share is calculated in accordance with ASC 260 (formerly SFAS No. 128), Earnings per Share. Basic net loss per share is computed by dividing the net loss by the weighted average common shares outstanding of 5,419,994,236 and 2,479,335,673 for the years ended December 31, 2010 and 2009, respectively. Outstanding options to acquire common stock and warrants are not included in the computation of net loss per common share because the effects of inclusion are anti-dilutive.

Concentration of Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet their contractual obligations to be similarly affected by changes in economic or other conditions described below.

Relationships and agreements which could potentially expose the Company to concentrations of credit risk consist of the use of one source for the processing and storage of all umbilical cord blood and one source for the development and maintenance of a website. The Company believes that alternative sources are available for each of these concentrations.

Financial instruments that subject the Company to credit risk could consist of cash balances maintained in excess of federal depository insurance limits. The Company maintains its cash and cash equivalent balances with high credit quality financial institutions. At times, cash and cash equivalent balances may be in excess of Federal Deposit Insurance Corporation limits. To date, the Company has not experienced any such losses.

Fair Value Measurements

Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure the fair value.  Level inputs, as defined by ASC 820-10, are as follows:

●	Level 1 – quoted prices in active markets for identical assets or liabilities.

●	Level 2 – other significant observable inputs for the assets or liabilities through corroboration with market data at the measurement date.

●	Level 3 – significant unobservable inputs that reflect management’s best estimate of what market participants would use to price the assets or liabilities at the measurement date.

The following table summarizes fair value measurements by level at December 31, 2010 for assets and liabilities measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3	Total
Cash	$347,258	$--	$--	$347,258

Derivatives liability	--	--	(238,789)	(238,789)

Derivatives liability was valued under the Black-Scholes model with the following assumptions:

Risk free interest rate	0.20% to 1.70%
Expected life	0 to 4 years
Dividend Yield	0%
Volatility	0% to 165%

The following table summarizes fair value measurements by level at December 31, 2009 for assets and liabilities measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3	Total
Cash	$716,576	$--	$--	$716,576

Derivatives liability	--	--	(2,405,553)	(2,405,553)

Derivatives liability was valued under the Black-Scholes model, with the following assumptions:

Risk free interest rate	0.20% to 1.70%
Expected life	0 to 4 years
Dividend Yield	0%
Volatility	0% to 165%

The following is a reconciliation of the derivatives liability:

Value at December 31, 2008	$2,098,318
Issuance of Instruments	668,205
Increase in Value	987,601
Reclassification of value of
Warrants exercised	(1,348,571)
Value at December 31, 2009	$2,405,553

Issuance of Instruments	855,903
Decrease in Value	(225,913)

Reclassification of Value of
Warrants Exercised	(2,796,754)
Value at December 31, 2010	$238,789

For certain of the Company’s financial instruments, including cash, accounts receivable, prepaid expenses and other assets, accounts payable and accrued expenses, and deferred revenues, the carrying amounts approximate fair value due to their short maturities. The carrying amounts of the Company’s notes receivable and notes payable approximates fair value based on the prevailing interest rates.

Reclassification

Certain numbers in the prior year have been reclassified to conform to the current year’s presentation.

Recently Issued Accounting Pronouncements

In January, 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The standard amends ASC Topic 820, Fair Value Measurements and Disclosures to require additional disclosures related to transfers between levels in the hierarchy of fair value measurement. The standard does not change how fair values are measured. The standard is effective for interim and annual reporting periods beginning after December 15, 2009. The adoption of ASU 2010-06 did not have a material impact on our consolidated financial statements.

In October 2009, the FASB issued authoritative guidance on multiple-deliverable revenue arrangements. This new guidance amends the existing criteria for separating consideration received in multiple-deliverable arrangements and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables based on their relative selling price. The guidance establishes a hierarchy for determining the selling price of a deliverable which is based on vendor-specific objective evidence, third-party evidence, or management estimates. Expanded disclosures related to multiple-deliverable revenue arrangements are also required. This guidance is effective for the Company beginning fiscal year 2011, with early adoption permitted. Upon adoption, the guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements, or it may be applied retrospectively.  The Company does not anticipate there will be a material impact on our consolidated financial statements upon adoption of this guidance.

In September 2009, the FASB amended ASC 860, (formerly SFAS No. 166, Accounting for Transfers of Financial Assets, and an amendment to SFAS No. 140). ASC 860 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. ASC 860 is effective for fiscal years beginning after November 15, 2009. The adoption of ASC 860 did not have a material impact on our condensed consolidated financial statements.

In September 2009, the FASB amended ASC 810 (formerly Statement of Financial Accounting Standards No.167, Amendments to FASB Interpretation No. 46(R)). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. ASC 810 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The adoption of ASC 810 did not have a material impact on our consolidated financial statements.

In August 2009, the FASB issued ASU 2009-15, which changes the fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 input fair value measurements. This ASU became effective for us on January 1, 2010. Adoption of this ASU did not have a material impact on our consolidated financial statements.

Note 3. Summary of Acquisitions

Stellacure GmbH

In March 2010, the Company acquired 138,712 Series B Shares of Stellacure, GmbH, which represents an ownership percentage of 51%, a German Limited Liability Company that is in the business of collecting, processing, and storing cord blood samples. The purchase price paid by the Company was EUR 501,000 (approximately $660,000). Stellacure operates primarily in Germany; however, it established sales channels in Spain and Italy in 2009. The Company intends to utilize these markets for immediate market penetration and an opportunity for growth throughout Europe.

In connection with the acquisition, the Company acquired the following assets and liabilities at fair value:

Cash	$466,735
Accounts receivable	183,274
Investments and other receivables	208,474
Prepaid expenses	7,424
Property and equipment**	52,302
Other assets	149,036
Total Assets	$1,067,245

Accounts payable	$406,115
Accrued expenses	334,994
Deferred revenue	206,862
Total Liabilities	$947,971

Given that Stellacure has operated at a loss for the past several years, has negative working capital as of the acquisition date, and has a limited operating history, the Company determined that the fair value of any intangible assets identified as well as the non-controlling interest was $0.  As such, the Company recorded a charge of $820,471 to its consolidated statement of operations relating to the acquisition because the costs incurred in the acquisition were akin to a startup cost for the Company’s expansion into Europe.

In connection with the purchase of the shares of Stellacure, the Company entered into a commitment to purchase the shares of Stellacure from the remaining holders, at the option of the holders, in either cash, shares of the Company, or a combination of both.  The commitment price is defined in the shareholder agreement and is based on a formula that considers a multiple of revenue and earnings of Stellacure. Should the Company pay the commitment price in shares of its common stock, it is required under the agreement that the holders be given stock equal to 110% of the commitment price. The commitment commences in 2012 and expires in 2014.  The Company valued this commitment as of December 31, 2010, based on the recent earnings activity of Stellacure, and determined that the value of the commitment was $0.

Biocordcell Argentina S.A.

 In September 2010, the Company entered into a Stock Purchase Agreement (the “Agreement”), with the Shareholders of Biocordcell Argentina S.A., a corporation organized under the laws of Argentina (‘Bio”), providing for the Company’s acquisition of 50.1% of the outstanding shares of Bio (the “Shares).

Under the Agreement, the Company paid $315,000 in cash at the closing, and paid an additional $410,000 in October, 2010, $150,000 of which is part of the fixed portion of the purchase price for the shares, for a total minimum purchase price of $525,000. The remaining $200,000 of this payment represents advances against the contingent payments due based on Bio’s 2010 and 2011 net income performances.

The Agreement provides that the Shareholders are to be paid contingent “earn-out” compensation in 2011 based on achieving certain levels of net income in 2010; and additional contingent “earn-out” compensation in 2012 based on achieving certain levels of net income in 2011.

The earn-out provisions are as follows for Bio’s 2010 fiscal year, which ends December 31, 2010:

●
If Bio net profits exceed $186,000 in 2010, the Company has agreed to pay an additional earn-out of $700,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced  on October 20, 2010 toward the 2010 earn-out, and the Shareholders will be entitled to be paid 20% of the amount by which 2010 Bio net income exceeds $186,000.

●
If Bio net profits exceed $139,500 in 2010 but do not reach $186,000, the Company has agreed to pay an additional earn-out of $700,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced on October 20, 2010 toward the 2010 earn-out, but will not be entitled to be paid a percentage of Bio net income.

●
If Bio net profits exceed $93,000 in 2010 but do not reach $139,500, the Company has agreed to pay an additional earn-out of $500,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced on October 20, 2010 toward the 2010 earn-out, but will not be entitled to be paid a percentage of Bio net income.

●
If Bio net profits do not equal $93,000 in 2010, no additional earn-out will be paid to the shareholders in 2011 for 2010, and the Shareholders are obligated to return to the Company, a sum equal the $100,000 payment advanced on October 20, 2010, toward the Shareholders’ 2010 earn-out, along with interest, but less actual net profits earned by Bio in 2010.

The earn-out provisions are as follows for Bio’s 2011 fiscal year, which ends on December 31, 2011:

●
If Bio net profits exceed $577,000 in 2011, the Company has agreed to pay an additional earn-out of $705,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced  on October 20, 2010 toward the 2011 earn-out, and the Shareholders will be entitled to be paid 20% of the amount by which 2011 Bio net income exceeds $577,000.

●
If Bio net profits exceed $432,750 in 2011 but do not reach $577,000, the Company has agreed to pay an additional earn-out of $705,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced on October 20, 2010 toward the 2011 earn-out, but will not be entitled to be paid a percentage of Bio net income.

●
If Bio net profits exceed $288,500 in 2011 but do not reach $432,750, the Company has agreed to pay an additional earn-out of $350,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced on October 20, 2010 toward the 2011 earn-out, but will not be entitled to be paid a percentage of Bio net income.

●
If Bio net profits do not equal  $288,500 in 2011, no additional earn-out will be paid to the shareholders in 2012 for 2011, and the Shareholders are obligated to return to the Company,  the $100,000 payment advanced on October 20, 2010, toward the  Shareholders’ 2011 earn-out, along with interest, but less actual net profits earned by Bio in 2010.

The Agreement provides that the Shares purchased will be converted into Class Preferred A shares which in event of liquidation will have a right to a priority return of capital  equal to the purchase price paid for the Shares after the payment of all Bio creditors, and then will share pro rata in any remaining capital of Bio. The Shares are pledged by the Company to secure its performance under the Agreement, and the Company is given a first right of refusal in the even the Shareholders proposed to sell their remaining shares.

In connection with the acquisition, the Company acquired the following assets and liabilities at fair value:

Cash	$134,695
Accounts receivable	106,107
Property and equipment**	60,204
Customer contracts and relationships	1,662,242
Goodwill	244,053
Total Assets	$2,223,338

Accounts payable	$30,567
Accrued expenses	259,620
Total Liabilities	$290,187

In connection with the acquisition of Bio, the Company recognized non-controlling interest amount of $974,999, representing its acquisition date fair value, based on management’s estimate. At the acquisition date, the Company estimated the total purchase price of Biocordcell to be $975,000. As of December 31, 2010 the Company recognized an additional $250,000 for the contingent “earn-out” compensation. It is reasonably possible that as Biocordcell’s operating results for 2011 become more apparent, the Company may have to revise their estimate of the contingent statements “earn-out” for 2011.

The Stellacure and Biocordcell acquisitions, individually and in aggregate, did not meet the definition of a significant subsidiary. As such, pro-forma financial were not deemed necessary and considered immaterial.

Note 4. Property and Equipment

At December 31, 2010, property and equipment consists of:

	Useful Life (Years)	2010	2009

Furniture and fixtures	1-5	$48,659	$62,315
Computer equipment	5	164,310	37,099
Laboratory Equipment	1-5	184,427	61,307
Freezer equipment	7-15	318,086	301,777
Leasehold Improvements	5	104,353	67,987
		819,835	530,485
Less: accumulated depreciation and amortization		(248,404)	(146,888)
		$571,431	$383,597

For the years ended December 31, 2010 and 2009, depreciation and amortization expense totaled $108,089 and $46,523 respectively.

Note 5. Accrued Expenses

The components of accrued expenses at December 31, 2010 and 2009 are summarized as follows:

	2010	2009
Accrued settlement costs	$488,885	$--
Accrued Biocordcell investment	500,000	--
Other accrued expenses	349,230	120,176
	$1,338,115	$120,176

Note 6. Notes and Loans Payable, and Derivative Liabilities

At December 31, 2010 and 2009, notes and loans payable consist of:

	2010	2009
0% Convertible Debenture payable to Enable Capital, effective interest rate of 72% per annum (considering the loan discount), due July 31, 2010	$--	$38,189
Convertible Promissory Note Payable to JMJ Financial, secured by $1.3 million of the Company’s assets, one-time interest charge of 10.38%, due May 5, 2012	--	57,482
Convertible Promissory Note Payable to JMJ Financial, secured by $1.05 million of the Company’s assets, one-time interest charge of 10%, due October 26, 2012	--	150,000
Convertible Promissory Note Payable to JMJ Financial, secured by $1.5 million of the Company's assets, one time interest charge of 10.33%, due January 19, 2013	658,121
Convertible Promissory Note Payable to JMJ Financial, secured by $.750 million of the Company's assets, one time interest charge of 10.67%, due April 7, 2013	99,975	--
Senior Convertible Secured Note Payable to Shelter Island Opportunity Fund, LLP, effective interest rate of 16% per annum, payable in six monthly installments of $256,067 January 2011 through September 2011	1,490,400	--
Convertible Promissory Note Payable to JMJ Financial, secured by $.750 million of the Company's assets, one time interest charge of 10.67%, due October 7, 2013	145,025	--
	2,393,521	245,671
Less: Unamortized Discount	(251,904)	(83,784)
	$2,141,617	$161,887

Note 7. Notes Receivable, Related Parties

At December 31, 2010 and 2009, notes receivable consist of:

	2010	2009
Note Receivable from ViviCells International, Inc., related party, has 10% annual interest, is due March 15, 2011, and is collateralized by security interests and a super priority lien on substantially all property and assets of ViviCells and its' subsidiaries currently existing or hereafter acquired or arising.	$200,000	$--

Note Receivable from ViviCells International, Inc., related party, has 10% annual interest, is due March 15, 2011, and is collateralized by security interests and a super priority lien on substantially all property and assets of ViviCells and its' subsidiaries currently existing or hereafter acquired or arising.	100,000	--

Convertible Note Receivable from China Stem Cells, Ltd, related party, has 7% annual interest, payable semi-annually through December 10, 2011, annual principal and interest payments of $33,438 from December 10, 2012 through December 10, 2016, when the note matures, and collateralized by a debt of share charge.	125,000	--

	$325,000	$--

Note 8. Commitments and Contingencies

Agreements

On July 2, 2009, the Company executed a Preferred Stock Purchase Agreement and Warrant Agreement with Optimus Capital Partners, LLC, which contemplates a $7.5 million capital commitment which may be drawn down in increments in the future by the Company under certain conditions, including the filing and effectiveness of a current registration statement registering common shares issuable upon Warrant exercise and certain   common shares issued as a fee at the outset.  On November 2, 2009, the Company filed its registration statement for these common shares as required by these agreements.  However, the Company is reassessing whether to follow through with the implementation of this capital commitment.  In the mean time, on January 27, 2010, the Company elected to withdraw for the time being its registration statement filed with the SEC for these shares.

The Company had previously entered into a series of Securities Purchase Agreements with Shelter Island Opportunity Fund, LLP (“Shelter Island”) which provided the Company various lines of credit which were drawn down and subsequently paid off in full. As part of these transactions, the Company issued to Shelter Island a Common Stock Purchase Warrant to purchase, as adjusted, 36,000,000 shares of Common Stock (the “Shelter Island Warrants”) along with a Put Option Agreement. After extensive negotiations with Shelter Island, the parties entered into a transaction on July 21, 2010, whereby the 36 million shares Warrant Agreement was canceled, and the obligation represented by the Put Option Agreement was satisfied by the Company's delivery  to Shelter Island of a new Senior Secured Note in the principal amount of $1,590,400  (the "Replacement Note"). With this agreement, the derivative liability of $1,608,658 was reduced to $1,590,400 and then reclassified on the balance sheet as a note payable of $1,590,400. The Replacement Note matures on September 30, 2011, bears interest at 16% per annum, interest only is due, for the period July 31, 2010 through January 31, 2011, and is payable in six equal monthly installments of $265,067 each, commencing January 31, 2011. The Company, at its option, may pay the principal amount due on the Replacement Note by the issuance of the holder of unregistered Company Common Stock, to be valued at an agreed conversion rate that is fixed for this purpose, subject to certain adjustments, at 85% of the market value of the Company's common stock, calculated based on the five lowest daily closing prices for the stock over certain specified 20 day periods.

In March 2004, Cord entered into a Patent License Agreement with Pharmastem, the holder of patents utilized in the collection, processing, and storage of umbilical cord blood to settle litigation against Cord for alleged patent infringements. The Patent License Agreement calls for royalties of 15% of processing and storage revenue, with a minimum royalty of $225 per specimen collected, on all specimens collected after January 1, 2004 until the patents expired in 2010.

Contingencies

On December 16, 2010, Cryo-Cell International, Inc. (“Cryo International”) filed an action against Cord Blood America, Inc. (the “Company”) in The Sixth Judicial Circuit Court, Pinellas County, Florida alleging claims for: tortuous interference with a business relationship; misappropriate of trade secrets and confidential information in violation of the Florida Uniform Trade Secrets Act, § 688.001, Et. Seq., Fla. Stat.; dilution of trademark in violation of § 495.151, Fla. Stat.; and Common Law Unfair Competition.   Cryo International, a competitor of the Company’s, has filed the suit apparently in an effort to stop the Company’s pursuit of the acquisition of Cryo-Cell de Mexico, S.A. de C.V. (“Cryo Mexico”), for which the Company has in place a non binding Letter of Intent for acquisition.    (see Subsequent Events).  In addition, along with its Complaint, Cryo International filed an Emergency Motion for a Temporary Injunction.  In January 2011, the Company filed a Memorandum of Law in Opposition to Cryo International’s Emergency Motion for Temporary Injunction, and a Rule 1.140(b) Motion to Dismiss Cryo International’s complaint, as well as amendments to these documents.  The Emergency Motion for a Temporary Injunction, Motion to Dismiss and related filings were heard by the Court on January 14, 2011.  The Court granted the Company’s Motion to Dismiss, finding that Cryo Mexico is an indispensible party to the lawsuit and granted Cryo International leave to file an amended complaint to add Cryo Mexico as a defendant to the lawsuit and to serve Cryo Mexico with the required legal papers.  Cryo International filed an Amended Complaint on January 20, 2011.  The Amended Complaint added Cryo Mexico as a defendant to the action, asserted all of the original causes of action against the Company, and added a claim for Breach of a License Agreement against Cryo Mexico and a claim for Unfair and Deceptive Trade Practices in violation of § 501.201, Et. Seq. Fla. Stat. against Cryo Mexico and the Company.  Cryo International also filed an amended motion for temporary injunction.  In response, Defendant Cryo Mexico filed a Motion to Dismiss for Insufficiency of Service of Process and a Motion to Dismiss for Improper Forum and Lack of Personal Jurisdiction, and the Company filed a Rule 1.140(b) Motion Regarding Amended Complaint, seeking dismissal of the Amended Complaint.  The Defendants’ Motions to Dismiss and Defendant Cryo Mexico’s Motion to Quash were heard on March 14, 2011.  The Court has not yet rendered a decision as to these motions. Company management believes that there is no merit to the claims filed by Cyro International and the Company intends to vigorously defend against these claims, and there is no accrual for any potential gain or loss in connection with this litigation in accordance with ASC 450.

In connection with certain of the outstanding convertible promissory notes payable to JMJ Financial and in connection with a securities purchase agreement previously entered into with a third party for the purchase of common stock of the Company, the Company was obligated to deliver common shares which could be placed into the Automated System for Deposits and Withdrawals of Securities (known as “DWAC”).  As of December 14, 2010 and to date, the DWAC system is not available to Company shareholders for newly issued shares of the Company’s common stock.  This resulted in a breach of the convertible promissory notes payable to JMJ Financial and the securities purchase agreement.  As a result of the breach of the promissory notes and in exchange for JMJ to fund additional sums to the Company, on February 8, 2011, the Company entered into a settlement agreement calling for liquidated damages and compensation for the additional funding in the amount of $671,386 to be added on to the principal balance of the outstanding convertible promissory notes payable. In accordance with ASC 450, the Company has accrued $338,886, which was estimated to be the portion of the settlement allocated to the liquidated damages resulting from the breach of contract on December 14, 2010. As a result of the breach of the securities purchase agreement, on January 19, 2011, the Company entered into a settlement agreement with the third party calling for liquidated damages to be calculated and paid based on a % of the value of the Company’s common stock over a period of time less (a) the value received by the third company in their subsequent sale of the Company’s shares and less (b) the value of the shares the third party holds at the date the DWAC system becomes available, based on the value of the Company’s shares on such date. Payments under this agreement are due monthly and a final payment due ten days after the DWAC system becomes available. In accordance with ASC 450, the Company has accrued $150,000 in connection with this Settlement Agreement.  The Company is unable to estimate the additional range of loss in connection with this agreement and as a result has not accrued for a related loss contingency at December 31, 2010.

Employment Agreements

On July 16, 2008, CBAI entered into a three-year agreement with Mr. Schissler, which is renewable annually thereafter, which provides for a base salary of $165,000 the first year, with five percent base salary increases for each successive year, subject to approval by the Board of Directors. It also provides for an annual bonus, payable at the discretion of the Board of Directors, equal to thirty percent of the Employee’s prior year base salary. It also provided him with the immediate issuance of 7,500,000, five-year options to acquire restricted shares of the Company’s common shares at an exercise price of $0.01 per share, These options vest twenty-five percent immediately, and twenty-five percent annually thereafter. It also provided Mr. Schissler with the payment of an inducement bonus of 1,000,000 restricted shares of the Company’s common shares. In July, 2009, as a bonus for current and past services rendered, the Company awarded 241,096,000 options to purchase common stock, 50% of which vested immediately and the other 120,548,000 to be vested over the next four years. Mr. Schissler is subject to non-competition and confidentiality requirements. CBAI may terminate Mr. Schissler's Executive Agreement at any time without cause. In such event, no later than the Termination Date specified in the Termination Notice (both as defined in the Executive Agreement), CBAI shall pay to Mr. Schissler an amount in cash equal to the sum of his Compensation determined as of the date of such Termination Notice through the remaining term of the Executive Agreement. In December, 2009, Mr. Schissler was awarded an additional 242,929,000 options to purchase common stock, 50% of which vested immediately and the other 121,464,500 to vest at December 31, 2010. On July 1, 2010, the Company awarded a total of 30,937,178 options to purchase common shares to Matthew Schissler, to compensate him for both past services and future services, 50% of which vested immediately.

On July 16, 2008, CBAI entered into a three-year agreement with Mr. Joe Vicente, who serves as the Company’s Chief Operating Officer, which is renewable annually thereafter, which provides for a base salary of $115,000 the first year, with five percent base salary increases for each successive year, subject to approval by the Board of Directors. It also provides for an annual bonus, payable at the discretion of the Board of Directors, equal to twenty-five percent of the Employee’s prior year base salary. It also provided him with the immediate issuance of 7,500,000, five-year options to acquire restricted shares of the Company’s common shares at an exercise price of $0.01 per share, These options vest twenty-five percent immediately, and twenty-five percent annually thereafter. It also provided Mr. Vicente with the payment of an inducement bonus of 1,000,000 restricted shares of the Company’s common shares. In July, 2009, as a bonus for current and past services rendered, the Company awarded 120,548,000 options to purchase common stock, 50% of which vested immediately and the other 60,274,000 to be vested over the next four years. In December, 2009, Mr. Vicente was awarded an additional 121,464,500 options to purchase common stock, 50% of which vested immediately and the other 60,732,250 to vest at December 31, 2010. On July 1, 2010, the Company awarded a total of 15,468,690 options to purchase common shares to Joseph Vicente, to compensate him for both past services and future services, 50% of which vested immediately.

Operating Leases

CBAI leases office space in Las Vegas, NV and Santa Monica, CA under non-cancelable operating leases expiring in 2014 and 2012, respectively. The lease for the facility in Las Vegas has two options to renew for an additional five years each, extending the term to 2024. In October 2010, CBAI entered into a non-cancelable sub-lease agreement to sub-lease the vacated facility in Santa Monica, CA, through the end of the lease term, in 2012. Commitments for future minimum rental payments, by year, and in the aggregate, to be paid (and received) under such operating leases as of December 31, 2010, are as follows:

	Rent to be paid	Rent to be Received	Net Rent to be Paid
2011	$275,570	$62,972	$212,598
2012	251,139	56,675	194,464
2013	154,082	--	154,082
2014	118,142	--	118,142
Total	$798,933	$119,647	$679,286

Total rent expense for 2010 and 2009 under the operating leases amounted to $308,406 and $170,266 respectively.

Employee Benefit Plan

The Company has a Savings and Retirement 401K Plan covering substantially all of its employees. The Company makes a matching contribution dollar for dollar up to 3% of compensation, and then 50% up to a maximum 4% match. The Company’s contributions to the Plan for the years ended December 31, 2010 and 2009 were $7,687 and $10,000, respectively.

Compensation of the Board of Directors

On January 26, 2006, CBAI's Board of Directors approved a Board Compensation Plan (the “Plan”) effective through 2011. The Plan calls for all Board members to receive shares of the Company’s common stock to be issued as compensation for 2006 and 2007, in an amount equal to $10,000 per year. Since Mr. Neeson resigned in January, 2009, he did not receive any compensation. Shares issued as compensation for one year of service in 2010 were be based on $10,000 divided by the closing stock price on the last business day of 2009.

Note 9. Related Party Transactions and Commitments

Related Party Transactions

In March, of 2010 the Company acquired pursuant to a License Agreement, a 10% non dilutable interest in what became, in December 2010, China Stem Cells, Ltd., a Cayman Islands Company (hereinafter "Cayman"), which indirectly holds a 100% capital interest in AXM Shenyang, a company organized to conduct a Stem Cell lStorage Business in China. In exchange for issuance of an equity interest in Cayman, under the terms of the Transfer of Technology Agreement the Company agreed to provide technology transfer, knowhow and training in the setup, marketing and operation of the China Stem Cell Storage business. In connection with the License Agreement, the Company will receive royalties equal to 8.5% of "Net Revenues" realized from the China Stem Cell Storage business, over the 15 year term of the agreement, with certain minimum annual royalty's payable beginning in 2011.

In December the Company also acquired the option to provide up to $750,000 of additional capital funding to Cayman through the purchase of Cayman Secured Convertible Promissory Notes and attached Cayman Warrants to acquire its Common Stock.  Other Cayman shareholders were granted similar options, with the intent of raising the aggregate up to $1.5 million in additional capital for Cayman and its subsidiaries.

As of March, 2011, Cord Blood has exercised this option in part, provided a total of $500,000 in additional capital to Cayman, and received Cayman Secured Convertible Promissory Notes for this sum along with 100 Cayman Warrants.  The Secured Convertible Promissory Notes are convertible into Cayman stock at a conversion price of $1,500 per share, subject to certain adjustments.  The Warrants have a five year term and are exercisable at an option exercise price of $0.05 per share per share, subject to certain adjustments.  As of March, 2011, other shareholders of Cayman have exercised options with similar terms, provided $500,000 in additional capital to Cayman, and are entitled to similar Cayman Secured Convertible Notes and to be issued an aggregate of 100 Cayman Warrants.

On May 5, 2010, the Company executed and funded a Debtor-In-Possession loan agreement with ViviCells International, Inc. a Florida corporation (“Vivi” or the “Debtor”), NeoCells, Inc., an Illinois corporation, and AdultCells, Inc., an Illinois corporation, (jointly and severally referred to as the “Subsidiaries”), for $200,000 secured by  a super priority lien on the Debtor’s assets.  As additional consideration for this loan, the Company received 21% of the Debtor’s outstanding Common Stock.  The $200,000 loan carries interest at 10% per annum, with principal and all accrued interest all due and payable on March 15, 2011.   In September 2010, the Company acquired an approximately $800,000 secured obligation of the Debtor held by a junior lien holder in  ViviCell’s bankruptcy proceeding, in exchange for the private issuance of 11,111,111 restricted shares of its Common stock  to the holder of this secured obligation. On October 20, 2010, the Company filed  as a co-proponent  proposed a Plan of Reorganization for Vivi under the United States Bankruptcy Code, pursuant to which the Company proposed to acquire an additional 74% of the outstanding shares of Vivi, which would give it in total of approximately  95% ownership in ViVi, in exchange for the issuance of up to 64,488,889 shares of the Company’s common stock, and the Company’s agreement to make an additional senior secured loan in the amount of $300,000 to Vivi as working capital upon consummation of the Plan. Between June 16, 2010 and December 14, 2010, the Company accelerated the date of its loan commitment, and loaned $100,000 out of the proposed $300,000 loan amount to Vivi in advance on Plan confirmation, secured under the super priority lien.   On February 16, 2011, a hearing on Confirmation of this proposed plan of reorganization was heard and approved.   The plan is scheduled to be Effective as of April 1, 2011, but Vivi has subsequently announced it would be unable to supply the full 94% plus ownership of Vivi’s outstanding capital stock to the Company as required under the Plan.  The Company has advised Vivi that unless the full 94% plus ownership of Vivi capital stock can be delivered to the Company as required under the Plan, the Company will be forced to withdraw from the Plan and pursue its rights to foreclose as the holder of a super priority lien against all Vivi assets.

Consulting Agreement

On July 1, 2008, CBAI entered into a one-year consulting agreement with Pyrenees Consulting, LLC., a business owned by Stephanie Schissler, CBAI's former President and Chief Operating Officer. Ms. Schissler is the spouse of the Company's Chief Executive Officer. The agreement entitles Ms. Schissler to a monthly retainer and stock option incentives for her services in relation to strategic corporate planning and other business related matters. On January 1, 2010 the agreement was renewed for another 12 months with a retainer of $12,500 per month. The agreement automatically renews for a further term of six months, unless a 60-day written notice of cancellation is provided by Pyrenees Consulting, or a 180-day written notice is provided by CBAI.

Note 10. Stock Option Plan

Stock Option Plan

The Company's Stock Option Plan permits the granting of stock options to its employees, directors, consultants and independent contractors for up to 8.0 million shares of its common stock. The Company believes that such awards encourage employees to remain employed by the Company and also to attract persons of exceptional ability to become employees of the Company. On July 13, 2009, the Company registered its 2009 Flexible Stock Plan, which increases the total shares available to 400 million common shares. The agreement allows the Company to issue either stock options or common shares from this Plan.

On March 2, 2010, the Company awarded a total of 20,000,000 options to purchase common shares to Stephanie Schissler, to compensate her for both past services and future services.

On June 1, 2010 and June 25, 2010, Matthew Schissler exercised 50,782,350 and 29,984,810 options respectively.

Stock options that vest at the end of a one-year period are amortized over the vesting period using the straight-line method. For stock options awarded using graded vesting, the expense is recorded at the beginning of each year in which a percentage of the options vests.

The Company’s stock option activity was as follows:

	Stock Options	Weighted Average Exercise Price	Weighted Avg. Contractual Remaining Life
Outstanding, January 1, 2009	23,308,140	0.07	5.5
Granted	725,965,000	0.01
Exercised	-	-	-
Forfeited/Expired	-	-	-
Outstanding, December 31, 2009	749,273,140	0.01	7.3
Granted	66,405,868	0.01
Exercised	80,767,160	-	-
Forfeited/Expired	39,780,840	-	-
Outstanding, December 31, 2010	695,131,008	0.01	7.30
Exercisable at December 31, 2010	523,885,787	0.01	7.30

The following table summarizes significant ranges of outstanding stock options under the stock option plan at December 31, 2010:

Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$0.0033 — 0.20	690,328,560	7.46	$0.008	579,083,334	$0.010
$ 0.21 — 0.30	3,012,600	3.87	0.250	3,012,600	0.250
$ 0.31 — 0.51	1,789,848	4.69	0.312	1,789,848	0.312
	695,131,008	7.44	$0.010	583,885,782	$0.010

A summary of the activity for unvested employee stock options as of December 31, 2010 and changes during the year is presented below:

	Weighted Average Grant Date Fair Value per Share
	2010	2009	2010	2009
Nonvested at January 1,	372,393,750	13,962,500	$0.01	$0.01
Granted	66,405,868	726,037,500	0.01	0.01
Vested	(147,006,392)	(367,606,250)	0.01	0.01
Exercised	(80,713,160)	--	0.01	--
Cancelled	(39,834,840)	--	0.01	--
Pre-vested forfeitures	--	--	--	--
Nonvested at December 31,	171,245,226	372,393,750	$0.01	$0.01

The total compensation cost related to non-vested options amounts to $941,480.

Note 11. Warrant Agreements

A summary of warrant activity since January 1, 2009 is as follows:

On July 2, 2009, the Company executed a Preferred Stock Purchase Agreement with Optimus Capital Partners, LLC, which also entitled them to a five-year conditional warrant to purchase 1,446,428,571 of the Company’s Common Stock at $0.007 per share.

On September 23, 2009, the Company issued a Promissory Note for $200,000 to Joseph Schottland along with 54,200,542 three-year warrants at $0.0037 per share.

On January 30, 2009, Enable Capital, a warrant holder, exercised their right to purchase 31,449,102 shares of the Company’s Common Stock at $0.0086 per share.

On October 10, 2009, Cornell, a warrant holder, exercised their right to purchase 1,263,920 shares of the Company's Common Stock at $0.35 per share, on a cashless basis.

On January 14, 2010, Schottland, a warrant holder, exercised their right to purchase 42,771,971 shares of the company's Common Stock at $0.0037 per share, on a cashless basis.

The following table summarizes the warrants outstanding and exercisable at September 30, 2010:

WARRANTS OUTSTANDING	EXERCISE PRICE	MATURITY DATE
15,729,730	$0.101	02/14/2012
4,000,000	$0.101	02/14/2012
2,916,667	$0.037	11/26/2012
3,796,950	$0.037	11/26/2012
9,655,531	$0.1875	05/30/2013
11,428,571	$0.037	06/23/2012
Total 47,527,449

Note 12. Income Taxes

The Company has loss carryforwards that it can use to offset a certain amount of taxable income in the future. The loss carryforwards are subject to significant limitations due to change in ownership. The Company is currently analyzing its amount of loss carryforwards, but has recorded a valuation allowance for the entire benefit due to the uncertainty of its realization.

Note 13. Stockholders’ Equity

Preferred Stock

CBAI has 5,000,000 shares of $.0001 par value preferred stock authorized. On July 2, 2009, the Company executed a Preferred Stock Purchase Agreement with Optimus Capital Partners, LLC, which contemplates a secured $7.5 million capital commitment which may be drawn down in increments through the “put” to the Fund of newly issued Series A Preferred Stock, subject to meeting certain conditions.  At the same time, a Warrant Agreement was executed, granting Optimus CGII, Ltd. the right to acquire 1,446,428,571 Common shares at an exercise price of $0.008 per share, subject to certain adjustments. See note 8.

The Stock Purchase Agreement provides that up to 750 shares of Series A Preferred stock, par value $0.0001 may be “put” to the Fund at a purchase price of $10,000 per share over a period of time, provided its conditions are met. The Series A Preferred stock would accrue dividends at the rate of 10% per annum, preclude other dividends until it is paid, and have a liquidation preference equal to $10,000 plus all accrued but unpaid dividends. The Series A Preferred would be redeemable after four years at a redemption price of equal to $10,000 plus all accrued but unpaid dividends (or earlier if certain additional premiums are paid). The Series A Preferred Stock would not be publicly traded.

Conditions precedent to utilizing this line of credit include the filing and effectiveness of a current registration statement registering  common shares issuable upon Warrant exercise and certain  common shares issued as a fee at the outset.  On November 2, 2009, the Company filed its registration statement for these common shares as required by these agreements.  However, the Company is re assessing whether to follow through with the implementation of this capital commitment.  In the mean time, on January 27, 2010, the Company elected to withdraw for the time being its registration statement filed with the SEC for these shares.

Common Stock

On March 25, 2009, the Company’s Articles of Incorporation were amended to increase the authorized common stock to 6,945,000,000 shares, par value $0.0001, up from 950,000,000. This amendment was adopted by the Company’s Board of Directors on February 12, 2009, and its Shareholders at a Special Meeting of Shareholders called for this purpose on March 23, 2009.

On January 14, 2010, a warrant holder exercised a portion of their warrants, or 42,771,971 shares at an exercise price of $0.0037, exercised on a cashless basis.

On June 1, 2010, the CEO exercised a portion of his options, or 50,782,350 shares at an exercise price of $0.0033, exercised on a cashless basis.

On June 25, 2010, the CEO exercised a portion of his options, or 29,984,810 shares at an exercise price of $0.0033, exercised on a cashless basis.

As of December 31, 2010 CBAI had 6,283,883,175 shares of Common Stock outstanding. 2,000,000 shares remain in the Company's treasury.

Note 14. Segment Reporting

Guidance issued by the FASB requires that public business enterprises report financial and descriptive information about its reportable operating segments. CBAI has two operating segments. Cord generates revenues related to the processing and preservation of umbilical cord blood. Rain generates revenues related to television and radio advertising. All of its long-lived assets are located in, and substantially all of its revenues are generated from within, the United States of America.

The table below presents certain financial information by business segment for the year ended December 31, 2010:

	Umbilical			Radio/ TV	Segment		Condensed Consolidated
	Cord Blood	Stellacure	Biocordcell	Advertising	Total	Eliminations	Total
Revenue from External Customers	$3,248,023	$450,187	$430,229	$-	$4,128,439	$-	$4,128,439
Interest Expense and Change in
Derivatives Liability	1,727,172	26,497	25,022	-	1,778,691	-	1,778,691
Depreciation and Amortization	563,086	17,419	7,273	-	587,777	-	587,778
Segment Income (Loss)	(6,947,884)	(746,232)	12,858	-	(7,681,258)	(461,247)	(8,142,505)
Segment Assets	$6,851,443	$347,686	$457,019	$-	$7,656,148	$(257,185)	$7,398,963

 The table below presents certain financial information by business segment for the year ended December 31, 2009:

	Umbilical Cord Blood	Radio/ Television Advertising	Segments Total	Consolidated Total
Revenue from External Customers	$3,036,325	$200,858	$3,237,831	$3, 237,183
Interest Expense and change in derivative liability	4,279,147	3,666	4,252,813	4,252,813
Depreciation and Amortization	570,757		570,757	570,757
Segment Income (Loss)	(9,707,645)	(61,494)	(9,769,139)	(9,769,139)
Segment Assets	$5,122,595	$-	$5,122,595	$5,122,595

Note 15. Subsequent Events

On January 12, 2011, the Company issued a $1,050,000 “Convertible Promissory Note” to JMJ Financial (“JMJ”), a private investor (the “2011 Note”).    The 2011 Note bears interest in the form of a onetime interest charge of 10%, payable with the Note’s principal amount on the maturity date, January 12, 2014.  All or a portion of the 2011 Note principal and interest is convertible at the option of JMJ from time to time, into shares of the Company’s common stock, originally fixed at a per share conversion price equal to 85% of the average of the 5 lowest traded prices for the Company’s common stock in the 20 trading days previous to the effective date of each such conversion.  At the same time, JMJ issued and delivered to the Company, a  “Secured & Collateralized Promissory Note” dated January 12, 2011, (the “JMJ Note”), which served as sole consideration to the Company for the Company’s issuance of  the 2011 Note to JMJ.   The JMJ Note is in the principal amount of   $1,000,000,  bears interest in the form of a onetime interest charge of 10.5%, and interest is payable with the JMJ Note’s principal on its maturity date, January 12, 2014..  The JMJ Note is secured by JMJ assets in the form of money market fund or similar equivalent having a value of at least $1,000,000.

Under a previous outstanding Convertible Promissory Note having similar terms as described above and issued to JMJ and funded by JMJ in the amount of approximately $1,750,000 (the “Earlier Notes”), the Company was obligated to deliver common shares which could be placed into the  Automated System for Deposits and Withdrawals of Securities (known as “DWAC”).  At present the DWAC system is not available to Company shareholders for newly issued shares of the Company’s common stock.  As a result of this breach, on February 8, 2011, the Company entered into a settlement agreement with JMJ which contained the following term, among others, which the Company agreed to pay $671,385 in liquidated damages to JMJ and in consideration for an additional $1 million of financing from JMJ said to be added to the principal amount of an earlier note.  In connection with the DWAC system not being available, the company was also in breach of a securities purchase agreement with a third party.  Settlement with this third party was reached on January 19, 2011.  See Note 8.

On January 24, 2011, the Company entered into a Stock Purchase Agreement to acquire up to 51% of the capital stock in VidaPlus, an umbilical cord processing and storage company headquartered in Madrid, Spain.  The Agreement is organized into three tranches; the first executed at closing with an initial investment of 150,000 Euro for an amount equivalent to 7% as follows; 1% of share capital in initial equity and 6% from a loan convertible into equity within 12 months of closing.  The initial investment is secured by a Pledge Agreement on 270 VidaPlus samples that are incurring annual storage fees.  The second tranche provides the opportunity for an additional 28% in share capital through monthly investments based on the number of samples processed in that month (up to a maximum of 550,000 EUR).  Converting the investments from a loan into equity for tranche two will take place every 12 months, and the obligation will have been met in full after 1,000 samples have been processed and stored.  The third tranche follows a similar loan to equity agreement as tranche two but for an additional 16% equity at the option of the Company (up to a maximum of 550,000 EUR).  VidaPlus contracts through Stellacure and their relationship with the German Red Cross for their processing and storage.  The second and third tranches contain conditional components for funding to continue from CBAI including payments to Stellacure by Vida to be current with previously agreed to terms between the parties. The Company believes that further support of a key channel partner to Stellacure provides additional opportunities for expansion throughout Europe.

On February 24, 2011, the Company acquired the following assets; 593 umbilical cord blood samples and all related file documents, four (4) cryogenic storage tanks, and two computers from Reproductive Genetics Institute, Inc. (RGI) for $76,000 in cash.  In March 2011, the assets acquired were relocated to the Company’s Las Vegas laboratory.

On March 10, 2011, Cord Blood America, Inc. (the "Company") entered into a Note and Warrant Purchase Agreement (the "Purchase Agreement") with St. George Investments, LLC, an Illinois limited liability company (the "Investor") whereby the Company issued and sold, and the Investor purchased: (i) Secured Convertible Promissory Notes of the Company in the principal amount of $1,105,500 (the "Company Note") and (ii) a Warrant to purchase common stock of the Company (the "Warrant").  The Investor paid $250,000 in cash as an initial payment to the Company and executed and delivered six separate “Secured Buyer Notes” (the “Buyer Notes”), as consideration in full for the issuance and sale of the Company Note and Warrants.

The principal amount of the Company Note is $1,105,500 ("Maturity Amount") and the Company Note is due 48 months from the issuance date of March 10, 2011.  The Company Note has an interest rate of 6.0%, which would increase to a rate of 12.0% on the happening of certain Trigger Events, including but not limited to: a decline in the 10-day trailing average daily dollar volume of the common shares in the Company’s primary market to less than $30,000.00 of volume per day at any time; the failure by the Company or its transfer agent to deliver Conversion Shares (defined in the Company Note) within 5 days of Company’s receipt of a Conversion Notice (defined in the Company Note).  The total amount funded (in cash and notes) at closing will be $1,000,000, representing the Maturity Amount less an original issue discount of $100,500.00 and the payment of $5,000 to the Investor to cover its fees, with payment consisting of $250,000 advanced at closing and $750,000 in a series of six secured convertible Buyer Notes of $125,000.00 each.  The Buyer Notes are secured by an Irrevocable Standby Letter of Credit (“Letter of Credit”).

The Investor has also received a five year warrant entitling it to purchase 139,925,374 shares of common stock of the Company at an exercise price of $.00179. The warrant also contains a net exercise or cashless exercise provision.

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSURANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

RegiRegistration Fee	$647.39
Leg Legal Fees and Expenses	$24,000.00
Acc Accounting Fees and Expenses	$5,000.00
Tot Total	$29,647.39

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

During the past three years the Company has had the following unregistered sales of its securities:

2011

None

2010

In January 2010, the Company signed two Promissory Notes for $1.5 million each, totaling $3.0 million, with JMJ Financial bearing one-time interest rates of 10%, and maturing in January, 2013. The Company has drawn down a total of $3.0 million since inception, with $2.5 million being converted into common shares of the Company.

In April 2010, the Company signed a Promissory Note for $0.75 million with JMJ Financial bearing a one-time interest rate of 10%, and maturing in April, 2013. The Company has drawn down a total of $0.05 million since inception, with no amount being converted into common shares of the Company.

In October 2010, the Company signed a Promissory Note for $0.75 million with JMJ Financial bearing a one-time interest rate of 10%, and maturing in October, 2013. The Company has drawn down a total of $0.95 million since inception, with no amount being converted into common shares of the Company.

2009

In January 2009, 5,042,071 shares of common stock were issued to Darrin Ocasio for legal services for a total cash value on the date of issuance of $19,159.87

In January 2009, 4,500,000 shares of common stock were issued to DRW Consulting for accounting services for a total cash value on the date of issuance of $18,450.00

In January 2009, 2,500,000 shares of common stock were issued to NetGen Consulting for marketing services for a total cash value on the date of issuance of $32,500.00.

In March 2009, 8,000,000 shares of common stock were issued to Dave Shaub for legal services for a total cash value on the date of issuance of $51,200.00

In May, 2009, 10,000,000 shares of common stock were issued to Don Davis for legal services for a total cash value of on the date of issuance of $53,000.

In May 2009, 5,648,045 shares of common stock were issued to Darrin Ocasio for legal services for a total cash value on the date of issuance of  $27,675.42

In May 2009, 2,500,00 shares of common stock were issued to DRW Consulting for accounting services for a total cash value on the date of issuance of  $14,500.00

In June 2009, 3,000,253 shares of common stock were issued to Darrin Ocasio for legal services for a total cash value on the date of issuance of  $12,001.01

In June 2009, 2,000,000 shares of common stock were issued to DRW Consulting for accounting services for a total cash value on the date of issuance of $8,200.00

In June 2009, 6,000,000 shares of common stock were issued to Dave Shaub for legal services for a total cash value on the date of issuance of  $21,600.00

In July 2009, 7,000,000 shares of common stock were issued to Don Davis for legal services for a total cash value of on the date of issuance of $23,800.00

In August 2009 7,000,000 shares of common stock were issued to Don Davis for legal services for a total cash value of on the date of issuance of $22,400.00

In August 2009, 1,500,000 shares of common stock were issued to DRW Consulting for accounting services for a total cash value on the date of issuance of $4,800.00.

In October 2009, 8,000,000 shares of common stock were issued to Dave Shaub for legal services for a total cash value on the date of issuance of $78,400.00

In October 2009, 1,500,000 shares of common stock were issued to DRW Consulting for accounting services for a total cash value on the date of issuance of $9,000,000.

In November 2009, 7,000,000 shares  of common stock were issued to Don Davis for legal services for a total cash value of on the date of issuance of $38,500.00

In December 2009, 1,900,000 shares of common stock were issued to DRW Consulting for accounting services for a total cash value on the date of issuance of $11,210.00

2008

In April 2008, 1,162,917 shares of common stock of the Company were issued to 3 individuals for legal, marketing and debt consulting services the total value of the shares issued was $15,800

In April 2008, 1,764,705 shares of common stock of the Company were issued to the Board of Directors for a total cash value of $30,000; and

In May 2008, an aggregate of 5,332,900 shares of common stock were issued to an individual in connection with the individual providing financing to the Company.

On June 27, 2008, we entered into a Securities Purchase Agreement with Tangiers Investors, LP. Pursuant to the Securities Purchase Agreement we issued Tangiers 17,021,277 shares of our common stock as a commitment fee equal to $160,000.

On July 17, we issued 2,000,000 common shares to the Company’s management for services. The total value of the shares on the date of issuance was $24,000.

On September 2, 2008 we issued 3,731,343 common shares to Yorkville Advisors in exchange for a reduction in an outstanding debenture. The total value of the shares on the date of issuance was $25,000.

2007

During the nine months ended September 30, 2007, we issued a total of 324,324 shares to its directors as compensation. The total cash value of the stock on the date of issuance was $42,162.

On February 23, 2007 we issued 750,000 shares in exchange for finders fees related to the financing arranged with Shelter. In March 2008, the Company offered the warrant holders to reduce the conversion price to $0.0086 per share, if exercised in March or April 2008. Warrant holders exercised warrants and purchased 9,272,000 shares at $0.0086.

On February 14, 2007, we entered into a Securities Purchase Agreement with Shelter Island Opportunity Fund whereby the Company issued 1,000,000 deposit shares in exchange for financing a Debenture of $2.3 million, used to purchase the CorCell business.

In March 2007, we issued a $212,959 note payable to CorCell, in connection with the acquisition of the CorCell business. In connection with this note, we issued warrants to purchase shares of common stock at a price of $0.05 per share. The total value of warrants were $125,401 at the date of issuance, using the Black-Scholes pricing model with the following assumptions: expected life of 5 years; stock volatility of 165%, risk-free interest rate of 5.11%, and no dividend.

On May 21, 2007, we entered into a placement agent agreement with RHK Midtown Partners, LLC, for providing financial consulting services, at a value of $150,000, in exchange for the issuance of 1,875,000 common shares of the Company.

On May 21, 2007, we signed an exclusive Consulting Agreement with Fuselier & Associates 1, L.P., whereby the consultant will negotiate creditor claims and attempt to effect settlements of these claims (currently in Accounts Payable on the Company’s Balance Sheet). In exchange, we issued 15,000,000 restricted common shares with a value of $1,200,000. Creditor claims that go unassigned to the consultant will result in a share reduction equivalent to a set formula, as outlined in the Agreement, on file with the SEC. On July 23, 2007, we signed an amendment to this Agreement, issuing an additional 871,945 common shares.

On June 20, 2007, we issued 2,000,000 unregistered common shares to Bergen Community Regional Blood Center in consideration for extending the credit terms on its outstanding balance in accounts payable. The value of the shares was $100,000 on the date of issuance ($.05) per share.

On July 31, 2007 and August 31, 2007, we issued 969,400 and 1,473,429 restricted common shares to Independent Blue Cross in exchange for a total cash consideration of $129,786 as an investment in our Company.

On November 26, 2007, we entered into a Securities Purchase Agreement pursuant to which we issued and sold an aggregate of $1,931,106.20 principal amount of 0% Senior Convertible Notes to accredited investors in a private placement. The Notes were sold at a 20% discount. A portion of the principal amount of the Notes in the amount of $680,000 was paid by the purchasers by converting $544,000 in interest we owed on outstanding notes. We received gross proceeds of approximately $1,000,000. As part of the transaction, the purchasers were also issued warrants to purchase 48,277,655 shares of our Common Stock, $0.0001 par value per share, at the exercise price of $0.037 per share. The Notes are due on November 26, 2009. The initial conversion price of the Notes is $0.03 per share.

In connection with the transaction, the Company paid placement agent fees in the amount of $90,000.  In addition, we issued the placement agents, including their employees and affiliates, 5,833,332 warrants to purchase our common stock. The Broker Warrants have the same terms as the warrants described above, except that, 2,916,666 of the Broker Warrants have an exercise price of $0.03.

On November 26, 2007 we issued Shelter Island warrants to purchase 20,270,270 shares of the company’s Common Stock at a purchase price of $0.037 per share. The Shelter Island warrants may be exercised any time until November 31, 2012.  This was for a $1 million debt line we signed with them on the same date.

The Company has also granted Shelter Island a put option to which Shelter Island can sell the shares issued to Shelter Island back to the Company for the product of (i) the aggregate of all advances made (whether or not they are then outstanding) by Shelter Island to Corcell under the Debenture, and (ii) 60.00% (or, on a per put share basis, such product divided by the total number of put shares) at any time during the earlier to occur of the following put option exercise periods: (a) the ten business day period commencing on the first anniversary of the closing date, or (b) the ten business day period commencing on the date which is nine months after the date that the registration statement for the registration of the issued shares is declared effective by the Securities and Exchange Commission.

ITEM 16.    EXHIBITS

The following documents are included as exhibits to this S-1 filing:

EXHIBIT	DESCRIPTION
2.0	Form of Common Stock Share Certificate of Cord Blood America, Inc. (1)
3.1(i)	Amended and Restated Articles of Incorporation of Cord Blood American, Inc. (1)
3.1(ii)	Articles of Amendment to Articles of Incorporation (38)
3.1(iii)	Articles of Amendment to the Articles of Incorporation of Cord Blood America, Inc. (40)
3.1(iv)	Articles of Amendment to the Articles of Incorporation of Cord Blood America, Inc. (54)
3.1(v)	Articles of Amendment to the Articles of Incorporation of Cord Blood America, Inc. (54)
3.2	Amended and Restated Bylaws of Cord Blood America, Inc. (1)
5.1	Opinion of Legal Counsel (filed herewith)”
10.0	Patent License Agreement dated as of January 1, 2004 between PharmaStem Therapeutics, Inc. and Cord Partners, Inc. (2)
10.1	Web Development and Maintenance Agreement dated March 18, 2004 by and between Gecko Media, Inc. and Cord Partners, Inc. (1)
10.2	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Matthew L. Schissler (1)
10.3	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Joseph R. Vicente (1)
10.4	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Gecko Media, Inc. (1)
10.5	License Agreement by and between Cord Partners, Inc. and Premier Office Centers, LLC (2)
10.6	Purchase and Sale of Future Receivables Agreement between AdvanceMe, Inc. and Cord Partners, Inc. (2)
10.7	Promissory Note dated August 12, 2004 made by Cord Blood America, Inc. to the order of Thomas R. Walkey (2)
10.8	Loan Agreement dated September 17, 2004 by and between Cord Blood America, Inc. and Thomas R. Walkey (3)
10.9	Promissory Note dated January 17, 2005 made by CBA Professional Services, Inc. to the order of Joseph R. Vicente (4)
10.10	Exchange Agreement dated February 28, 2005 by and between Cord Blood America, Inc. and Career Channel, Inc. (5)
10.10	Standby Equity Distribution Agreement dated March 22, 2004 between Cornell Capital Partners, LP and Cord Blood America, Inc. (6)
10.12	Placement Agent Agreement dated March 22, 2005 between Newbridge Securities Corporation, Cornell Capital Partners, LP and Cord Blood America, Inc. (6)
10.13	Registration Rights Agreement dated March 22, 2004 between Cornell Capital Partners, LP and Cord Blood America, Inc. (6)
10.14	Escrow Agreement dated March 22, 2004 between Cord Blood America, Inc., Cornell Capital Partners, LP and David Gonzalez, Esq. (6)
10.15	Promissory Note to Cornell Capital Partners for $350,000 (7)
10.16	Warrant for 1,000,000 shares of common stock to Cornell Capital Partners (7)
10.17	Pledge and Escrow Agreement with Cornell Capital Partners (7)
10.18	Exchange Agreement with Family Marketing Inc. (8)
10.19	Amended and Restated Promissory Note with Cornell Capital Partners for $600,000 (9)
10.20	Amendment Agreement to a Promissory Note with Cornell Capital Partners (10)
10.21	Promissory Note to Cornell Capital Partners for $500,000 (11)
10.22	Warrant to Purchase Common Stock by Cornell Capital Partners (12)
10.23	Security Agreement between Family Marketing Inc. and Cornell Capital Partners (12)
10.24	Security Agreement between Career Channel Inc. and Cornell Capital Partners (12)
10.25	Security Agreement between CBA Professional Services Inc. and Cornell Capital Partners (12)
10.26	Security Agreement between CBA Properties Inc. and Cornell Capital Partners (12)
10.27	Security Agreement between Cord Blood America Inc. and Cornell Capital Partners (12)
10.28	Security Agreement between Cord Partners Inc. and Cornell Capital Partners (12)
10.29	Pledge and Escrow Agreement by Cord Blood America, Inc, Cornell Capital Partners, and David Gonzalez, Esq. (12)
10.30	Insider Pledge and Escrow Agreement by Cornell Capital Partners, Cord Blood America, Inc., Matthew L. Schissler, and David Gonzalez, Esq. (12)
10.31	Investor Registration Rights Agreement between Cord Blood America, Inc. and Cornell Capital Partners (12)
10.32	Securities Purchase Agreement between Cord Blood America, Inc. and Cornell Capital Partners (12)
10.33	Warrant to Purchase Common Stock by Cornell Capital Partners (12)
10.34	Secured Convertible Debenture issued by Cord Blood America, Inc. to Cornell Capital Partners (12)
10.35	Secured Convertible Debenture issued by Cord Blood America, Inc. to Cornell Capital Partners (13)

10.36	Amended and Restated Secured Convertible Debenture issued by Cord Blood America, Inc. to Cornell Capital Partners (13)
10.37	Termination Agreement between Cord Blood America, Inc. to Cornell Capital Partners (13)
10.38	Employment Agreement dated January 1, 2006 by and between Cord Blood America, Inc. and Matthew L. Schissler (14)
10.39	Consulting Agreement dated January 1, 2006 by and between Cord Blood America, Inc. and Stephanie Schissler (14)
10.40	Stock Option Schedule dated January 1, 2006 by and between Cord Blood America, Inc. and Stephanie Schissler (14)
10.41	Asset Purchase Agreement between Cord Partners, Inc. and Cryobank for Oncologic and Reproductive Donors, Inc. (15)
10.42	Board Compensation Plan (16)
10.42	Web Development and Maintenance Agreement with Gecko Media, Inc. (17)
10.43	Investment Banking Agreement with Kings Pointe Capital, Inc. (18)
10.44	Investment Banking Agreement with FAE Holdings, Inc. (18)
10.45	Investment Banking Agreement with First SB Partners, Inc. (18)
10.46	Agreement with Cornell Capital Partners, LP (19)
10.47	Subscription Agreement with Strategic Working Capital Fund, L.P. (20)
10.48	Promissory Note for the Benefit of Strategic Working Capital Fund, L.P. (20)
10.49	Funds Escrow Agreement with Strategic Working Capital Fund, L.P. (20)
10.50	Severance Agreement, dated September 8, 2006, between the Company and Sandra Anderson (21)
10.51	Stock Purchase Agreement, dated September 5, 2006, between the Company and Noah Anderson (21)
10.52	Asset Purchase Agreement, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.53	Stock Purchase Agreement, executed October 13, 2006, between the Company and Independence Blue Cross (22)
10.54	Existing Samples Purchase Agreement, executed October 13, 2006, between the Company and Independence Blue Cross (22)
10.55	Registration Rights Agreement, executed October 13, 2006, between the Company and Independence Blue Cross (22)
10.56	Existing Samples Purchase Agreement, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.57	Bill of Sale, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.58	Assumption Agreement, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.59	Trademark Assignment, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.60	Non-Competition Agreement, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.61	Office Sublease, executed October 13, 2006, between the Company and CorCell, Inc. (22)
10.62	Employment Agreement Assignment, executed October 13, 2006, between the Company and Bruce Ditnes (22)
10.63	Employment Agreement Assignment, executed October 13, 2006, between the Company and Jill Hutt (22)
10.64	Employment Agreement Assignment, executed October 13, 2006, between the Company and Antonia Lafferty (22)
10.65	Employment Agreement Assignment, executed October 13, 2006, between the Company and Marcia Laleman (22)
10.66	Employment Agreement Assignment, executed October 13, 2006, between the Company and Marion Malone (22)
10.67	Employment Agreement Assignment, executed October 13, 2006, between the Company and George Venianakis (22)
10.68	Technology License Agreement, executed October 13, 2006, between the Company and Vita34AG (22)
10.69	Agreement by and between Cord Blood America, Inc and Cornell Capital Partners, LP executed October 13, 2006 (23)
10.70	Promissory Note dated October 23, 2006 between the Company and Bergen Regional Community Blood Services (24)
10.71	Stock Pledge, Escrow and Security Agreement dated October 23, 2006 for the benefit Bergen Regional Community Blood Services (25)
10.72	Placement Agency Agreement, dated December 18, 2006, by and between the Company and Stonegate Securities, I IInc. (26)
10.73	Consulting Agreement dated June 1, 2007, by and between Cord Blood America, Inc. and Midtown Partners & Co., LLC (27)
10.74	Exclusive Consulting Agreement, dated May 21, 2007, by and between Cord Blood America, Inc. and Jean R. Fuselier, Sr. (27)
10.75	Exclusive Consulting Agreement, dated May 21, 2007, by and between Fuselier Holding, LLC and Cord Blood America, Inc. (27)
10.76	Promissory Note in the amount of $121,500 to Stephanie Schissler (28)
10.77	Promissory Note in the amount of $76,950 to Stephanie Schissler (28)
10.78	Promissory Note in the amount of $25,650 to Matthew L. Schissler (28)

10.79	Pledge Agreement, dated September 28, 2007, between Cord Blood America, Inc., and Stephanie Schissler, relating to a note in the amount of $121,500 (28)
10.80	Pledge Agreement, dated September 28, 2007, between Cord Blood America, Inc., and Stephanie Schissler, relating to a note in the amount of $76,950 (28)
10.81	Pledge Agreement, dated September 28, 2007, between Cord Blood America, Inc., and Matthew L. Schissler (28)
10.82	Asset Purchase Agreement, dated August 20, 2007, among Cord Partners, Inc., Cord Blood America, Inc., and CureSource, Inc. (29)
10.83	Form of Senior Convertible Note (30)
10.84	Form of Warrant to Purchase Common Stock (30)
10.85	Secured Original Issue Discount Debenture, by CorCell (30)
10.86	Common Stock Purchase Warrant, dated November 26, 2007, by Cord Blood America, Inc. (30)
10.87	Securities Purchase Agreement, dated November 26, 2007, by and among Cord Blood America, Inc., Enable Growth Partners LP, and the other Purchasers (30)
10.88	Security Agreement, dated November 26, 2007, among Cord Blood American, Inc. and the Purchasers (30)
10.89	Registration Rights Agreement, dated November 26, 2007, among Cord Blood America, Inc. and the Purchasers (30)
10.90	Second Amendment, dated November 26, 2007, to the Securities Purchase Agreement, dated as of February 14, 22007, as amended by the First Amendment, dated as of
April 9, 2007, by and among CorCell, Cord Blood America, Inc., and Shelter Island (30)
10.91	CorCell Security Agreement, dated as of November 26, 2007, by and between Cord Blood America, Inc., and Shelter Island (30)
10.92	Put Option Agreement, dated as of November 26, 2007, by and between Cord Blood America, Inc. and Shelter Island (30)
10.93	Subordination Agreement, dated November 26, 2007, by and between Cord Blood America, Inc., CorCell, Career Channel, Inc., the Purchasers and Shelter Island (30)
10.94	Manufacturing Support Services Agreement, dated August 1, 2007, by and between Cord Blood American, Inc. and Progenitor Cell Therapy, LLC (31)
10.95	Form of Sublease, dated October 1, 2006, by and between CorCell, Inc. and Cord Blood America, Inc. (31)
10.96	Securities Purchase Agreement between the Company and Tangiers dated June 27, 2008 (32)
10.97	Registration Rights Agreement between the Company and Tangiers dated June 27, 2008 (32)
10.98	Waiver Letter, dated May 22, 2008, by and among the Company and Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, ena. (33)
10.99
Fourth Amendment to Securities Purchase Agreement, dated June 3, 2008, by and among CorCell, Ltd., the  Company, Career Channel, Inc., a Florida corporation d/b/a Rainmakers International, and Shelter Island

Opportunity Fund, LLC (33)

10.100	Form of Common Stock Purchase Warrant to Purchase Shares of Common Stock of the Company (33)
10.101	Form of Lock-Up Agreement. (33)
10.102	7% Convertible Debenture, dated October 28, 2008 (34)
10.103	Amendment No. 1 to Securities Purchase Agreement, dated November 25, 2008 (35)
10.104	Amendment No. 1 to Securities Purchase Agreement filed herewith dated January 22, 2009 (36)
10.105	Employment Agreement between the Company and Joseph Vicente
10.106	Amendment Agreement, dated as of February 20, 2009, by and among Shelter Island Opportunity Fund, LLC, Corcell Ltd. and Cord Blood America, Inc. (39)
10.107	Lease for Las Vegas Facility
10.108	2010 Flexible Stock Option Plan
10.109	Compensatory Arrangement for Certain Officers Effective December 31, 2009, Stock Options (42)
10.110	Convertible Promissory Note Executed January 6, 2010 between Cord Blood America, Inc. and JMJ Financial (43)
10.111	Entered on March 24, 2010 into Investment Agreement to Acquire Majority Interest in Stellacure (44)
10.112	Convertible Promissory Note Executed March 24, 2010 between CBAI and JMJ Financial (45)
10.113	Convertible Promissory Note Executed March 26, 2010 between CBAI and JMJ Financial (46)
10.114	Compensatory Arrangement for Certain Officers Executed July 1, 2010. Stock Options (47)
10.115	Senior Secured Note Agreement between Cord Blood America, Inc. and Shelter Island Opportunity Fund Executed July 21, 2010. (48)
10.116	Executed Stock Purchase Agreement on September 20, 2010 to Acquire Majority Interest in BioCordcell Argentina, SA. (49)
10.117	Entered into a Letter of Intent to Acquire Assets of Cryo-Cell De Mexico on December 3, 2010 (50)
10.118	On March 20, 2011 Cord Blood America, Inc. Entered into a Note and Warrant Purchase Agreement with St. George Investments. (51)
10.119	On January 12, 2011, Cord Blood America, Inc, Entered into a Convertible Promissory Note with JMJ Financial and a Liquidated Damages Agreement (52).
10.120	On January 19, 2011, Cord Blood America, Inc. Entered into a Liquidated Damages Agreement with Tangiers Capital, LLC. (53)
10.121	Convertible Promissory Note Executed October 7, 2010 between CBAI and JMJ Financial. (55)
10.122	Convertible Promissory Note Executed January 12, 2011 between CBAI and JMJ Financial. (56)
21	List of Subsidiaries (37)
23.1	Consent of Independent Registered Public Accounting Firm Rose, Snyder & Jacobs (filed herewith).
23.2	Consent of Legal Counsel (included in Exhibit 5.1)
———————

(1)	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004.

(2)	Filed as an exhibit to Amendment No. 1 to Form 10-SB filed on August 23, 2004.

(3)	Filed as an exhibit to Amendment No. 2 to Registration Statement on Form 10-KSB filed on October 6, 2004.

(4)	Filed as an exhibit to Current Report on Form 8-K filed on January 17, 2005.

(5)	Filed as an exhibit to Current Report on Form 8-K filed on March 1, 2005.

(6)	Filed as an exhibit to Current Report on Form 8-K filed on March 28, 2005.

(7)	Filed as an exhibit to Current Report on Form 8-K filed on May 2, 2005.

(8)	Filed as an exhibit to Current Report on Form 8-K filed on May 3, 2005.

(9)	Filed as an exhibit to Current Report on Form 8-K filed on June 24, 2005.

(10)	Filed as an exhibit to Current Report on Form 8-K filed on July 7, 2005.

(11)	Filed as an exhibit to Current Report on Form 8-K filed on July 21, 2005.

(12)	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005.

(13)	Filed as an exhibit to Current Report on Form 8-K filed on December 23, 2005.

(14)	Filed as an exhibit to Current Report on Form 8-K filed on January 6, 2006.

(15)	Filed as an exhibit to Current Report on Form 8-K filed on January 18, 2006.

(16)	Filed as an exhibit to Current Report on Form 8-K filed on February 8, 2006.

(17)	Filed as an exhibit to Current Report on Form 8-K filed on May 5, 2006.

(18)	Filed as an exhibit to Current Report on Form 8-K filed on June 1, 2006.

(19)	Filed as an exhibit to Current Report on Form 8-K filed on June 29, 2006.

(20)	Filed as an exhibit to Current Report on Form 8-K filed on August 2, 2006.

(21)	Filed as an exhibit to Current Report on Form 8-K filed on September 11, 2006.

(22)	Filed as an exhibit to Current Report on Form 8-K filed on October 13, 2006.

(23)	Filed as an exhibit to Current Report on Form 8-K filed on October 17, 2006.

(24)	Filed as an exhibit to Current Report on Form 8-K filed on October 27, 2006.

(25)	Filed as an exhibit to Current Report on Form 8-K filed on October 23, 2006.

(26)	Filed as an exhibit to Current Report on Form 8-K filed on December 29, 2006.

(27)	Filed as an exhibit to Current Report on Form 8-K filed on June 6, 2007.

(28)	Filed as an exhibit to Current Report on Form 8-K filed on October 3, 2007.

(29)	Filed as an exhibit to Current Report on Form 8-K filed on August 21, 2007.

(30)	Filed as an exhibit to Current Report on Form 8-K filed on November 30, 2007.

(31)	Filed as an exhibit to Registration Statement on Form SB-2 filed on December 28, 2007.

(32)	Filed as an exhibit to Current Report on Form 8-K filed on July 3, 2008.

(33)	Filed as an exhibit to Current Report on Form 8-K filed on June 3, 2008.

(34)	Filed as an exhibit to Current Report on Form 8-K filed on November 17, 2008

(35)	Filed as an exhibit to Current Report on Form 8-K filed on December 5, 2008

(36)	Filed as an exhibit to Registration Statement on Form S-1 filed on January 23, 2009

(37)	Files as an exhibit to Registration Statement on Form SB-2 filed on January 25, 2008

(38)	Filed as exhibit to Current Report on Form 8-K filed on August 29, 2008

(39)	Filed as an exhibit to the Current Report on Form 8-K filed on February 26, 2009

(40)	Filed as an exhibit to the Current Report on Form 8-K filed on March 31, 2009

(41)	Filed as an exhibit to Current Report on Form S-8 filed on December 30, 2009

(42)	Filed as an exhibit to Current Report on Form 8K filed on January 7, 2010

(43)	Filed as an exhibit to Current Report on Form 8K/A filed on January 12, 2010

(44)	Filed as an exhibit to Current Report on Form 8K filed on March 29, 2010

(45)	Filed as an exhibit to Current Report on Form 8K filed on March 29, 2010

(46)	Filed as an exhibit to Current Report on Form 8K filed on March 29, 2010

(47)	Filed as an exhibit to Current Report on Form 8K filed on July 7, 2010

(48)	Filed as an exhibit to Current Report on Form 8K filed on August 4, 2010

(49)	Filed as an exhibit to Current Report on Form 8K filed on September 23, 2010

(50)	Filed as an exhibit to Current Report on Form 8K filed on December 8, 2010

(51)	Filed as an exhibit to Current Report on Form 8K filed on March 21, 2011

(52)	Filed as an exhibit to Current Report on Form 8K filed on March 21, 2011

(53)	Filed as an exhibit to Current Report on Form 8K filed on March 21, 2011

(54)	Filed as an exhibit to Form 10Q filed on May 23, 2011

(55)	Filed as an exhibit to Form 10-Q filed on November 22, 2010

(56)	Filed as an exhibit to Current Report on From 8K filed on March 21, 2011

ITEM 17.   UDERTAKINGS

(A)	The undersigned Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the  18th day of July 2011.

CORD BLOOD AMERICA, INC.

By:	/s/ Matthew L. Schissler
Matthew L. Schissler
Chief Executive Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Chairman of the Board

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Matthew Schissler as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Matthew L. Schissler	Chairman of the Board and Principal Executive Officer and Principal Financial Officer, Principal Accounting Officer	July 18 , 2011
Matthew L. Schissler

/s/ Joseph Vicente	Vice President and Director	July 18 , 2011
Joseph Vicente	Chief Operations Officer

/s/ Timothy McGrath	Director	July 18 , 2011
Timothy McGrath